As filed with the Securities and Exchange Commission on September 29, 2003
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLATO Learning, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8742	36-3660532
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10801 Nesbitt Avenue South

Bloomington, Minnesota 55437
(952) 832-1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Murray

President and Chief Executive Officer
PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
(952) 832-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Leland E. Hutchinson Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	Steven M. Przesmicki Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the proposed merger described in the joint proxy statement/prospectus, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all conditions to the closing of such merger.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered(1)	offering price per share	aggregate offering price(2)	registration fee(3)

Common Stock, par value $0.01 per share	Not applicable	Not applicable	$50,254,888.64	$4,065.62

(1)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum aggregate offering price, and the number of shares being registered has been omitted.

(2)	Reflects the market price of the common stock of Lightspan, Inc. computed in accordance with Rule 457(f)(1) and 457(c) under the Securities Act, based upon the average of the high and low sale prices of the Lightspan, Inc. common stock as quoted on the Nasdaq National Market on September 22, 2003. The proposed maximum aggregate offering price is estimated solely to determine the registration fee.

(3)	Calculated by multiplying 0.0000809 by the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

Subject to Completion, dated September 29, 2003

JOINT PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

     The boards of directors of PLATO Learning, Inc. and Lightspan, Inc. have approved the acquisition of Lightspan by PLATO in a merger. In order to complete the merger, we must each obtain the approval of our stockholders. If the merger is completed, a wholly-owned subsidiary of PLATO will merge with and into Lightspan and Lightspan will become a wholly-owned subsidiary of PLATO. In the merger, each share of common stock of Lightspan will be converted into a number of shares of PLATO common stock expected to range from 1.330 to 1.685 shares based upon the stock market value of PLATO common stock for a period prior to the closing of the merger (which is subject to increase pursuant to the merger agreement, see “The Merger Agreement-Repricing Option” section of the document beginning on page 58), plus cash in lieu of fractional shares. PLATO common stock is traded on the Nasdaq National Market under the symbol “TUTR.”

     Subject to the limitations and qualifications summarized in the “The Merger — Material United States Federal Income Tax Considerations” section of this document beginning on page 53, the merger will be tax-free to PLATO stockholders and Lightspan stockholders, except to the extent of any cash received by Lightspan stockholders in the merger. ALL STOCKHOLDERS ARE URGED TO REVIEW THE ABOVE-REFERENCED SECTION OF THIS DOCUMENT AND CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER.

     PLATO has scheduled a special meeting of its stockholders on                           , 2003, to vote on the merger proposal at its headquarters located at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, and Lightspan has scheduled a special meeting of its stockholders on                          , 2003, to vote on the merger proposal at The Radisson Hotel, 3299 Holiday Court, La Jolla, CA 92037. Regardless of the number of shares that you own or whether you plan to attend a meeting, it is important that your shares be represented and voted. Voting instructions are inside.

     PLATO’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of PLATO and its stockholders. Accordingly, PLATO’s board of directors recommends that PLATO stockholders vote to approve the issuance of shares of PLATO common stock pursuant to the merger agreement.

     Similarly, Lightspan’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of Lightspan and its stockholders. Accordingly, Lightspan’s board of directors recommends that Lightspan stockholders vote to adopt the merger agreement.

     If the merger is approved, the number of PLATO full-time employees will increase from approximately 497 to approximately 670 after giving effect to the merger. Accordingly, the board of directors of PLATO has also approved an amendment to the PLATO Learning, Inc. 2002 Stock Plan to increase the number of shares reserved for issuance under this plan from 1,700,000 to 3,700,000 and to make other amendments intended to provide additional clarity and reflect current market practices of similarly situated companies. The proposed amendments are more fully discussed in the “Adoption of Amendment to PLATO Learning Inc. 2002 Stock Plan” section of this document beginning on page 80. The PLATO board of directors recommends that its stockholders vote FOR this amendment. Approval of the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan is not a condition to completion of the merger.

     This document provides you with detailed information about the proposed merger and the amendment to the PLATO Learning, Inc. 2002 Stock Plan. We encourage you to read this entire document carefully.

     See “Risk Factors” beginning on page 18 of this document for a discussion of various risks you should consider in evaluating the merger.

     We believe that this merger will benefit each of our stockholders and we ask for your support in voting for the merger proposal at each company’s special meeting.

John Murray

President and Chief Executive Officer
PLATO Learning, Inc.
John T. Kernan
Chairman and Chief Executive Officer
Lightspan, Inc.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated                          , 2003, and is first being mailed to PLATO and Lightspan stockholders on or about                         , 2003.

PLATO LEARNING, INC.

10801 NESBITT AVENUE SOUTH
BLOOMINGTON, MINNESOTA 55437

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                           , 2003

To PLATO Learning, Inc. stockholders:

      You are cordially invited to attend a special meeting of stockholders of PLATO Learning, Inc. for the following purposes:

•	To consider and vote on a proposal to approve the issuance of shares of PLATO common stock under an Agreement and Plan of Merger, dated as of September 9, 2003, among PLATO, LSPN Merger Corp., a wholly-owned subsidiary of PLATO, and Lightspan, Inc. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

•	To consider and vote upon a proposal to amend the PLATO Learning, Inc. 2002 Stock Plan as described in the joint proxy statement/prospectus accompanying this notice. A copy of the proposed PLATO Learning, Inc. 2002 Stock Plan, as amended by the First Amendment, is attached as Annex D to the joint proxy statement/ prospectus accompanying this notice; and

•	To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.

      The date, time and place of the meeting are as follows:

                          , 2003

9:00 a.m., local time
PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota, 55437

      Only stockholders of record at the close of business on                           , 2003 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. PLATO will keep at its offices in Bloomington, Minnesota a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the ten days before the meeting. As of                           , 2003, there were                 shares of PLATO common stock outstanding. Each share of PLATO common stock is entitled to one vote on each matter properly brought before the meeting.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY IN ANY ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

•	USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

•	COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

      You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus. If you attend the special meeting of stockholders, you may vote your shares in person even if you have previously submitted a proxy.

      The board of directors of PLATO unanimously recommends that you vote to approve each of the proposals listed above, all of which are described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

Steven R. Schuster Secretary

Bloomington, Minnesota

                          , 2003

LIGHTSPAN, INC.

10140 CAMPUS POINT DRIVE
SAN DIEGO, CALIFORNIA 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                           , 2003

To Lightspan, Inc. stockholders:

      You are cordially invited to attend a special meeting of stockholders of Lightspan, Inc. for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated September 9, 2003, among PLATO Learning, Inc., LSPN Merger Corp., a wholly-owned subsidiary of PLATO, and Lightspan. A copy of the merger agreement is attached as Annex A to the joint proxy statement/ prospectus accompanying this notice. Approval and adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement; and

•	To transact other business as may properly be presented at the meeting or any postponements or adjournments of the meeting.

      The date, time and place of the meeting are as follows:

                          , 2003

9:00 a.m., local time
The Radisson Hotel
3299 Holiday Court
La Jolla, CA 92037

      Only stockholders of record at the close of business on                           , 2003 are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting. Lightspan will keep at its offices in San Diego, California a list of stockholders entitled to vote at the meeting available for inspection for any purpose relevant to the meeting during normal business hours for the ten days before the meeting. As of                                   , 2003, there were                  shares of Lightspan common stock outstanding. Each share of Lightspan common stock is entitled to one vote on each matter properly brought before the meeting.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY IN ANY ONE OF THE FOLLOWING WAYS:

•	USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD;

•	USE THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR

•	COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

      You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus. If you attend the special meeting of stockholders, you may vote your shares in person even if you have previously submitted a proxy.

      The board of directors of Lightspan unanimously recommends that you vote to approve each of the proposals listed above, all of which are described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors,

Michael A. Sicuro Secretary

San Diego, California

                          , 2003

ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
PLATO Selected Historical Consolidated Financial Data
Comparative Per Share Data
Comparative Market Price and Dividend Information
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE PLATO SPECIAL MEETING
THE LIGHTSPAN SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
INTERESTS OF CERTAIN PERSONS IN THE MERGER
COMPARISON OF RIGHTS OF HOLDERS OF PLATO COMMON STOCK AND LIGHTSPAN COMMON STOCK
ADOPTION OF AMENDMENT TO PLATO LEARNING, INC. 2002 STOCK PLAN
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS
PLATO LEARNING, INC. UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET
UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS
ANNEX A MERGER AGREEMENT

LIST OF EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
WITNESSETH
PART II:
SIGNATURES
EXHIBIT INDEX
Consent of PricewaterhouseCoopers LLP
Consent of Ernst & Young LLP
Consent of Lehman Brothers
Consent of U.S. Bancorp Piper Jaffray

ii

Page

Other Additional Agreements	66
Conditions to the Consummation of the Merger	67
Termination	68
Termination Fees	69
Amendment; Extension and Waiver	70
Related Agreements	70
INTERESTS OF CERTAIN PERSONS IN THE MERGER	73
Interests of PLATO Directors and Officers in the Merger	73
Recent Developments of PLATO	73
Interests of Lightspan Directors and Officers	74
Recent Developments of Lightspan	75
COMPARISON OF RIGHTS OF HOLDERS OF PLATO COMMON STOCK AND LIGHTSPAN COMMON STOCK	76
ADOPTION OF AMENDMENT TO PLATO LEARNING, INC. 2002 STOCK PLAN	80
LEGAL MATTERS	86
EXPERTS	86
WHERE YOU CAN FIND MORE INFORMATION	86
INDEX TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS	F-1

ANNEXES
ANNEX A
Merger Agreement
ANNEX B
Opinion of PLATO’s Financial Advisor
ANNEX C
Opinion of Lightspan’s Financial Advisor
ANNEX D
PLATO Learning, Inc. 2002 Stock Plan, as Amended by the First Amendment

iii

ADDITIONAL INFORMATION

      This joint proxy statement/prospectus incorporates by reference important business and financial information about PLATO and Lightspan that is not included in or delivered with this document. See “Where You Can Find More Information” beginning on page 86.

      You can obtain any of the documents incorporated by reference into this document from PLATO or Lightspan, respectively, or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from PLATO or Lightspan, respectively, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this document. You may obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the applicable company as follows:

PLATO Learning, Inc. 10801 Nesbitt Avenue South Bloomington, Minnesota 55437 Attention: Investor Relations Telephone: (952) 832-1000	Lightspan, Inc. 10140 Campus Point Drive San Diego, California 92121 Attention: Investor Relations Telephone: (858) 824-8000

      If you would like to request documents incorporated by reference, please do so by                        , 2003, to receive them before your company’s special meeting. Please be sure to include your complete name and address in your request. If you request any documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      This joint proxy statement/prospectus is accompanied by a copy of Lightspan’s Annual Report on Form 10-K, as amended, for the year ended January 31, 2003, as filed with the Securities and Exchange Commission on April 29, 2003 and May 29, 2003, and Lightspan’s latest Quarterly Report on Form 10-Q for the quarter ended July 31, 2003, as filed with the Securities and Exchange Commission on September 12, 2003. The enclosed 10-K and 10-Q of Lightspan include important business and financial information about Lightspan that is not included in this document. See “Where You Can Find More Information” beginning on page 86.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are PLATO and Lightspan proposing the merger?

A:	PLATO and Lightspan believe that the merger of Lightspan with PLATO presents a unique opportunity to enhance stockholder value and that the merger will allow the combined company to offer two strong and complimentary brands that will significantly enhance its K-12 district-level and post-secondary selling efforts. The combination of PLATO and Lightspan creates a significant elementary product offering with potent brand recognition. It also unites Lightspan’s Academic Systems products with PLATO’s community college products to establish the largest provider of on-line content for under-prepared college students. In addition, the merger of sales forces is expected to provide critical mass for servicing elementary, secondary, district level, and colleges across all product lines and services. We believe these advantages, plus the potential elimination of significant duplicate costs, will provide greater earnings and cash flow potential for the combined company, and ultimately greater value to each company’s stockholders.

Q:	What do I need to do now?

A:	After you carefully read this document, mail your signed proxy card in the enclosed return envelope, or submit your proxy by telephone or on the Internet, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is recorded, please vote your proxy as instructed on your proxy card even if you currently plan to attend your company’s special meeting in person.

Q:	What vote is required from the PLATO stockholders to approve issuance of shares of PLATO common stock in the merger?

A:	The merger cannot be completed without the approval of at least a majority of the votes cast by the holders of PLATO common stock (in person or by proxy) at the PLATO special meeting, as long as a quorum, which is a majority of the shares outstanding, is present (in person or by proxy) at the PLATO special meeting.

Q:	What vote is required from the PLATO stockholders to approve the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan?

A:	Amending the PLATO Learning, Inc. 2002 Stock Plan requires the affirmative vote of at least a majority of the outstanding shares of PLATO common stock present (in person or by proxy) and entitled to vote at the PLATO special meeting, as long as a quorum, which is a majority of the shares outstanding, is present (in person or by proxy) a the PLATO special meeting.

Q:	What vote is required from the Lightspan stockholders to approve the merger and adopt the merger agreement?

A:	The merger cannot be completed without the approval of the holders (in person or by proxy) of at least a majority of the outstanding shares of Lightspan common stock at the Lightspan special meeting.

Q:	Why is my vote important?

A:	If you do not return your proxy card or submit your proxy by telephone or through the Internet or vote in person at your company’s special meeting, it will be more difficult for PLATO and Lightspan to obtain the necessary quorum to hold their special meetings. In addition, if you are a PLATO stockholder, a failure to vote will reduce the number of affirmative votes required to approve the issuance of shares of PLATO common stock in the merger and to approve the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan. If you are a PLATO stockholder and you “abstain” from voting, your abstention will reduce the number of affirmative votes required to approve the issuance of shares of PLATO common stock in the merger, and have the same effect as a vote against the amendment to the PLATO Learning, Inc. 2002 Stock Plan. Approval of the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan is not a condition to completion of the merger. If you are a Lightspan stockholder, a failure to vote, or an abstention from voting, will have the same effect as a vote against the adoption of the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote them on either the adoption of the merger agreement by Lightspan stockholders or the approval of the issuance of shares of PLATO common stock in the merger and the amendment to the PLATO Learning, Inc. 2002 Stock Plan by PLATO stockholders.

You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the respective special meeting but will not count as a vote cast at the special meeting. With respect to the PLATO special meeting, broker “non-votes” will reduce the number of affirmative votes required to approve the issuance of shares of PLATO common stock in the merger and to approve the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan. With respect to the Lightspan special meeting, broker “non-votes” will have the same effect as negative votes.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at your company’s special meeting. You can do this in one of three ways:

•	timely delivery of a valid, later-dated proxy by mail, or a later-dated proxy by telephone or Internet;

•	written notice to your company’s Secretary before the special meeting that you have revoked your proxy; or

•	voting by ballot at either the PLATO special meeting or the Lightspan special meeting.

If you have instructed a broker to vote your shares, you must follow directions from your broker to change those instructions.

Q:	When and where are the special meetings?

A:	The PLATO special meeting will take place on , 2003, at its headquarters at 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437, at 9:00 a.m. local time. The Lightspan special meeting will take place on , 2003, at The Radisson Hotel, 3299 Holiday Court, La Jolla, CA 92037, at 9:00 a.m. local time.

Q:	What will Lightspan stockholders receive in the merger?

A:	Following the merger:

•	Lightspan stockholders will receive, in exchange for each share of Lightspan common stock, an aggregate amount of fully paid and nonassessable shares of PLATO common stock equal to the exchange ratio. The exchange ratio is dependent on the PLATO stock market value. If the PLATO stock market value is equal to or greater than $6.23, but less than $7.89, then the exchange ratio will equal $10.50 divided by the PLATO stock market value, which results in Lightspan stockholders receiving in the aggregate approximately $51.2 million in PLATO common stock. If the PLATO stock market value is equal to or greater than $7.89, then the exchange ratio will be 1.330. If the PLATO stock market value is less than $6.23, then the exchange ratio will be 1.685; provided, however, that if the PLATO stock market value is less than $5.50, Lightspan may terminate the merger agreement unless PLATO agrees to increase the exchange ratio as provided in the merger agreement. PLATO stock market value is the volume-weighted average of the per share closing prices of PLATO common stock on the Nasdaq National Market System on each of the 15 trading days prior to the date of the merger.

•	Instead of fractional shares of PLATO common stock, Lightspan stockholders will receive cash.

•	Each outstanding option to purchase Lightspan common stock with an exercise price less than (i) the PLATO stock market value multiplied by (ii) the exchange ratio will automatically be converted into the right to receive an aggregate amount of shares of PLATO common stock as if such option had been exercised (on a “net-exercise” basis) immediately prior to the closing of the merger.

•	Each outstanding option to purchase Lightspan common stock with an exercise price equal to or greater than (i) the PLATO stock market value multiplied by (ii) the exchange ratio will automatically be cancelled. However, each holder of an option to purchase Lightspan common stock that is cancelled pursuant to the merger and that had an exercise price equal to or greater than (i) the PLATO stock market value multiplied by (ii) the exchange ratio and less than or equal to $12.50, automatically will be granted, following the merger, an option to purchase PLATO common stock exercisable for a period of twelve months from closing of the merger. The number of shares covered by and the per share exercise price of the new option will be equivalent to the cancelled option, as adjusted for the exchange ratio in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, PLATO will send Lightspan stockholders written instructions for exchanging their stock certificates. PLATO stockholders will keep their existing stock certificates.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger by December 1, 2003. However, it is possible that factors outside of our control could require us to complete the merger at a later time or not complete it at all. We hope to complete the merger as soon as reasonably possible.

Q:	Will PLATO stockholders receive any shares as a result of the merger?

A:	No. PLATO stockholders will continue to hold the PLATO shares they currently own.

Q:	Who do I call if I have questions about the special meetings or the merger?

A:	PLATO stockholders may call Gaye Vollrath, (952) 832-1000.

Lightspan stockholders may call Michael A. Sicuro, (858) 824-8000.

SUMMARY

      This summary highlights some of the information in this joint proxy statement/ prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 86 for more details. We have included page references directing you to a more complete description of each item presented in this summary.

The Companies (Pages 73 and 75)

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
(952) 832-1000

      PLATO is an educational software company that enhances the learning process by providing computer-based and e-learning instruction and related services and by offering basic to advanced level courseware in reading, writing, math, science, and life and job skills. The PLATO® Learning System and PLATO® Web Learning Network provide more than 4,000 hours of objective-based, problem solving courseware and include assessment, alignment, and management tools to facilitate the learning process. PLATO courseware is delivered:

•	via networks;

•	CD-ROM;

•	private intranets; and

•	the Internet.

      PLATO courseware is primarily marketed to elementary, middle and high schools. We also sell to colleges, job training programs, correctional institutions, military education programs, corporations and consumers.

      PLATO was incorporated in June 1989 as Edu Corp. In October 1992 PLATO changed its name to TRO Learning, Inc. and in March 2000 PLATO changed its name to PLATO Learning, Inc. Its operations are comprised of the PLATO Learning, Inc. business and the business of its wholly-owned subsidiaries, PLATO, Inc., CyberEd, Inc., Teachmaster Technologies, Inc., NetSchools Corporation, PLATO Learning (Canada) Inc., in Canada, and PLATO Learning (UK) Ltd., in the United Kingdom. PLATO’s principal business offices are located at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437; Telephone: (952) 832-1000.

Lightspan, Inc.
10140 Campus Point Drive
San Diego, California 92121
(858) 824-8000

      Lightspan’s curriculum-based educational software consists of its Lightspan Achieve Now and Academic software. Lightspan Achieve Now is the media-rich, interactive CD-ROM-based software for students in schools in kindergarten through eighth grade that covers the core curriculum of language arts, reading and math. Lightspan’s technology, delivery system and content help increase student interest in learning, parental involvement in their children’s education, and productive interaction among teachers, parents and students. Lightspan’s Academic software is also CD-ROM-based and serves the college market with an English and mathematics curriculum designed to meet the needs of under-prepared college students. Lightspan’s fee-based online subscription products consist of The Lightspan Network, which provides curriculum-based content correlated to state academic standards, and the Lightspan Reading Center, which is a complete online reading program that supports student achievement and helps educators make more informed instructional decisions. Assessment products are offered through Lightspan eduTest Assessment, with proprietary test questions, covering language arts, mathematics and science, allowing educators to assess their students’ progress in the classroom. The results can be analyzed at the school district and school levels, and the classroom.

      Lightspan’s products and services are sold to school districts primarily by a direct field sales force and an internal sales organization and are supported by it’s professional development team who assist in implementing its curricula in schools.

The Merger (Page 32)

      In the merger, a wholly-owned subsidiary of PLATO will merge with and into Lightspan and Lightspan will become a wholly-owned subsidiary of

PLATO. The merger agreement is attached as Annex A to this joint proxy statement/prospectus and we encourage you to read it carefully.

What You Will Receive in the Merger (Page 57)

      In the merger, each share of Lightspan common stock will be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of PLATO common stock equal to the exchange ratio. The exchange ratio is dependent on the PLATO stock market value. If the PLATO stock market value is equal to or greater than $6.23, but less than $7.89, then the exchange ratio will equal $10.50 divided by the PLATO stock market value, which will result in Lightspan stockholders receiving in the aggregate approximately $51.2 million in PLATO common stock. If the PLATO stock market value is equal to or greater than $7.89, then the exchange ratio will be 1.330. If the PLATO stock market value is less than $6.23, then the exchange ratio will be 1.685; provided, however, that if the PLATO stock market value is less than $5.50, Lightspan may terminate the merger agreement unless PLATO agrees to increase the exchange ratio as provided in the merger agreement. PLATO stock market value is the volume-weighted average of the per share closing prices of PLATO common stock on the Nasdaq National Market System on each of the 15 trading days prior to the date of the merger.

      In addition, Lightspan stockholders will receive cash instead of any fractional shares of PLATO common stock to which they are otherwise entitled.

      Each outstanding option to purchase Lightspan common stock with an exercise price less than (i) the PLATO stock market value multiplied by (ii) the exchange ratio will automatically be converted into the right to receive an aggregate amount of shares of PLATO common stock as if such option had been exercised on a “net-exercise” basis, immediately prior to the closing of the merger.

      Each outstanding option to purchase Lightspan common stock with an exercise price equal to or greater than (i) the PLATO stock market value multiplied by (ii) the exchange ratio will automatically be cancelled. However, each holder of an option to purchase Lightspan common stock that is cancelled pursuant to the merger and that had an exercise price equal to or greater than (i) the PLATO stock market value multiplied by (ii) the exchange ratio and less than or equal to $12.50, automatically will be granted, following the merger, an option to purchase PLATO common stock exercisable for a period of twelve months from closing of the merger. The number of shares covered by and the per share exercise price of the new option will be equivalent to the cancelled option, as adjusted for the exchange ratio in the merger.

      Each warrant to purchase Lightspan common stock outstanding immediately before the completion of the merger will automatically become a warrant to purchase shares of PLATO common stock on the same terms and conditions as were applicable under the Lightspan warrants. The number of shares of PLATO common stock for which a warrant is exercisable and the per share exercise price will be adjusted for the exchange ratio in the merger.

Ownership of PLATO After the Merger

      PLATO and Lightspan expect that the number of shares of PLATO common stock issued to Lightspan stockholders in the merger will constitute between approximately 28% and 33% of the outstanding common stock of PLATO after the merger dependent upon the PLATO stock market value. If the PLATO stock market value is less than $5.50 and PLATO, in its sole discretion, agrees to increase the exchange ratio as provided in the merger agreement, Lightspan stockholders could receive more than 33% of the outstanding common stock of PLATO after the merger. See “The Merger Agreement — The Exchange Ratio and Treatment of Securities” beginning on page 57.

Stockholder Votes Required (Pages 27 and 30)

For PLATO Stockholders:

      Approval of the proposal to issue shares of PLATO common stock in the merger requires the affirmative vote of at least a majority of the votes cast by the holders of PLATO common stock (in person or by proxy) as long as a quorum, which is a majority of the shares outstanding, is present at the PLATO special meeting in person or by proxy. Approval of the proposal to issue shares of PLATO common stock in the merger is a condition to the completion of the merger. Therefore, if stockholders wish to have the merger completed, they must approve the proposal.

      Approval of the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan requires the affirmative vote of at least a majority of the outstanding shares of PLATO common stock present in person or represented by proxy at the PLATO special meeting and entitled to vote. Approval of the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan is not a condition to completion of the merger. Failure to approve this proposal will not prevent the merger from being completed.

      On the record date, directors and executive officers of PLATO and their affiliates had the right to vote                    shares of PLATO common stock, representing less than             % of the shares of PLATO common stock outstanding on the record date. To PLATO’s knowledge, directors and executive officers of PLATO and their affiliates intend to vote their common stock in favor of the proposal to issue shares of PLATO common stock in the merger and to approve the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan.

      John Murray, President and Chief Executive Officer of PLATO, who beneficially owns shares of PLATO common stock representing approximately 0.3% of the voting power of PLATO has entered into a voting agreement with Lightspan, in which Mr. Murray has agreed to vote in favor of the approval of the issuance of PLATO common stock pursuant to the terms of the merger. The voting agreement is attached to this joint proxy statement/prospectus as part of Annex A. You should read it in its entirety.

For Lightspan Stockholders:

      Adoption of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of Lightspan common stock. On the record date, directors and executive officers had the right to vote  shares of Lightspan common stock, representing less than           % of the outstanding shares of Lightspan common stock outstanding and entitled to vote at the special meeting. To Lightspan’s knowledge, directors and executive officers of Lightspan and their affiliates intend to vote their common stock in favor of the adoption of the merger agreement.

      John T. Kernan, Chairman and Chief Executive Officer of Lightspan, and Carl E. Zeiger, President and Chief Operating Officer of Lightspan, who beneficially own shares of Lightspan common stock representing in aggregate approximately 6.0% of the voting power of Lightspan, have entered into a voting agreement with PLATO, in which they have agreed to vote in favor of the approval of the merger and adoption of the merger agreement. The voting agreement is attached to this joint proxy statement/prospectus as part of Annex A. You should read it in its entirety.

Conditions to the Completion of the Merger (Page 67)

      The completion of the merger depends on the satisfaction or waiver of a number of conditions set forth in the merger agreement, including, but not limited to, the following:

•	the approval of the merger and the adoption of the merger agreement by the stockholders of Lightspan and the approval of the issuance of the shares of PLATO common stock in the merger by the stockholders of PLATO;

•	the approval of the shares of PLATO common stock to be issued to Lightspan stockholders in the merger for trading on the Nasdaq National Market;

•	the registration statement of which this joint proxy statement/prospectus is a part being declared effective by the Securities and Exchange Commission and the absence of any stop order suspending the effectiveness of the registration statement;

•	the appointment of John T. Kernan to PLATO’s board of directors;

•	the accuracy of all representations and warranties as of the date of the merger agreement and the closing date, as qualified in the merger agreement;

•	the performance or compliance in all material respects with all agreements and covenants set forth in the merger agreement;

•	the receipt of all consents and approvals of third parties as set forth in the merger agreement;

•	Lightspan shall not have received notice of the intent to terminate contracts representing more than 10% of Lightspan’s annual revenues;

•	the delivery to PLATO of a non-competition, non-solicitation and consulting agreement and a lock-up agreement executed by John T. Kernan, the forms of each of which are attached hereto as a part of Annex A, as set forth in the merger agreement;

•	the absence of any law, temporary restraining order, injunction or other order issued by a court that has the effect of making the merger illegal or otherwise prohibiting the merger;

•	the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	the receipt by PLATO of a legal opinion from Winston & Strawn LLP, and by Lightspan of a legal opinion from Cooley Godward LLP, that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended.

      At any time prior to the effective time of the merger, PLATO and Lightspan may, to the extent legally allowed, extend the time for performance of any of the obligations or other acts set forth in the merger agreement, waive any inaccuracies in the representations or warranties set forth in the merger agreement and waive compliance with any of the agreements or conditions set forth in the merger agreement.

      PLATO and Lightspan cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (Page 68)

      PLATO and Lightspan may terminate the merger agreement by mutual written consent.

      Either PLATO or Lightspan may terminate the merger agreement if:

•	the merger is not completed by December 31, 2003 but only if the party seeking termination did not fail to fulfill any obligation under the merger agreement that has been a material cause of the failure of the closing to occur on or before December 31, 2003;

•	any governmental entity issues a non-appealable final order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or fails to issue an order necessary to satisfy a closing condition to the merger and such failure becomes final and non-appealable;

•	the other party materially breaches or fails to perform any of the representations, warranties or covenants set forth in the merger agreement, and such breach or failure cannot be cured before December 31, 2003;

•	under certain circumstances, Lightspan takes action with respect to or pursues an unsolicited third-party acquisition proposal that is or may be superior to the merger with PLATO; or

•	Lightspan stockholders do not approve the merger and adopt the merger agreement or PLATO stockholders do not approve the issuance of shares of PLATO common stock pursuant to the merger agreement;

      PLATO may terminate the merger agreement if:

•	the Lightspan board of directors withdraws, modifies, qualifies or fails to make or reconfirm its recommendation to the Lightspan stockholders or Lightspan materially breaches its obligation to call a stockholders meeting; or

•	Lightspan willfully and materially breaches its non-solicitation obligations.

      Lightspan may terminate the merger agreement if:

•	the PLATO board of directors withdraws, modifies, qualifies or fails to make its recommendation to the PLATO stockholders or PLATO materially breaches its obligation to call a stockholders meeting; or

•	If the PLATO stock market value is less than $5.50 provided PLATO doesn’t elect to increase the exchange ratio as provided in the merger agreement.

Termination Fees (Page 69)

      Termination of the merger by PLATO under specified circumstances, including if Lightspan enters into or consummates a similar transaction with a third party, could result in Lightspan being required to pay to PLATO a termination fee in the amount of up to $1 million. The termination fee could discourage other companies from trying or proposing to combine with Lightspan.

      Termination of the merger by Lightspan under specified circumstances, including if PLATO’s board of directors withdraws, modifies, qualifies or fails to make its recommendation to the PLATO stockholders or PLATO materially breaches its obligation to call a stockholders meeting, could result in PLATO being required to pay to Lightspan a termination fee in the amount of $500,000.

Recommendation of PLATO’s Board of Directors

(Page 39)

      The PLATO board of directors has approved the merger agreement and the transactions contemplated thereby and has deemed the merger advisable and determined that the consideration to be paid by PLATO in the merger is fair and in the best interest of PLATO and its stockholders. The PLATO board of directors recommends that PLATO stockholders vote for the approval of the issuance of PLATO common stock in the merger.

Recommendation of Lightspan’s Board of Directors

(Page 41)

      The Lightspan board of directors has approved the merger agreement and the transactions contemplated thereby and believes that the terms of the merger agreement and the merger are fair to, and in the best interests of, Lightspan and its stockholders. The Lightspan board of directors recommends that the Lightspan stockholders approve the merger and adopt the merger agreement.

Opinion of PLATO’s Financial Advisor (Pages 41 to 48)

      In connection with the merger, the PLATO board of directors received a written opinion from Lehman Brothers as to the fairness, from a financial point of view, to PLATO of the consideration to be paid in the merger by PLATO. The full text of Lehman Brothers written opinion, dated September 9, 2003, is attached to this joint proxy statement/ prospectus as Annex B. PLATO and Lightspan encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Lehman Brother’s opinion is addressed to the PLATO board of directors and does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

Opinion of Lightspan’s Financial Advisor (Pages 48 to 53)

      In connection with the merger, the Lightspan board of directors received a written opinion from U.S. Bancorp Piper Jaffray as to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of Lightspan common stock. The full text of U.S. Bancorp Piper Jaffray written opinion, dated September 8, 2003, is attached to this joint proxy statement/ prospectus as Annex C. PLATO and Lightspan encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. U.S. Bancorp Piper Jaffray’s opinion is addressed to the Lightspan board of directors does not constitute a recommendation to any stockholder with respect to any matters relating to the proposed merger.

Material United States Federal Income Tax Consequences (Pages 53 to 55)

      The exchange of Lightspan common stock for PLATO common stock, other than cash paid for fractional shares, is intended to be tax-free to you for United States federal income tax purposes. Tax matters are very complicated and the tax consequences of the merger to you will depend on your own personal circumstances. You should consult your tax advisor for a full understanding of all of the federal, state, local and foreign income and other tax consequences of the merger to you.

Accounting Treatment

(Page 55)

      The merger will be accounted for as a purchase under generally accepted accounting principles.

Interests of Lightspan Directors and Officers in the Merger (Pages 74 to 75)

      Certain Lightspan directors and executive officers have interests in the merger that are different from, or are in addition to, those of other stockholders. These interests include: (i) the continued indemnification of current directors and officers of

Lightspan; (ii) the non-competition, non-solicitation and consulting agreement with John T. Kernan following the merger; (iii) the automatic acceleration of unvested stock options held by current directors and officers; (iv) change of control payments owed to current officers as a result of the merger; and (v) the appointment of John T. Kernan to the PLATO board of directors upon completion of the merger. The members of Lightspan’s board of directors were aware of, and considered the interests of, themselves and Lightspan’s executive officers in approving the merger and adopting the merger agreement.

Regulatory Clearances and Approvals (Pages 55 to 56)

      The completion of the merger is subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

No Dissenter’s or Appraisal Rights (Page 56)

      Stockholders are not entitled to dissenter’s or appraisal rights in connection with the merger.

Quotation on the Nasdaq National Market (Page 56)

      PLATO’s common stock is currently traded on the Nasdaq National Market under the symbol “TUTR.” It is a condition to the merger that the shares of PLATO common stock to be issued in the merger and the other shares to be reserved for issuance in connection with the merger be approved for trading on the Nasdaq National Market subject to official notice of issuance.

PLATO Selected Historical Consolidated Financial Data

      The selected consolidated historical financial information set forth below under the captions “Consolidated Statement of Operations Data” and “Consolidated Balance Sheet Data” for, and as of the end of, each of the fiscal years in the five-year period ended October 31, 2002, are derived from PLATO’s historical audited financial statements. The selected consolidated historical financial information set forth below for the nine-month periods ended July 31, 2003 and 2002 are derived from PLATO’s unaudited consolidated historical financial statements, and in the opinion of PLATO’s management reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited consolidated historical financial information. This information should be read in conjunction with Management’s Discussion and Analysis of results of operations and financial condition of PLATO and the consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

      Please note that the earnings (loss) per share for PLATO common stock have been adjusted to reflect a 4:3 stock split on October 26, 2001.

						Nine Months
						Ended
	Year Ended October 31,					July 31,

	1998	1999	2000	2001	2002	2002	2003

						(unaudited)

	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues by product line:
PLATO	$39,385	$44,135	$56,123	$70,107	$74,391	$50,865	$54,717
Aviation Training	3,893	—	—	—	—	—	—

Total revenues	43,278	44,135	56,123	70,107	74,391	50,865	54,717
Gross profit	38,269	38,783	49,629	63,187	64,905	44,453	46,255
Operating expenses:
Sales and marketing	21,264	21,096	27,520	36,993	40,355	29,175	33,008
General and administrative	4,144	5,368	6,499	7,233	11,635	7,673	8,754
Product development and customer support	7,341	5,471	6,339	8,686	12,599	9,257	9,713
Amortization of intangibles	—	—	144	2,112	1,053	705	1,270
Restructuring charge	—	—	—	—	—	—	802
Purchased in-process research & development	—	—	—	—	360	360	—
Special charges	—	—	—	1,260	—	—	—
Operating profit (loss)	5,520	6,848	9,127	6,903	(1,097)	(2,717)	(7,292)
Interest income	—	22	12	817	851	728	295
Interest expense	(2,217)	(1,651)	(971)	(585)	(131)	(107)	(88)
Income tax expense (benefit)	—	(6,000)	3,096	3,505	600	(975)	(2,185)
Net earnings (loss)(1)	3,068	11,031	4,842	3,505	(1,141)	(1,260)	(4,943)
Basic earnings (loss) per share(1)	0.36	1.18	0.47	0.26	(0.07)	(0.08)	(0.30)
Diluted earnings (loss) per share(1)	0.35	1.13	0.45	0.24	(0.07)	(0.08)	(0.30)
Cash dividends per share	—	—	—	—	—	—	—

	As of October 31,					As of
						July 31,
	1998	1999	2000	2001	2002	2003

						(unaudited)

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$466	$63	$6,415	$61,568	$30,390	$26,916
Accounts receivable, net	16,427	19,814	21,829	28,739	33,034	33,613
Total assets	27,407	37,188	46,590	131,911	145,655	144,524
Revolving loan	9,321	4,587	—	—	—	—
Long-term debt, excluding current portion	3,050	3,050	—	720	567	377
Deferred revenue	3,695	4,593	6,267	10,333	18,837	25,064
Total liabilities	23,738	17,807	14,745	22,012	32,072	37,951
Stockholders’ equity	3,669	15,576	31,845	109,899	113,583	106,573

(1)	Net earnings and basic and diluted earnings per share for the years ended October 31, 2001 and 2000, assuming we had adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and excluded goodwill amortization, would have been $4,362, $0.33 and $0.30, and $4,898, $0.48 and $0.45, respectively.

Lightspan Selected Historical Consolidated Financial Data

      The selected consolidated historical financial information set forth below under the captions “Consolidated Statement of Operations Data” and “Consolidated Balance Sheet Data” for, and as of the end of, each of the fiscal years in the five-year period ended January 31, 2003, are derived from Lightspan’s historical audited financial statements. The selected consolidated historical financial information set forth below for the six-month periods ended July 31, 2003 and 2002 are derived from Lightspan’s unaudited consolidated historical financial statements, and in the opinion of Lightspan’s management reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited consolidated historical financial information. This information should be read in conjunction with Management’s Discussion and Analysis of results of operations and financial condition of Lightspan and the consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/ prospectus. Historical results are not necessarily indicative of results to be expected for any future period.

      Please note that the loss per share for Lightspan common stock has been adjusted to reflect a 1:10 reverse stock split on August 25, 2003.

	Year Ended January 31,					Six Months Ended July 31,

	1999	2000	2001	2002	2003	2002	2003

						(Unaudited)

	(In thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Total revenues	$10,870	$16,916	$99,074	$57,532	$50,008	$24,385	$26,009
Gross profit	3,210	7,182	73,788	39,803	35,514	17,395	18,886
Total operating expenses	37,194	63,382	112,123	104,506	69,029	38,052	28,921
Loss from operations	(33,984)	(56,200)	(38,335)	(64,703)	(33,515)	(20,657)	(10,035)
Interest income, net	417	479	6,215	2,460	374	267	62
Cumulative effect of a change in accounting principle	—	—	—	—	(3,000)	(3,000)	—
Net loss(1)	(33,567)	(55,721)	(32,120)	(62,243)	(36,141)	(23,390)	(9,973)
Preferred stock dividend	—	—	(16,506)	—	—	—	—
Net loss attributable to common stockholders	(33,567)	(55,721)	(48,626)	(62,243)	(36,141)	(23,390)	(9,973)
Net loss per share — basic and diluted(1)	(99.02)	(136.24)	(11.05)	(13.42)	(7.65)	(4.97)	(2.10)
Weighted average shares — basic and diluted	339	409	4,402	4,637	4,727	4,710	4,759

(1)	Net loss and loss per share — basic and diluted for the years ended January 31, 2001 and 2002, assuming we had adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and excluded goodwill amortization, would have been $(39,438), $(8.96) and $(51,948), $(11.20).

						As of
	As of January 31,					July 31

	1999	2000	2001	2002	2003	2003

						(Unaudited)

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$7,143	$5,033	$45,566	$35,033	$18,497	$12,601
Short-term investments	—	16,132	32,683	8,333	5,055	—
Deferred cost of revenues — Achieve Now	3,555	8,709	—	—	—	—
Working capital (deficit)	(12,233)	(25,994)	69,783	31,978	10,662	5,916
Total assets	22,566	102,432	153,898	97,420	59,546	48,967
Deferred revenues — Achieve Now	20,717	48,110	—	—	—	—
Deferred revenues — services and other, current and long-term	3,444	7,022	9,362	11,964	12,324	14,645
Capital lease obligations, less current portion	394	443	268	39	—	—
Total stockholders’ equity (deficit)	(11,249)	26,694	126,315	68,295	32,979	23,181

Selected Unaudited Pro Forma Consolidated Combined Financial Data

      The following selected unaudited pro forma consolidated combined financial data of PLATO and Lightspan was prepared using the purchase method of accounting.

      The selected unaudited pro forma consolidated combined financial data is based on estimates and assumptions which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of PLATO that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of PLATO.

      This selected unaudited pro forma consolidated combined financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma consolidated combined financial statements and accompanying notes contained elsewhere in this proxy statement/prospectus and the separate historical consolidated financial statements and accompanying notes of PLATO and Lightspan incorporated by reference into this proxy statement/ prospectus.

		Nine
	Year Ended	Months Ended
	October 31, 2002	July 31, 2003

	(In thousands,
	except per share amounts)
Statement of Operations Data:
Revenues	$125,407	$93,772
Gross profit	101,096	74,595
Operating expenses:
Sales and marketing	92,980	56,943
General and administrative	11,476	14,602
Product development and customer support	28,246	17,266
Amortization of intangibles	6,303	5,208
Restructuring charge	—	802
Purchased in-process research & development	360	—
Operating loss	(38,269)	(20,226)
Interest income	1,599	427
Interest expense	(242)	(175)
Income taxes	—	—
Loss — representing loss before cumulative effect of a change in accounting principle for the year ended October 31, 2002 and net loss for the nine months ended July 31, 2003	(37,076)	(20,017)
Basic and diluted loss per share — minimum shares issued	(1.61)	(0.87)
Basic and diluted loss per share — maximum shares issued	(1.49)	(0.81)

As of
July 31, 2003

(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$39,517
Accounts receivable, net	47,678
Total assets	241,110
Long-term debt, excluding current portion	377
Deferred revenue	39,009
Total liabilities	83,337
Stockholders’ equity	157,773

Comparative Per Share Data

      The following tables present (a) the basic and diluted loss per common share and book value per share data for each of PLATO and Lightspan on a historical basis, (b) the historical basic and diluted loss per common share and book value per share for the combined company on a pro forma basis and (c) the historical basic and diluted loss per common share and book value per share for PLATO and Lightspan on an equivalent pro forma consolidated combined basis. The unaudited pro forma consolidated combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods and should not be construed as representative of future operations. Neither PLATO nor Lightspan declared any cash dividends for the periods presented below.

      We calculate historical book value per share by dividing stockholders’ equity by the number of shares of common stock outstanding at July 31, 2003.

      We calculate pro forma book value per share by dividing pro forma stockholders’ equity by the pro forma number of shares of PLATO common stock which would have been outstanding had the merger been consummated as of July 31, 2003. Pro forma consolidated combined net loss, pro forma stockholders’ equity and the pro forma number of shares of PLATO common stock outstanding have been derived from the unaudited pro forma consolidated combined financial statements appearing elsewhere in this joint proxy statement/prospectus.

      We calculate the equivalent pro forma combined amounts by multiplying the pro forma combined per share amounts by the exchange ratio of 1.330 (expected minimum) and 1.685 (expected maximum) of a share of PLATO common stock for each share of Lightspan common stock. If the PLATO stock market value is less than $5.50 and PLATO, in its sole discretion, increases the exchange ratio in accordance with the terms of the merger agreement, the exchange ratio may exceed the expected maximum of 1.685. See “The Merger Agreement — Repricing Option” beginning on page 58.

	PLATO	Lightspan	Pro Forma	Pro Forma	Equivalent	Equivalent
	Historical	Historical	Combined	Combined	Pro Forma	Pro Forma

			Minimum	Maximum	Minimum	Maximum
Book value per common share:
July 31, 2003.	$6.51	$4.86	$6.91	$6.42	$9.19	$10.82
Loss per common share:
Basic and Diluted:
Year ended October 31, 2002	$(0.07)	$(8.89)*	$(1.61)*	$(1.49)*	$(2.14)*	$(2.51)*
Nine months ended July 31, 2003	$(0.30)	$(3.11)	$(0.87)	$(0.81)	$(1.16)	$(1.36)

*	Before cumulative effect of a change in accounting principle.

Comparative Market Price and Dividend Information

      PLATO common stock trades on the Nasdaq National Market under the symbol “TUTR.” Lightspan common stock trades on the Nasdaq National Market under the symbol “LSPN.”

      The table below sets forth, for the PLATO fiscal quarters indicated, the high and low sale prices of PLATO and Lightspan common stock as reported on the Nasdaq National Market, in each case based on published financial sources. Please note that the market prices for PLATO common stock have been adjusted to reflect a 4:3 stock split on October 26, 2001, and the market prices for Lightspan common stock have been adjusted to reflect a 1:10 reverse stock split on August 25, 2003.

	PLATO		Lightspan
	Common Stock		Common Stock

	High	Low	High	Low

2001
1st Qtr	$19.31	$9.05	$30.30	$8.40
2nd Qtr	$17.44	$11.00	$35.00	$11.30
3rd Qtr	$26.19	$12.56	$25.00	$9.50
4th Qtr	$27.30	$12.80	$23.50	$9.70
2002
1st Qtr	$19.92	$11.17	$18.30	$10.60
2nd Qtr	$20.30	$12.90	$13.00	$8.50
3rd Qtr	$13.63	$6.95	$19.80	$9.20
4th Qtr	$8.41	$5.00	$16.90	$11.20
2003
1st Qtr	$7.83	$5.50	$14.10	$9.00
2nd Qtr	$5.88	$3.36	$10.70	$4.80
3rd Qtr	$6.63	$4.08	$10.00	$5.20
4th Qtr (through September 26, 2003)	$8.75	$5.10	$11.80	$5.10

      The following table sets forth trading information for the PLATO common stock and Lightspan common stock on September 8, 2003 and September 26, 2003. September 8, 2003 was the last full trading day preceding the date PLATO and Lightspan announced the signing of the merger agreement. September 26, 2003 was the last practicable trading day for which information was available before the date of this joint proxy statement/prospectus. We cannot assure you what the market price of the PLATO common stock will be at the merger date. The prices of each company’s common stock will fluctuate prior to the special meetings and the merger, and you should obtain current market quotations.

	PLATO	Lightspan
	Common Stock	Common Stock

Closing price on September 8, 2003	$8.47	$8.00
Closing price on September 26, 2003	$7.70	$10.51

      Neither PLATO nor Lightspan has ever declared or paid cash dividends on its capital stock. PLATO does not anticipate paying cash dividends on its common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause PLATO’s, Lightspan’s or the combined company’s actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on PLATO’s, Lightspan’s or the combined company’s results of operations are:

•	general economic and business conditions; the existence or absence of adverse publicity; changes in marketing and technology; changes in political, social and economic conditions;

•	competition in the computer-based education and training industry; general risks of the computer-based education and training industry;

•	success of acquisitions and operating initiatives; changes in business strategy or development plans; management of growth;

•	dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs;

•	ability to integrate effectively the two companies’ technology, operations and personnel in a timely and efficient manner;

•	ability of PLATO to retain and hire key executives, technical personnel and other employees;

•	ability of PLATO to manage its growth and the difficulty of successfully managing a larger, more geographically dispersed organization;

•	ability of PLATO to manage successfully its changing relationships with customers, suppliers, value-added resellers and strategic partners;

•	ability of PLATO’s and Lightspan’s customers to accept new product offerings; and

•	the timing of, and regulatory and other conditions associated with, the completion of the merger and the ability of PLATO to combine operations and obtain operating synergies following the merger.

      These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by PLATO or Lightspan, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and neither PLATO nor Lightspan undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for PLATO or Lightspan to predict which will arise. In addition, neither PLATO nor Lightspan can assess the impact of each factor on PLATO’s, Lightspan’s or the combined company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

      You should carefully consider the following factors, in addition to the other information included elsewhere in this joint proxy statement/prospectus and the documents that PLATO has filed with the Securities and Exchange Commission and the Lightspan documents accompanying this joint proxy statement/prospectus, in considering what action to take in connection with the merger. Unless the context requires otherwise, the use of the combined company or PLATO refers to the combined company of PLATO and Lightspan after giving effect to the merger.

Risks Relating to the Proposed Merger

PLATO and Lightspan may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company’s business, financial and operating results.

      PLATO and Lightspan entered into the merger agreement with the expectation that the merger will result in benefits to the combined company arising out of the combination of sales and marketing leadership, general and administration functions and facilities plus the elimination of costs relating to Lightspan’s status as a public reporting company. To realize any benefits from the merger, the combined company will face the following post-merger challenges:

•	expected cost savings and synergies from the merger may not be realized;

•	the complementary competencies of Lightspan’s early elementary school, assessment and community college products may not be successfully integrated with PLATO’s portfolio of elementary, secondary and community college products;

•	the management and employees of each company, particularly the sales force may not be retained and assimilated as expected;

•	new products that utilize the assets and resources of both companies may not be developed;

•	existing customers, strategic partners and suppliers of each company may not be retained; and

•	uniform standards, controls, procedures, policies and information systems between the two companies may not be successfully developed or maintained.

      If the combined company is not successful in addressing these and other challenges, then the benefits of the merger may not be realized and, as a result, the combined company’s operating results and the market price of PLATO’s common stock may be adversely affected. These challenges, if not successfully met by the combined company, could result in possible unanticipated costs, diversion of management attention and loss of personnel. Neither PLATO nor Lightspan can assure you that the combined company will successfully integrate Lightspan’s business with PLATO’s, or profitably manage the combined company. Further, neither PLATO nor Lightspan can assure you that the growth rate of the combined company after the merger will equal the historical growth rates experienced by PLATO or Lightspan.

If the costs associated with the merger exceed the benefits, the combined company may experience adverse financial results, including increased losses.

      PLATO and Lightspan will incur significant transaction costs as a result of the merger, including investment banking, legal and accounting fees, that may exceed their current estimates. In addition, PLATO and Lightspan expect that the combined company will incur consolidation and integration expenses which they cannot accurately estimate at this time. Actual transaction costs may substantially exceed PLATO’s and Lightspan’s current estimates and may affect the combined company’s financial condition and operating results negatively. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to PLATO’s stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results could be adversely affected, including increased losses.

The market price of PLATO’s common stock may decline as a result of the merger.

      The market price of PLATO’s common stock may decline as a result of the merger for a number of reasons, including if:

•	the integration of PLATO and Lightspan is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant stockholders of PLATO or Lightspan decide to dispose of their stock following completion of the merger.

Sales of substantial amounts of PLATO common stock in the public market after the proposed merger could materially adversely affect the market price of PLATO common stock.

      Based on the number of shares of Lightspan common stock outstanding as of September 26, 2003 and assuming no outstanding options to purchase Lightspan common stock are exercised before the merger becomes effective, at the closing of the merger, PLATO expects to issue between approximately 6,484,000 and 8,213,000 shares of PLATO common stock to Lightspan stockholders in the merger dependent on the PLATO stock market value at the time of closing of the merger. If the PLATO stock market value is less than $5.50 and PLATO elects, in its sole discretion, to increase the exchange ratio as provided in the merger agreement, PLATO may issue more than 8,213,000 shares of PLATO common stock to Lightspan stockholders in the merger. See “The Merger Agreement — The Exchange Ratio and Treatment of Securities” beginning on page 57 and “— Repricing Option” beginning on page 58. An additional 175,000 to 200,000 shares of PLATO common stock will be issuable upon exercise of options held by Lightspan’s option holders dependent on the PLATO stock market value at the time of closing of the merger. See “The Merger Agreement — The Exchange Ratio and Treatment of Securities.” The sale of substantial amounts of PLATO common stock may result in significant fluctuations in the price of PLATO common stock and could cause PLATO’s common stock price to fall. The sale of these shares could also impair the combined company’s ability to raise capital through sales of additional common stock.

Failure to complete the merger could negatively impact the market price of Lightspan common stock and PLATO common stock.

      The obligations of Lightspan and PLATO to complete the merger are subject to the satisfaction or waiver of certain conditions. See “The Merger Agreement — Conditions to the Consummation of the Merger” beginning on page 67 of this joint proxy statement/prospectus for a discussion of these conditions. If these conditions are not satisfied or waived, the merger may not be completed. If the merger is not completed for any reason, both Lightspan and PLATO may be subject to other material risks, including:

•	a negative effect on the stock trading price of Lightspan common stock and PLATO common stock to the extent that the current market price reflects a market assumption that the merger will be completed;

•	either party may be required to pay a termination fee — see “The Merger Agreement — Termination Fees” beginning on page 69 of this joint proxy statement/prospectus for a discussion of the termination fees; and

•	costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

Certain of Lightspan’s officers and directors have interests different from yours that may influence them to support or approve the merger.

      Certain directors and officers of Lightspan have pre-existing arrangements that may result in the realization of interests in the merger that are different from, or in addition to, yours, including the following:

•	because the merger will result in a sale and change of control of Lightspan, certain stock options held by Lightspan’s directors and officers will accelerate and immediately vest upon a change of control; and

•	under existing Lightspan employment and similar agreements, certain severance payments will be triggered as a result of the merger,

      In addition, the following arrangements have been entered into in connection with the merger:

•	PLATO has agreed to cause the surviving corporation in the merger to indemnify each present and former Lightspan officer and director against liabilities arising out of such person’s services as an officer or director of Lightspan prior to the merger to the same extent as is currently available under Lightspan’s certificate of incorporation and bylaws;

•	PLATO will cause the surviving corporation to maintain officers’ and directors’ liability insurance to cover any such liabilities for five years following the merger;

•	John T. Kernan will be appointed to the PLATO board of directors; and

•	PLATO will enter into a non-competition, non-solicitation and consulting agreement with John T. Kernan effective upon the merger.

      For the above reasons, the directors and officers of Lightspan may have been more likely to support and recommend the approval of the merger agreement than if they did not hold these interests. As of September 19, 2003, Lightspan directors and executive officers beneficially held approximately 6.2% of the outstanding shares of Lightspan common stock. Lightspan stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under “Interests of Certain Persons in Merger — Interests of Lightspan Directors and Officers” on page 74.

Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions.

      PLATO’s and/or Lightspan’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions regarding the purchasing or development or use of the combined company’s products and services, which could have a material adverse effect on the business of the combined company or the relevant company if the merger is not completed.

Lightspan could lose an opportunity to enter into a merger or business combination with another party on more favorable terms as the merger agreement restricts Lightspan from soliciting such proposals.

      While the merger agreement is in effect, subject to certain limited exceptions, Lightspan is restricted from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger with any persons other than PLATO. As a result of the restriction, Lightspan may lose an opportunity to enter into a transaction with another potential partner on more favorable terms. If Lightspan terminates the merger agreement to enter into another transaction, Lightspan likely would be required to pay a termination fee to PLATO that may make an otherwise more favorable transaction less favorable. See “The Merger Agreement — Termination Fees” of this joint proxy statement/ prospectus beginning on page 69. In addition, if the merger agreement is terminated and the Lightspan board of directors determines that it is in the best interests of the Lightspan stockholders to seek a merger or business combination with another strategic partner, Lightspan cannot assure you that it will be able to find a partner offering terms equivalent or more attractive than the price and terms offered by PLATO.

PLATO and Lightspan may not be able to obtain the required regulatory approvals for completion of the merger.

      PLATO and Lightspan cannot complete the merger until they give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period requirement. PLATO and Lightspan filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on                       , 2003. At any time before or after the effective time of the merger, the Federal Trade Commission, the Antitrust Division or any state or competition authority of another country could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances.

Risks Relating to the Business and Operations of PLATO Following the Merger

Changes in funding for public school systems could reduce our revenues and impede the growth of our business.

      We derive a substantial portion of our revenues from public school funding, which is heavily dependent on support from federal, state and local governments. Government budget deficits may adversely affect the availability of this funding. In addition, the government appropriations process is often slow, unpredictable and subject to factors outside of our control. Curtailments, delays or reductions in the funding of schools or colleges, for example a reduction of funds allocated to schools under Title I of the Elementary and Secondary Education Act of 1965, could delay or reduce our revenues, in part because schools may not have sufficient capital to purchase our products or services. Funding difficulties experienced by schools or colleges could also cause those institutions to be more resistant to price increases in our products, compared to other businesses that might better be able to pass on price increases to their customers. The growth of our business depends on continued investment by public school systems in interactive educational technology and products. Changes to funding of public school systems could slow this type of investment.

PLATO may not be able to sustain profitability in the future.

      PLATO has been profitable from 1997 to 2001. In 2002, PLATO incurred a net loss and PLATO may not be able to sustain profitability in the future. Lightspan has incurred significant quarterly losses throughout its history. Future revenues and profits, if any, will depend upon various factors, including continued market acceptance of our combined products and services. PLATO expects to continue to incur significant costs and expenses associated with the operation and development of an expanding business. These costs and expenses include, but are not limited to, sales and marketing, personnel and product development and enhancement. As a result of these expenses, PLATO will need to generate significant revenues to sustain its profitability.

Our curriculum-based educational software may be unable to achieve or maintain broader market acceptance, which would cause our future revenue growth and profitability to be adversely impacted.

      Many of PLATO’s customers purchase systems and license courseware on a perpetual license basis. Accordingly, new customers must be found or new or additional products or licenses must be sold to existing customers in order to maintain and expand its revenue stream. In order to sustain profitability, PLATO will need to continue to find new customers, as it has no long-term contracts with our customers.

      We expect to continue to generate a substantial portion of our revenues from curriculum-based educational software products and will need to increase these revenues in order to more effectively grow other areas of our business. Revenues from licenses will depend principally on broadening market acceptance of that software, which may not occur due to a number of factors, including:

•	teacher, parent and student preferences for interactive educational technology are subject to changes in popular entertainment and educational theory;

•	some teachers may be reluctant to use interactive educational technology to supplement their customary teaching practices;

•	we may be unable to continue to demonstrate improvements in academic performance at schools or colleges that use our educational software; and

•	our failure to detect bugs in our software could result in product failures or poor product performance.

      If market acceptance of curriculum-based educational software is not broadened, our future revenue growth will be adversely impacted and we may never become profitable.

The success of our business model requires us to increase our revenues from our fee-based online subscription business, and we may never become profitable if we are unable to do so.

      To achieve our operating goals and objectives, we will need to derive an increasing portion of our revenues from our fee-based online subscription business. Our ability to increase revenues from our fee-based online subscription business depends on:

•	our ability to increase the subscriber base of our fee-based online subscription products while maintaining a subscription fee; and

•	improvement of the accessibility and ease of use of our Web sites.

      The future success of our fee-based online subscription business is highly dependent on an increase in the number of users who are willing to subscribe to The PLATO Web Learning Network (PWLN), Polaris, PLATO Link, The Lightspan Network, Lightspan Reading Center, Lightspan eduTest Assessment and Lightspan Assessment Builder subscription products. The number of users willing to pay for online educational products may not continue to increase. If the market for subscription-based online educational products develops more slowly than we expect, or if our efforts to attract new subscribers are not successful or cost effective our operating results and financial condition may be materially and adversely affected.

      If we are unable to substantially increase our revenues from our online subscription businesses, we will be unable to execute our current business model. As a result, we may need to reevaluate that business model, or we may never become profitable.

Fluctuations in our quarterly results may adversely affect the implementation of our strategy.

      Our revenues and profitability may fluctuate as a result of many factors, including the size, timing and product mix of orders and the capital and operating spending patterns of our customers. We sell our courseware directly to school districts and other clients. The timing of our revenues is difficult to forecast because our sales cycle is relatively long and our services are affected by both the financial conditions and management decisions of our clients, as well as general economic conditions. Historically we have experienced our lowest revenues in the first fiscal quarter and increasingly higher levels of revenues in each of the next three fiscal quarters.

Competition in our industry is intense and could adversely affect our performance.

      Our industry is intensely competitive, rapidly evolving and subject to technological change. Demand for particular courseware products, systems hardware and our services may be adversely affected by the increasing number of competitive products from which a prospective customer may choose. We compete primarily against other organizations offering educational and training software and services. Our competitors include several large companies with substantially greater financial, technical and marketing resources than ours. We compete with comprehensive curriculum software publishers, companies providing single-title retail products, Internet content and service providers and computer hardware companies. Existing competitors may broaden their product lines and potential competitors may enter the market and/or increase their focus on e-learning, resulting in greater competition for us. Increased competition in our industry could result in price reductions, reduced operating margins or loss of market share, which could seriously harm our business, cash flows and operating results.

Failure to retain our key executives or attract and retain qualified technical personnel could harm our business and operating results.

      The loss of one or more of our executive officers or other key personnel could inhibit the development of our business and, accordingly, harm our business and operating results. Qualified personnel are in great demand in our industry. Our future success depends in large part on the continued service of our key technical, marketing and sales personnel and on our ability to continue to attract, motivate and retain highly qualified employees. Our key employees may terminate their employment with us at any time. There is competition within the industry for such employees and the process of locating key technical and management personnel with suitable skills may be difficult.

We will be heavily dependent upon our relationship with Sony Computer Entertainment Inc. and termination of or unanticipated changes in that relationship could significantly reduce Lightspan sales or increase related expenses.

      We will be heavily dependent upon our relationship with Sony Computer Entertainment Inc., which supplies the PlayStation game console used by the students who use Lightspan Achieve Now educational software at home. Historically, and for the foreseeable future, sales of Lightspan Achieve Now and PlayStation game consoles have accounted for a majority of Lightspan’s revenue. Without incurring significant additional expense, there currently is no readily available operating platform for broad implementation of Lightspan Achieve Now in the home other than the PlayStation game console. Sony Computer Entertainment Inc. has rights to terminate their agreement with Lightspan in various circumstances, including if it elects to stop producing the PlayStation game console. If this agreement is terminated, if the PlayStation game console loses popular appeal or if we are unable to obtain an adequate supply of PlayStation game consoles on a timely basis, our ability to sell the Lightspan Achieve Now curriculum will be significantly reduced and we could incur significant additional expenses or lose substantial revenues.

      We may also experience disruption of supply of the original PlayStation game console as Sony Computer Entertainment Inc. balances its manufacturing capability between the PlayStation game console and the PlayStation®2 computer entertainment system. If we are unable to acquire PlayStation game consoles, our software license revenue may be deferred, as our revenue recognition policy requires that delivery of hardware along with the software is required before we can fully recognize software license revenue.

      PLATO’s obligation to effect the merger is subject to Lightspan obtaining the consent and approval of Sony Computer Equipment Inc. in connection with its agreement with Lightspan.

      Note: “PlayStation” and the “PS” Family logo are registered trademarks of Sony Computer Entertainment Inc.

We rely on statistical studies to demonstrate the effectiveness of our products.

      We rely heavily on statistical studies, including those cited in Lightspan’s Annual Report on Form 10-K, a copy of which accompanies this joint proxy statement/prospectus, to demonstrate that our curriculum-based educational software increase student achievement. We believe that these studies accurately reflect the performance of our products. However, these studies involve the following risks:

•	the limited sample sizes used in our studies may yield results that are not representative of the general population of students who use our products;

•	the methods used to gather the information upon which these studies are based depend on cooperation from students and other participants and inaccurate or incomplete responses could distort results; and

•	schools studying the effectiveness of the Lightspan Achieve Now curriculum administer different tests, and colleges and universities studying the effectiveness of the Academic Systems curriculum apply different methodologies and data collection techniques, making results difficult to aggregate and compare.

      We are involved in the Lightspan Achieve Now studies in the following ways:

•	we facilitate the collection and analysis of data for these studies; and

•	we select and pay researchers to aggregate and present the results of these studies and, in some cases, to conduct the studies.

      Our sales and marketing efforts, as well as our reputation, could be adversely impacted if the public, including our existing and potential customers, perceives these studies to be biased due to our involvement, or if the results of these studies are not representative, which could lead to lower than expected revenues.

Our future success will depend on our ability to adapt to technological changes and meet evolving industry standards.

      We may encounter difficulties responding to technological changes that could delay our introduction of products and services or other existing products and services. Our industry is characterized by rapid technological change and obsolescence, frequent product introduction, and evolving industry standards. Our future success will depend, to a significant extent, on our ability to enhance our existing products, develop and introduce new products, satisfy an expanded range of customer needs and achieve market acceptance. We may not have sufficient resources to make the necessary investments to develop and implement the technological advances required to maintain our competitive position.

Our business may not succeed without the continued development and maintenance of the Internet.

      Without the continued development and maintenance of the Internet infrastructure, we could fail to generate the revenues necessary for our fee-based online subscription business to succeed. In addition, our Lightspan Achieve Now curriculum is very media-rich and is not currently delivered over the Internet, due to bandwidth and other limitations. The continued development of the Internet includes maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and services. Because the online exchange of information and global commerce on the Internet is new and evolving, we cannot predict whether the Internet will prove to be an effective vehicle for delivering commercial content or will provide a viable marketplace for electronic commerce in the long term.

      As the number of Internet users continues to increase, and as these users increase their frequency of use and bandwidth requirements, the Internet infrastructure may be unable to support the demands. In addition, increased users or bandwidth requirements may adversely impact the performance of the Internet.

Unless we maintain a strong brand identity, our business may not grow and our financial results may be adversely impacted.

      We believe that maintaining and enhancing the value of the PLATO, Lightspan and Academic brands is critical to attracting purchasers for our curriculum-based educational software and subscribers and users of our fee-based online subscription businesses. Our success in maintaining brand awareness will depend on our ability to continuously provide educational technology that students enjoy using and teachers and parents consider beneficial to the learning process. We cannot assure you that we will be successful in maintaining our brand equity. In addition, to attract and retain subscribers and users and to promote and maintain the PLATO, Lightspan and Academic brands, we have spent, and may need to continue spending significant resources on a brand-enhancement strategy, which includes promotional programs and efforts by our field sales team and professional development staffs. Revenues from these activities may not be sufficient to offset associated costs.

Claims relating to data collection from our user base and content available on or accessible from our Web sites may subject us to liabilities and additional expense.

      We currently utilize the names of teachers and students who are registering for our online subscription products for purposes of accessing our websites. However, we may in the future collect other personal information relating to students, teachers and parents, and may sell our user information on an aggregated, non-individual basis; though we do not intend to sell information relating to children under the age of thirteen. We could be subject to liability claims for misuses of information collected from our users, such as for unauthorized marketing purposes, and could face additional expenses to analyze and comply with increasing regulation in this area. The Federal Trade Commission, for example, has enacted regulations governing collection of personal information from children under the age of thirteen and is expected to issue and enforce additional regulations in this area. We could also be subject to liability based on claims relating to content that is published on our Web sites or that is accessible from our network through links to other Web sites. In addition to subjecting us to potential liability, claims of this type could require us to change our Web sites in a manner that could be less attractive to our customers and divert our financial and development resources.

Failure to raise additional capital to fund future operations could harm our business and results of operations.

      We may not be able to raise capital in the future to meet our liquidity needs and finance our operations and future growth. We believe that our existing cash resources, the amounts available under our credit facility and cash generated from our operations will be sufficient to satisfy our operating cash needs for the foreseeable future. Any future decreases in our operating profit, cash flow or stockholders’ equity may impair our future ability to raise additional funds to finance operations. As a result, we may not be able to maintain adequate liquidity to support our operations or maintain our future growth.

Misuse or misappropriation of our proprietary rights could adversely affect our results of operations.

      Our success depends in part on our intellectual property rights to the products and services that we develop. We rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We own the federal registration of the PLATO and CyberEd trademarks as well as trademarks acquired through the NetSchools and Learning Elements transactions. Certain product trademarks, including “NetSchools Orion” were acquired from the NetSchools transaction. Certain product trademarks, including “Focus” and “Ready to Focus” were acquired from the Learning Elements transaction.

      In addition, we own or license all copyrights in our coursework, none of which is registered with the U.S. Copyright Office. We believe that the additional statutory rights resulting from registration of these copyrights are not necessary for the protection of our rights therein. In addition, in 1989 Control Data assigned the federally registered copyrights in the PLATO courseware to us. We have not recorded the assignment of these copyrights because we believe the additional statutory rights resulting from recordation are not necessary for the protection of our rights therein. We have federal copyrights on all of our courseware produced since 1989. We have not applied for trademark registration at the state level, but have instead relied on our federal registrations and state common law rights to protect our proprietary information. We have registered trademarks for PLATO in the United States and overseas. We regard these registrations as material to our business. We license some software from third-party developers and incorporate it into our courseware offerings. The license agreement with the licensor of the courseware that we acquired in connection with the Wasatch acquisition may allow the licensor to design courseware programs, which are not derivative of the software license we acquired in the Wasatch acquisition, that compete with our courseware.

      We do not include in our products any mechanisms to prevent or inhibit unauthorized copying, but generally require the execution of a license agreement which restricts copying and use of the courseware and software. We have no knowledge of the unauthorized copying of our products. However, if such copying or misuse were to occur to any substantial degree, our operating results could be adversely affected. In addition, our U.S. registrations may not be enforceable or effective in protecting our trademarks and copyrights, especially outside of the U.S.

      Although we believe our products and services have been independently developed and that none of our products or services infringes on the rights of others, third parties may assert infringement claims against us in the future. We may be required to modify our products, services or technologies or obtain a license to permit our continued use of those rights. We may not be able to do so in a timely manner or upon reasonable terms and conditions. Failure to do so could harm our business and operating results.

THE PLATO SPECIAL MEETING

      This joint proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by the PLATO board of directors for use at the special meeting of PLATO stockholders to be held on                       , 2003 and at any adjournment or postponement of the meeting. We are first mailing this joint proxy statement/prospectus, this notice of special meeting of stockholders and the enclosed proxy card to you on or about                     , 2003.

Time and Place of the Special Meeting

      The PLATO special meeting will be held at PLATO’s corporate headquarters at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, on                     , 2003 at 9:00 a.m., local time.

Purpose of the Special Meeting

      At the special meeting, you will be asked to consider and approve a proposal to issue shares of PLATO common stock pursuant to the Agreement and Plan of Merger, dated as of September 9, 2003, by and among PLATO, LSPN Merger Corp., a wholly-owned subsidiary of PLATO, and Lightspan, pursuant to which LSPN Merger Corp. will merge with and into Lightspan, with Lightspan as the surviving corporation. As a result of the merger, Lightspan will become a wholly-owned subsidiary of PLATO. In the merger, each share of Lightspan common stock issued and outstanding at the effective time of the merger will cease to be outstanding and will be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of PLATO common stock equal to the exchange ratio. The exchange ratio is dependent on the PLATO stock market value. The PLATO stock market value is the weighted average per share closing price of PLATO’s common stock on the Nasdaq National Market System over the fifteen trading days immediately prior to closing. If the PLATO stock market value is equal to or greater than $6.23, but less than $7.89, then the exchange ratio will equal $10.50 divided by the PLATO stock market value, which results in Lightspan stockholders receiving in the aggregate approximately $51.2 million in PLATO common stock. If the PLATO stock market value is equal to or greater than $7.89, then the exchange ratio will be 1.330. If the PLATO stock market value is less than $6.23, then the exchange ratio shall equal 1.685; provided, however, that if the PLATO stock market value is less than $5.50, Lightspan may terminate the merger agreement unless PLATO agrees to increase the exchange ratio to a value equal to (i) 1.685 multiplied by (ii) $5.50 divided by (iii) the PLATO stock market value. Approval of the proposal to issue shares of PLATO common stock pursuant to the Agreement and Plan of Merger includes approval of any increase of the exchange ratio by PLATO in accordance with the terms of the Agreement and Plan of Merger.

      In addition, you will be asked to consider and approve a proposal to amend the PLATO Learning, Inc. 2002 Stock Plan to:

•	increase the number of shares of PLATO common stock subject to the plan to 3,700,000 from 1,700,000 shares;

•	increase the number of restricted stock awards subject to the plan to 500,000 shares from 10,000 shares with a per participant, per year award limit of 50,000 shares;

•	enable PLATO to issue restricted stock units as an additional form of equity compensation;

•	allow PLATO greater flexibility relating to grants or options to non-employee directors, including an increase in the maximum annual grant to 25,000 shares;

•	enable PLATO to terminate certain options upon the occurrence of certain events resulting in a change of control of PLATO;

•	limit the number of incentive stock options that can be awarded pursuant to the plan; and

•	enable PLATO to include restrictive covenants in stock option or restricted award agreements.

      See “Adoption of Amendment to PLATO Learning, Inc. 2002 Stock Plan” beginning on page 80.

      PLATO knows of no other matters to be brought before the special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

Board of Directors Recommendation

      The PLATO board of directors has unanimously approved and adopted the merger agreement and the merger, has deemed them advisable and recommends a vote “FOR” approval of the issuance of shares of PLATO common stock pursuant to the merger agreement.

      In addition, the PLATO board of directors has unanimously approved and adopted the amendment to the PLATO Learning, Inc. 2002 Stock Plan, has deemed it advisable and recommends a vote “FOR” approval of the amendment to the PLATO Learning, Inc. 2002 Stock Plan.

Record Date; Stock Entitled to Vote; Quorum

      The PLATO board of directors has fixed the close of business on                      , 2003 as the record date for the special meeting. Only holders of PLATO common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date,                   shares of PLATO common stock were outstanding and entitled to vote held by approximately                 stockholders of record.

      The presence, in person or by proxy, of a majority of the shares of PLATO common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum. Properly executed proxies marked “abstain” will be deemed present for purposes of determining whether a quorum has been achieved. Proxies held by brokers in “street name” that are not voted on all proposals to come before the meeting shall also be deemed “present.”

Required Vote

      Approval of the issuance of shares of PLATO common stock pursuant to the merger agreement requires the affirmative vote of at least a majority of the votes cast by the holders of PLATO common stock (in person or by proxy) at the special meeting. Failure to vote, abstentions and broker “non-votes” will not be deemed to be cast either “FOR” or “AGAINST” the issuance of shares of PLATO common stock pursuant to the merger agreement. However, because approval of the issuance of shares of PLATO common stock pursuant to the merger agreement requires only a majority of the votes cast at the special meeting, the failure to submit a proxy card or to vote in person at the special meeting, abstentions by a stockholder and broker non-votes all will have the effect of reducing the number of affirmative votes required to approve the issuance of shares of PLATO common stock in the merger.

      All other matters presented for approval at the special meeting, including the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan, will require will require the affirmative vote of the holders of a majority of the outstanding shares of PLATO common stock present in person or represented by proxy at the PLATO special meeting and entitled to vote. As a result, with respect to the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan and any other matter presented for approval at the special meeting, the failure to submit a proxy card or to be present in person at the special meeting will reduce the number of affirmative votes required to approve the proposal to amend the 2002 Stock Plan or any such other matter. Abstentions by a stockholder have the same effect as a vote against the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan or any such other matter. Broker non-votes will not be counted “FOR” or “AGAINST” for purposes of determining whether such proposals have received the requisite approval by PLATO stockholders, and therefore will reduce the number of affirmative votes required to approve such proposals. Approval of the amendment to the PLATO Learning, Inc. 2002 Stock Plan is not a condition to the completion of the merger.

Voting Agreements

      John Murray, President and Chief Executive Officer of PLATO, who, as of September 19, 2003, beneficially owned shares of PLATO common stock representing approximately 0.3% of the voting power of PLATO has entered into a voting agreement with Lightspan, in which Mr. Murray has agreed to vote in favor of the approval of the issuance of PLATO common stock pursuant to the terms of the merger. The voting agreement is attached to this joint proxy statement/prospectus as part of Annex A. You should read it in its entirety.

Proxies; Voting and Revocation

      All shares of PLATO common stock represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified in such proxies. Shares of PLATO common stock represented by properly executed proxy cards that do not contain voting instructions with respect to approval of the issuance of shares of PLATO common stock pursuant to the merger agreement will be voted “FOR” approval of the issuance of shares of PLATO common stock pursuant to the merger agreement and “FOR” approval of the proposal to amend the PLATO Learning, Inc. 2002 Stock Plan.

      You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the corporate secretary of PLATO. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. If you attend the special meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the special meeting, without notifying the corporate secretary of PLATO, will not revoke a previously given proxy. In addition, if you beneficially hold shares of PLATO common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the special meeting. For further information on how to vote your shares, please contact Gaye Vollrath, Investor Relations, PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, at (952) 832-1000.

Solicitation of Proxies

      Proxies will be solicited through the mail and directly by officers, directors and employees of PLATO not specifically employed for such purpose, without additional compensation. In addition to solicitation by mail, PLATO’s directors, officers and employees may solicit proxies by telephone, fax, telegram, via the internet or in person. PLATO will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals.

Stockholder Proposals For 2004 Annual Meeting

      The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. PLATO’s annual meeting for the fiscal year ending October 31, 2003, is expected to be held on or about March 2, 2004, and proxy materials in connection with that meeting are expected to be mailed on or about January 30, 2004. Except as indicated below, stockholder proposals prepared in accordance with the proxy rules and PLATO’s bylaws must be received by PLATO after September 2, 2003 and on or before October 2, 2003 to be included in next year’s proxy materials. Additionally, PLATO’s bylaws establish advance notice procedures that require that PLATO receive nomination by stockholders of candidates for election as directors no earlier than December 3, 2003 and no later than January 2, 2004 and that PLATO receive notice of matters to be brought by stockholders before an Annual Meeting of stockholders no earlier than September 2, 2003 and no later than October 1, 2003 to be considered timely.

Dissenters’ Rights of Appraisal

      No PLATO stockholder will have dissenter’s or appraisal rights in connection with the approval of the merger or the amendment to the PLATO Learning, Inc. 2002 Stock Plan.

THE LIGHTSPAN SPECIAL MEETING

      This joint proxy statement/ prospectus is being furnished to you as part of the solicitation of proxies by the Lightspan board of directors for use at the special meeting of Lightspan stockholders to be held on                           , 2003 and at any adjournment or postponement of the meeting. We are first mailing this joint proxy statement/prospectus, this notice of special meeting of stockholders, the accompanying Form 10-K, as amended, and Form 10-Q of Lightspan and the enclosed proxy card to you on or about                           , 2003.

Time and Place of the Special Meeting

      The Lightspan special meeting will be held at The Radisson Hotel, 3299 Holiday Court, La Jolla, CA 92037, on                           , 2003 at 9:00 a.m., local time.

Purpose of the Special Meeting

      At the special meeting, you will be asked to consider and approve a proposal to adopt the Agreement and Plan of Merger, dated as of September 9, 2003, by and among PLATO, LSPN Merger Corp., a wholly-owned subsidiary of PLATO, and Lightspan, pursuant to which LSPN Merger Corp. will merge with and into Lightspan, with Lightspan as the surviving corporation. As a result of the merger, Lightspan will become a wholly-owned subsidiary of PLATO. In the merger, each share of Lightspan common stock issued and outstanding at the effective time of the merger will cease to be outstanding and will be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of PLATO common stock equal to the exchange ratio. The exchange ratio is dependent on the PLATO stock market value. The PLATO stock market value is the weighted average per share closing price of PLATO’s common stock on the Nasdaq National Market System over the fifteen trading days immediately prior to closing. If the PLATO stock market value is equal to or greater than $6.23, but less than $7.89, then the exchange ratio will equal $10.50 divided by the PLATO stock market value, which results in Lightspan stockholders receiving in the aggregate approximately $51.2 million in PLATO common stock. If the PLATO stock market value is equal to or greater than $7.89, then the exchange ratio will be 1.330. If the PLATO stock market value is less than $6.23, then the exchange ratio shall equal 1.685; provided, however, that if the PLATO stock market value is less than $5.50, Lightspan may terminate the merger agreement unless PLATO agrees to increase the exchange ratio to a value equal to (i) 1.685 multiplied by (ii) $5.50 divided by (iii) the PLATO stock market value.

      Lightspan knows of no other matters to be brought before the special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

Board of Directors Recommendation

      The Lightspan board of directors has unanimously approved and adopted the merger agreement and the merger, has deemed them advisable and recommends a vote “FOR” approval of the merger and adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      The Lightspan board of directors has fixed the close of business on                              , 2003 as the record date for the special meeting. Only holders of Lightspan common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof. At the record date,                          shares of Lightspan common stock were outstanding and entitled to vote held by approximately                     stockholders of record.

      The presence, in person or by proxy, of a majority of the shares of Lightspan common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be included in the determination of shares present at the special meeting for purposes of determining a quorum.

Required Vote

      Approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Lightspan common stock outstanding on the record date. Failure to vote, abstentions and broker “non-votes” will not be deemed to be cast either “FOR” or “AGAINST” the merger agreement and the merger. However, because approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Lightspan common stock, the failure to submit a proxy card or to vote in person at the special meeting, abstentions by a stockholder and broker non-votes all will have the same effect as a vote “AGAINST” the merger agreement and the merger. Approval and adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

      All other matters presented for approval at the special meeting will require will require the affirmative vote of the holders of a majority of the outstanding shares of Lightspan common stock present in person or represented by proxy at the Lightspan special meeting and entitled to vote. As a result, with respect to the other matters, if any, presented for approval at the special meeting, the failure to submit a proxy card or to be present in person at the special meeting, and any broker non-vote, all will reduce the number of affirmative votes required to approve such matters. Abstentions by a stockholder will have the same effect as a vote against such other matters.

Statement of Shares held by Directors and Officers; Voting Agreements

      As of September 19, 2003, Lightspan directors and executive officers and their affiliates owned approximately 6.2% of the outstanding shares of Lightspan common stock. John T. Kernan, Chairman and Chief Executive Officer of Lightspan, and Carl E. Zeiger, Chief Operating Officer of Lightspan, who beneficially own shares of Lightspan common stock representing approximately 6.0% of the voting power of Lightspan have entered into a voting agreement with PLATO, in which they have agreed to vote in favor of the approval of the merger and adoption of the merger agreement. The voting agreement is attached to this joint proxy statement/ prospectus as part of Annex A. You should read it in its entirety.

Proxies; Voting and Revocation

      All shares of Lightspan common stock represented by properly executed proxy cards received in time for the special meeting will be voted at the special meeting in the manner specified in such proxies. Shares of Lightspan common stock represented by properly executed proxy cards that do not contain voting instructions with respect to approval of the merger and adoption of the merger agreement will be voted “FOR” approval of the merger and adoption of the merger agreement.

      You may revoke or change your proxy at any time prior to its being voted by filing a written instrument of revocation or change with the corporate secretary of Lightspan. You may also revoke your proxy by filing a duly executed proxy bearing a later date or by appearing at the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. If you attend the special meeting, you may vote in person whether or not you have previously given a proxy, but your presence at the special meeting, without notifying the corporate secretary of Lightspan, will not revoke a previously given proxy. In addition, if you beneficially hold shares of Lightspan common stock that are not registered in your own name, you will need additional documentation from the record holder of such shares to attend and vote the shares personally at the special meeting. For further information on how to vote your shares, please contact Michael A. Sicuro, at (858) 824-8000.

Solicitation of Proxies

      Proxies will be solicited through the mail and directly by officers, directors and employees of Lightspan not specifically employed for such purpose, without additional compensation. In addition to solicitation by mail, Lightspan’s directors, officers and employees may solicit proxies by telephone, fax, telegram, via the internet or in person. Lightspan will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to the principals.

Stockholder Proposals

      If the merger is not consummated earlier, the deadline for submitting a stockholder proposal for inclusion in Lightspan’s proxy statement and form of proxy for its 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission will be March 31, 2004. Lightspan stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no earlier than the close of business April 23, 2004 and no later than the close of business on May 21, 2004. Lightspan stockholders are also advised to review Lightspan’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Dissenters’ Rights of Appraisal

      No Lightspan stockholder will have dissenter’s or appraisal rights in connection with the merger.

THE MERGER

      This section of the joint proxy statement/prospectus and the next section entitled “The Merger Agreement” beginning on p. 57 describes the proposed merger. Although PLATO and Lightspan believe that the description in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the merger.

General

      The merger agreement provides that, at the effective time of the merger, LSPN Merger Corp., a wholly-owned subsidiary of PLATO, will merge with and into Lightspan, with Lightspan continuing in existence as the surviving corporation. Each share of Lightspan common stock issued and outstanding at the effective time of the merger will cease to be outstanding and will be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of PLATO common stock equal to the exchange ratio. The exchange ratio is dependent on the PLATO stock market value. The PLATO stock market value is the weighted average per share closing price of PLATO common stock on the Nasdaq National Market System over the fifteen trading days immediately prior to closing. If the PLATO stock market value is equal to or greater than $6.23, but less than $7.89, then the exchange ratio will equal $10.50 divided by the PLATO stock market value, which will result in Lightspan stockholders receiving in the aggregate approximately $51.2 million in PLATO common stock. If the PLATO stock market value is equal to or greater than $7.89, then the exchange ratio will be 1.330. If the PLATO stock market value is less than $6.23, then the exchange ratio shall equal 1.685; provided, however, that if the PLATO stock market value is less than $5.50, Lightspan may terminate the merger agreement unless PLATO agrees to increase the exchange ratio to a value equal to (i) 1.685 multiplied by (ii) $5.50 divided by (iii) the PLATO stock market value. Upon completion of the merger, Lightspan will be a wholly-owned subsidiary of PLATO and market trading of Lightspan common stock will cease.

Background of the Merger

      The following is a brief discussion of the background of the arm’s length negotiations between representatives of PLATO and Lightspan.

      On February 14, 2002, the board of directors of Lightspan held a quarterly meeting to review Lightspan’s financial results for the quarter and fiscal year ended January 31, 2002. At this meeting, the board of directors of Lightspan discussed with management the company’s continuing financial losses and overall current and projected financial condition, business, operations and prospects, and reviewed potential alternatives for going forward, including Lightspan’s ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan with internal growth and development, acquiring additional products or technology, scaling down the company’s operations, reducing the number of employees of Lightspan and attempting to aggressively pursue cost-reduction measures in an effort to accelerate cash-flow positive operations, seeking financing transactions, and exploring joint ventures with others in the education field or business combinations with other companies. Representatives of U.S. Bancorp Piper Jaffray were present at this meeting and described their perspective regarding the various alternatives, and provided a summary of the results of activities undertaken by them to date on behalf of Lightspan. Following this discussion, the board of directors of Lightspan directed management to further consider the alternatives presented, and periodically engage the board of directors in future discussions, as appropriate.

      After the February 2002 board meeting, Lightspan’s management continued to discuss various strategic matters with several financial advisors, including U.S. Bancorp Piper Jaffray. During the first quarter of 2002, U.S. Bancorp Piper Jaffray conducted financial due diligence on Lightspan through several meetings at Lightspan’s offices in San Diego, California, and in numerous telephonic conference calls. In these meetings and telephonic conference calls, U.S. Bancorp Piper Jaffray asked Lightspan’s management questions regarding the company’s financial statements, customers, products, services and other information U.S. Bancorp Piper Jaffray deemed relevant to its due diligence review and to determining which third parties might be interested in a potential business combination or other strategic transaction with Lightspan. During the course of its due diligence, U.S. Bancorp Piper Jaffray also reviewed certain financial information relating to Lightspan’s business and operations. The financial information provided to U.S. Bancorp Piper Jaffray included certain historical financial statements and a description of Lightspan’s business that, combined with discussions with Lightspan’s management, enabled U.S. Bancorp Piper Jaffray to identify a list of third parties that they and Lightspan’s management believed might have been interested in pursuing a corporate partner transaction or other strategic transaction with Lightspan, and to develop a plan for contacting each of these third parties about a possible transaction.

      From February 2002 to May 2002, Lightspan’s management, working with several financial advisors, including U.S. Bancorp Piper Jaffray, contacted a number of different companies, including PLATO, to explore corporate partner and strategic transaction opportunities. These financial advisors, including U.S. Bancorp Piper Jaffray, and/or Lightspan’s Chief Executive Officer or Chief Financial Officer had meetings or conversations with these companies. None of these discussions progressed to a level that would indicate that a corporate partner transaction or other strategic transaction with any of these parties was a likely possibility.

      On May 15, 2002, PLATO entered into a confidentiality agreement with Lightspan covering information to be provided by Lightspan in connection with a potential transaction.

      On May 22, 2002, the board of directors of Lightspan held a quarterly meeting to review Lightspan’s financial results for the quarter ended April 30, 2002. At this meeting, the board of directors of Lightspan discussed with management the company’s continuing financial losses and overall current and projected financial condition, business, operations and prospects. The board of directors of Lightspan also reviewed potential strategic alternatives, the status of discussions underway and U.S. Bancorp Piper Jaffray’s role in advising Lightspan. Representatives of U.S. Bancorp Piper Jaffray were present at this meeting and also described their perspective regarding the various alternatives, and provided a summary of the results of activities undertaken by them to date on behalf of Lightspan. Following this discussion, the board of directors of Lightspan authorized management to formally retain a financial advisor specifically to conduct a more formal process designed to determine whether any third parties might be interested in pursuing a corporate partner transaction or business combination transaction with Lightspan.

      On or about May 30, 2002, Lightspan entered into an engagement letter with U.S. Bancorp Piper Jaffray in which Lightspan engaged them to act as Lightspan’s exclusive financial advisor in connection with a potential sale of Lightspan or one or more of its business units. Lightspan engaged U.S. Bancorp Piper Jaffray in part because of Lightspan’s existing relationship with them and in part because of their highly regarded reputation in the area of mergers and acquisitions.

      In June 2002 and September 2002, PLATO’s management met with Lightspan’s management several times to discuss the respective business models and to gain an understanding of the benefits and risks underlying a potential transaction between the entities. None of these discussions progressed to a level that would indicate that a strategic transaction between the companies was a likely possibility.

      On September 10, 2002, Lightspan’s board of directors convened and its management and representatives of U.S. Bancorp Piper Jaffray updated the board on the status of discussions with third parties and provided the board with an overview of Lightspan’s overall current and projected financial condition, business, operations and prospects. After this discussion, the board of directors authorized Lightspan’s management to continue working with U.S. Bancorp Piper Jaffray to assess potential sale transactions.

      In October 2002, Lightspan’s senior executives met with PLATO’s senior executives to discuss a range of topics concerning both companies’ products, potential consolidation in the educational software industry, and possible synergies between Lightspan and PLATO. The parties discussed a possible merger, including potential merger consideration and other terms. None of these discussions, however, resulted in any significant agreement between the companies on specific terms for a proposed transaction.

      On November 20, 2002, the board of directors of Lightspan held a quarterly meeting at which, among other things, it discussed with management the company’s continuing financial losses and overall current and projected financial condition, business, operations and prospects. The board of directors also reviewed potential strategic alternatives for Lightspan and the status of various discussions with third parties, including PLATO.

      At meetings of the PLATO board of directors held on December 5, 2002, March 4, 2003 and June 18, 2003, PLATO’s board of directors discussed a possible merger with Lightspan including discussion relating to PLATO’s strategic plan, situation and options.

      In April 2003, certain professionals from U.S. Bancorp Piper Jaffray left that firm and formed Pacific Capital Partners, LLC. Pacific Capital Partners, LLC continued to advise Lightspan on potential sale transactions and U.S. Bancorp Piper Jaffray remained an advisor to Lightspan regarding the fairness, from a financial point of view, of the proposed merger.

      At meetings of the Lightspan board of directors held on March 12, 2003 and May 21, 2003, the Lightspan board of directors reviewed potential strategic alternatives for Lightspan and the status of various discussions with third parties.

      In late May 2003 and throughout June 2003, John Murray, the President and Chief Executive Officer of PLATO, and John T. Kernan, the Chairman and Chief Executive Officer of Lightspan, held a number of phone conversations discussing the rationale underlying a potential combination of the two companies.

      On June 20, 3003, Mr. Murray sent a letter to Pacific Capital Partners, LLC outlining PLATO’s expression of interest in acquiring Lightspan which included proposed concepts regarding merger consideration, walk-away rights, collars and other specific terms.

      On June 26, 2003, the Lightspan board of directors met to discuss potential alternative strategic transactions involving the company, including a possible sale of the assets of Academic Systems Corporation, Lightspan’s wholly-owned subsidiary, the acquisition of one or more complementary businesses, a significant equity financing transaction to fund Lightspan’s anticipated working capital requirements and projected growth opportunities, and a merger transaction proposed by PLATO in the June 20, 2003 letter sent to Pacific Capital Partners, LLC. With respect to the proposed merger transaction, management provided the board of directors with an overview of the history of Lightspan’s prior discussions with PLATO and other various third parties, as well as a summary of certain business, financial, product and other information regarding PLATO. The Lightspan board of directors also discussed the current status of the Lightspan’s business, including the challenges and opportunities facing the company. At this meeting, representatives of Lightspan’s outside legal counsel, Cooley Godward LLP, and Pacific Capital Partners, LLC discussed various aspects of the process with the board of directors. After this discussion, the Lightspan board of directors authorized Lightspan’s management to work with PLATO to continue to refine the terms and conditions under which PLATO would be interested in pursuing a strategic transaction with Lightspan.

      In late June 2003, Mr. Murray sent a draft letter of intent to Mr. Kernan outlining proposed terms under which PLATO was willing to acquire Lightspan.

      On June 27, 2003, certain senior officers of PLATO and Lightspan met to discuss potential cost savings and other efficiencies that could arise from the merger of the two companies.

      On July 1 and 2, 2003, Gregory J. Melsen and Michael A. Sicuro, the Chief Financial Officers of PLATO and Lightspan, respectively, met to further assess the potential economics of a transaction between the companies.

      On July 15, 2003 Messrs. Murray and Melsen met with representatives of Lehman Brothers to discuss the engagement of Lehman Brothers to assist PLATO in the negotiations with Lightspan.

      On July 25, 2003 Lehman Brothers summarized for PLATO what Lehman Brothers believed were its structural and negotiating options. Ongoing discussions occurred during late July between the respective companies’ investment bankers and separately between the respective Chief Executive Officers.

      On July 30, 2003, the Lightspan board of directors met to discuss a proposed merger transaction with PLATO, including a summary of the terms and conditions provided by PLATO in a draft, non-binding term sheet and PLATO’s request for a period of semi-exclusive negotiations with Lightspan. The Lightspan board of directors also reviewed certain business, financial, product and other information regarding PLATO, the economic terms proposed by PLATO and the respective valuations, premiums and ownership percentages implied thereby, the potential benefits from a transaction with PLATO, and the current status of Lightspan’s business, including an update regarding the challenges and opportunities facing Lightspan. At this meeting, representatives of Cooley Godward LLP and Pacific Capital Partners, LLC discussed various aspects of the process with the Lightspan board of directors, and representatives of Cooley Godward LLP discussed with the directors their fiduciary duties in connection with the proposal and the anticipated ensuing process. After this discussion, the board of directors of Lightspan authorized Lightspan’s management to enter into an exclusivity agreement with PLATO along the lines discussed at the meeting and continue negotiations with PLATO regarding a proposed merger.

      On July 31, 2003, Mr. Murray circulated a briefing to PLATO’s board of directors outlining the history of Lightspan, its strategy, and the benefits and economics of a combining transaction between the entities.

      On July 31, 2003, PLATO and Lightspan entered into an exclusivity agreement. During August 2003, the respective management teams conducted due diligence on the other party, examining written materials and holding discussions with key members of the other party’s management group.

      Beginning in early August 2003 and continuing through September 8, 2003, members of Lightspan’s management team and representatives of Cooley Godward LLP and Pacific Capital Partners, LLC negotiated with PLATO and its advisors regarding the definitive terms and conditions of the merger and the various agreements related thereto.

      On August 11, 2003, the PLATO board of directors held a telephonic meeting to discuss materials distributed by Mr. Murray on July 31, 2003, the draft, non-binding term sheet provided to Lightspan and the engagement of Lehman Brothers as investment bankers for this transaction. The PLATO board of directors authorized continued due diligence and negotiation of a possible agreement with Lightspan subject to certain parameters set by the board of directors.

      On August 13, 2003, PLATO engaged Lehman Brothers to represent it in a possible transaction with Lightspan. PLATO engaged Lehman Brothers because of their experience and highly regarded reputation in the area of mergers and acquisitions and familiarity with PLATO and its industry.

      On August 13, 2003, Mr. Murray, Mr. Kernan, Mr. Sicuro and representatives from each of the respective parties’ financial advisors met in person to conduct further diligence sessions among the financial advisors and discuss potential synergies between the companies.

      On August 22, 2003, at a meeting held following Lightspan’s 2003 Annual Stockholder Meeting, Lightspan’s management provided its board of directors with an update regarding the status of negotiations with PLATO, and management’s expectations regarding overall timing for the process.

      At a PLATO board meeting held on August 29, 2003 by teleconference, Mr. Murray and Lehman Brothers made a presentation to the PLATO board of directors of a preliminary analysis of a proposed transaction between PLATO and Lightspan. A written preliminary analysis of the proposed transaction between PLATO and Lightspan was distributed to the board by Lehman Brothers in advance of the PLATO board meeting.

      On September 5, 2003, the PLATO board of directors met again by teleconference at which Mr. Murray and representatives of Lehman Brothers updated the analysis of the proposed transaction between PLATO and Lightspan. Materials supporting the Lehman Brothers’ presentation were also distributed to the board in advance of the meeting. The PLATO board of directors approved the acquisition of Lightspan, subject to final negotiations by PLATO senior management to try and improve the proposed deal terms and to receipt of a fairness opinion from Lehman Brothers. The PLATO board of directors also authorized PLATO’s officers to undertake all acts necessary or desirable to effect the merger.

      On the same date, PLATO sent a revised pricing structure to Lightspan proposing a modification of the exchange ratio terms previously discussed between the companies. Throughout September 5, 6 and 7, 2003, the investment bankers and Chief Executive Officers of each company held numerous discussions addressing the desire, advantages, issues and objections surrounding the possible modification of the exchange ratio terms.

      In the evening of September 5, 2003, Lightspan’s board of directors received then current drafts of the draft merger agreement with PLATO.

      On September 8, 2003, Lightspan’s board of directors held a telephonic meeting to consider the proposed merger with PLATO. Members of Lightspan’s management team and representatives of Cooley Godward LLP, U.S. Bancorp Piper Jaffray and Pacific Capital Partners LLC also attended this meeting. The U.S. Bancorp Piper Jaffray and Pacific Capital Partners LLC representatives then reviewed the recent conversations with PLATO. Lightspan’s management and representatives of Cooley Godward then reviewed the material terms and conditions of draft definitive agreements. The Lightspan board of directors discussed and asked questions of management and the representatives from Cooley Godward LLP regarding the terms of the merger agreement. Representatives of U.S. Bancorp Piper Jaffray then gave a presentation to Lightspan’s board of directors regarding U.S. Bancorp Piper Jaffray’s fairness opinion. The written materials provided to the Lightspan board of directors in connection with such presentation included an overview of the terms of the proposed transaction, a general market overview, a financial analysis of the proposed transaction, and analyses regarding comparable companies’ financial performances, comparable transactions and premiums paid in other transactions. Following this presentation, Lightspan’s board of directors asked questions of the representatives from U.S. Bancorp Piper Jaffray and discussed their presentation. After this discussion, representatives of U.S. Bancorp Piper Jaffray delivered the oral opinion of U.S. Bancorp Piper Jaffray to Lightspan’s board of directors that, as of September 8, 2003, the exchange ratio in the proposed merger was fair from a financial point of view to the holders of Lightspan common stock. Lightspan’s board of directors then unanimously determined that the merger agreement and related agreements were advisable and in the best interests of, the holders of Lightspan common stock, and approved the merger agreement, the related agreements and the merger, and resolved to recommend that the holders of Lightspan common stock entitled to vote at the Lightspan special meeting vote to adopt the merger agreement and approve the merger.

      On September 8, 2003, representatives of Lehman Brothers distributed an updated analysis of the latest proposed transaction to the PLATO board of directors, including a summary of the terms, the strategic rationale, a valuation of Lightspan and the proposed transaction, exchange ratios and a pro forma analysis of the potential combination. Representatives of Lehman Brothers delivered a verbal summary of its fairness opinion. A final written fairness opinion from Lehman Brothers that confirmed the oral opinion was delivered to the members of the PLATO board of directors on September 9, 2003.

      On September 9, 2003, U.S. Bancorp Piper Jaffray delivered the written opinion of U.S. Bancorp Piper Jaffray, dated September 8, 2003, confirming their oral opinion to Lightspan’s board of directors that, as of September 8, 2003, the date of the opinion, and subject to the assumptions and limitations set forth in the opinion, the exchange ratio in the proposed merger was fair from a financial point of view to the holders of Lightspan common stock.

      On September 9, 2003, PLATO and Lightspan executed the merger agreement and related agreements, and issued a joint press release announcing the merger agreement and the proposed merger.

PLATO’s Reasons for the Merger

      The PLATO board of directors has approved the merger agreement and the transactions contemplated thereby and has determined that the terms of the merger and the merger agreement are fair and in the best interests of PLATO and its stockholders. The PLATO board of directors regularly reviews and discusses PLATO’s strategic plan and alternatives available for achieving PLATO’s strategic plan. During the course of its deliberations, the PLATO board of directors considered, with the assistance of management and its financial and other advisors, a number of business, financial, legal and other factors including the following:

•	Strategic Fit. The strategic fit of combining Lightspan’s and PLATO’s reading and math products will give the combined company the ability to maximize sales by offering a comprehensive product offering. Many of the core products of PLATO and Lightspan, serve different market segments across the K-8 elementary product offering and at the post-secondary level, which could broaden the customer base. In the college market, because Lightspan’s Academic System and PLATO products do not directly compete with one another and are often used compatibly on college campuses, the combined company will have the ability to market the products together.

•	Market Opportunity. The merger will allow PLATO to access Lightspan’s existing sales and market relationships and resources, thereby increasing the visibility and access to PLATO’s service and products. Together, PLATO and Lightspan have access to over 5,000 elementary school customers and over 14,000 school sites. For example, in the post-secondary market, the combination of PLATO’s and Lightspan’s Academic Systems products will provide the combined company the opportunity to realize increased market opportunity as the products can co-exist on campus.

•	High Quality Products. Lightspan, like PLATO, has been committed to building high quality educational software with high production, innovation and instructional quality. The products are supported by research, built with the guidance of recognized education leaders, and are specifically designed to appeal to the Title 1 market. The delivery of the K-8 product on the Sony PlayStation provides a solid supplemental services offering in addition to the current school and home delivery. Lightspan’s high quality products shall be a solid addition to PLATO’s current offerings.

•	Existing Sales Force. Lightspan has a strong existing sales organization targeting elementary education, assessment testing, and college campuses that provides a solid base from which combined company rapidly can introduce PLATO elementary products into the existing Lightspan accounts and offer an enhanced combined elementary product solution. Further, the focus of the Lightspan sales force on elementary products will allow the existing PLATO sales force to refocus on the core area of secondary school markets. Additionally, with the expanded focus on elementary sales, the combined company can further refine the secondary sales strategy and leverage the combined resources across the K-12 market segment with a fully integrated content, assessment, and professional services solution. Over the longer term, this will enable the combined company to establish a leading industry position by creating a unified product strategy spanning K-12 content and assessments, instructional management, and standards management that fully addresses federal, state, and local educational requirements.

•	Advisory Boards. Lightspan has a long tradition of working with educational leaders across the nation through company sponsored advisory boards, which not only provide key insights for product and market information but serve to build brand recognition. The expansion of these advisory board missions to include PLATO could positively impact the PLATO brand. Access to the advisory boards could provide key insights for product and market information applicable to PLATO’s products and offerings.

•	Cost Synergies. The PLATO board of directors and management believe that the merger is a unique opportunity to create a combined company with a stronger, more efficient operating model than either company could achieve on its own. One of the substantial economic benefits of the merger is the expected elimination of significant duplicate costs. Savings are expected to result from:

•	the combination of Lightspan’s elementary and post-secondary sales forces with PLATO’s, under one management infrastructure, allowing PLATO’s personnel to refocus on the core secondary markets;

•	the integration of technology platforms over time, reducing maintenance, support and training costs;

•	the combination of general and administrative functions; and

•	elimination of Lightspan’s public company costs.

      In the course of its deliberations, the PLATO board of directors reviewed with PLATO management and PLATO’s legal and financial advisors a number of additional factors that the PLATO board of directors deemed relevant to the merger, including, but not limited to:

•	the consideration to be paid by PLATO in the merger;

•	the strategic fit of PLATO and Lightspan;

•	information concerning PLATO’s and Lightspan’s respective businesses, prospects, strategic business plans, financial performances and conditions, results of operations, technology positions, management and competitive positions;

•	the view of PLATO’s management as to the financial condition, results of operations and business of PLATO and Lightspan before and after giving effect to the merger, based on management’s due diligence, internal projections, publicly available earnings estimates and other publicly available information;

•	the opinion of Lehman Brothers to the effect that, as of the date of that opinion, and based upon and subject to the matters described in its opinion, the consideration to be paid by PLATO pursuant to the merger agreement is fair to PLATO from a financial point of view;

•	the terms and conditions of the merger agreement, the voting agreements, the affiliate agreements and the consulting agreement; and

•	the likelihood that the merger will be completed.

      During the course of its deliberations concerning the merger, the PLATO board of directors also identified and considered a variety of potentially negative factors that could materialize as a result of the merger, including, but not limited to:

•	the risk that the potential benefits of the merger may not be realized, including that the expected operating synergies might not be achieved;

•	the possibility that the merger might not be consummated and the effect of the public announcement of the merger on PLATO’s partners, customers and employees;

•	the risks associated with obtaining the necessary approvals required to complete the merger;

•	the transaction costs involved in connection with closing the merger;

•	the challenges of integrating the businesses and operations of the two companies and the management effort and costs required to complete the integration following the merger;

•	the risk that sales of substantial amounts of PLATO common stock in the public market after the proposed merger could materially adversely affect the market price of PLATO common stock;

•	the risk that suppliers, customers, licensors, licensees and other business partners of Lightspan may terminate their relationships as a result of the merger; and

•	the other risks described under the section entitled “Risk Factors” beginning on page 18.

      The PLATO board of directors concluded, however, that these negative factors could be managed or mitigated by PLATO or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The foregoing factors are not intended to be an exhaustive list of all factors considered. The PLATO board of directors conducted an overall analysis of the factors described above, including thorough discussion with and questioning of PLATO’s management and its legal and financial advisors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PLATO board of directors found it impractical to, and did not, quantify or otherwise assign relative weights to the specific factors discussed above and considered in connection with its determination. In addition, the PLATO board of directors did not reach any specific conclusion with respect to each of the factors considered or any aspect of any particular factor. Moreover, the individual members of the PLATO board of directors may have accorded different values to different factors.

Recommendation of the PLATO Board of Directors

      Taking into account all of the material facts, matters and information, including those described above, the PLATO board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of PLATO and its stockholders. THE PLATO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLATO’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ISSUANCE OF PLATO SHARES PURSUANT TO THE MERGER AGREEMENT.

Lightspan’s Reasons for the Merger

      In the course of reaching its decision to approve the merger and recommendation that the Lightspan stockholders approve and adopt the merger agreement, the Lightspan board of directors consulted with Lightspan’s legal and financial advisors, as well as with Lightspan’s senior management. After exploring all of the alternatives available to Lightspan, including pursuing its existing business plan, pursuing further cost-cutting measures in an effort to accelerate cash-flow positive operations and exploring business combinations with other companies, and after extensive conversations with other interested parties including additional financing sources, the Lightspan board of directors believes that the merger represents the best strategic alternative for accelerating value creation for Lightspan’s stockholders and addressing a number of challenges and opportunities facing Lightspan. The Lightspan board of directors considered, among other things, the following information and strategic factors associated with Lightspan’s and PLATO’s businesses and the opportunities presented by a merger of Lightspan with PLATO:

•	Lightspan has not been profitable to date and, since January 2002, Lightspan’s overall revenue has been negatively impacted by the budgetary constraints imposed on school administrators in light of the overall economic downturn in the United States. Although Lightspan has been able to improve its overall results by controlling operating costs, Lightspan expects to continue experiencing losses in the near term, and the board of directors and management of Lightspan believed that a substantial increase in revenue would be required in order to achieve and sustain a level of profitability on a stand-alone basis. Although Lightspan demonstrated positive momentum in this regard, the combined company is expected to realize significant and immediate increases in operating scale that could not be realized as quickly, if at all, on a stand-alone basis.

•	Lightspan and PLATO share a strong commitment to improving student achievement through the use of technology. This shared commitment is expected to enable continued utilization of Lightspan’s existing products and service offerings, and permit the combined company to become more of an enterprise-wide solution for education customers, who increasingly are seeking comprehensive district-wide solutions regarding instructional content, assessments and other learning activities. Over the longer term, the combined company is anticipated to establish industry leadership by creating a unified product strategy spanning K-12 content and assessments, instructional management, and standards management that fully addresses federal, state, and local educational requirements.

•	Merging with PLATO is believed to offer the most comprehensive opportunity among Lightspan’s alternatives for improving cost structures and improving the long-term profitability of Lightspan’s business in a timely and efficient manner. In fact, the Lightspan board of directors and management believe that the merger is a unique opportunity to create a combined company with a stronger, more efficient operating model than either company could achieve on its own. One of the substantial economic benefits of the merger is the expected elimination of significant duplicate costs. These savings are expected to result from the:

•	combination of Lightspan’s elementary and post-secondary sales forces with PLATO’s, under one management infrastructure, allowing some of PLATO’s personnel to revert back to their core secondary market;

•	integration of technology platforms over time, reducing maintenance, support and training costs;

•	combination of general and administrative functions; and

•	elimination of Lightspan’s public company costs.

•	The merger is expected to create a leading company in the industry. This leading role is anticipated to create a positive reaction in the financial community, attract additional analyst coverage, broaden the combined company’s appeal to institutional investors and expand the combined company’s public float, all of which could enhance the combined company’s market capitalization and allow for potential multiple expansions.

      In addition, Lightspan’s board of directors considered, after consultation with it’s legal and financial advisors, as well as with Lightspan’s senior management, the following information and factors in reaching its decision to approve the merger:

•	the factors described above;

•	the exchange ratio in the merger and the resulting ownership interest of PLATO by the stockholders of Lightspan;

•	presentations by senior members of Lightspan’s management regarding the strategic advantages of the potential merger with PLATO, operational aspects of the transaction and the results of the Lightspan management’s operational and due diligence review;

•	the view of Lightspan’s management as to the financial condition, results of operations and businesses of PLATO and Lightspan before and after giving effect to the merger based on management’s due diligence, internal projections, publicly available earnings estimates and other publicly available information;

•	the strategic fit of PLATO and Lightspan, including the belief that the merger has the potential to enhance stockholder value;

•	the opportunities and alternatives available to Lightspan if the merger were not to be completed, including organic growth as an independent company, pursuing an acquisition transaction or business combination, joint venture or collaboration with entities other than PLATO and the conclusion that the merger is expected to yield greater benefits and is more feasible than the alternatives;

•	the opinion of U.S. Bancorp Piper Jaffray to the effect that, as of the date of such opinion, and based upon and subject to the considerations described in its opinion, the exchange ratio provided in the merger agreement was fair from a financial point of view to the holders of Lightspan common stock;

•	the terms and conditions of the merger agreement, the voting agreements, the affiliate agreements and the consulting agreement;

•	the terms of the merger agreement regarding Lightspan’s right to consider and negotiate acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding the termination fees;

•	the likelihood that the merger will be completed, including the likelihood that the merger will receive the necessary regulatory approvals;

•	the expected tax treatment of the merger as a tax-free reorganization for United States federal income tax purposes; and

•	the impact of the merger on Lightspan’s stockholders and employees.

      The Lightspan board of directors also considered a number of risks and potentially negative factors in its deliberations concerning the merger, including various risks associated with the merger and the businesses of PLATO and the combined company described in the section entitled “Risk Factors” beginning on page       of this joint proxy statement/ prospectus, and in particular:

•	the risk that the potential benefits of the merger may not be realized, including that the expected operating synergies might not be achieved;

•	the challenges of integrating the businesses and operations of the two companies and the management effort and costs required to complete the integration following the merger;

•	the risk of management and employee disruption associated with the merger, including the risk that key personnel may decide not to continue employment with Lightspan after the merger;

•	the risk that sales of substantial amounts of PLATO common stock in the public market after the proposed merger could materially adversely affect the market price of PLATO common stock; and

•	the risk that suppliers, customers, licensors, licensees and other business partners of Lightspan may terminate their relationships as a result of the merger.

      The Lightspan board of directors concluded, however, that these negative factors could be managed or mitigated by Lightspan or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

      The above discussion of the material factors considered by the Lightspan board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the Lightspan board of directors. The Lightspan board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Lightspan board of directors felt were appropriate. In analyzing the proposed merger, Lightspan’s board of directors did not view any of the factors listed above as determinative or find it practical or feasible to quantify or otherwise attempt to assign any relative or specific values to any of the foregoing factors. Rather, the Lightspan board of directors made its determination based upon the total mix of information available to it. Moreover, the individual members of the board may have accorded different values to different factors.

Recommendation of the Lightspan Board of Directors

      Taking into account all of the material facts, matters and information, including those described above, the Lightspan board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Lightspan and its stockholders. THE LIGHTSPAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LIGHTSPAN’S STOCKHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

Fairness Opinion of Financial Advisor to the PLATO Board of Directors

      Lehman Brothers has acted as financial advisor to PLATO in connection with the merger. On September 9, 2003, Lehman Brothers rendered its opinion to the PLATO board of directors that as of such date and, based upon and subject to certain matters stated therein, the consideration to be paid by PLATO in the merger is fair to PLATO from a financial point of view.

      The summary of the Lehman Brothers opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this joint proxy statement/ prospectus. PLATO stockholders may read the opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion.

      Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the PLATO board of directors in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any stockholder of PLATO as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, PLATO’s underlying business decision to proceed with or effect the merger.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

           (1) the merger agreement and the specific terms of the merger;

(2)	publicly available information concerning PLATO and Lightspan that Lehman Brothers believed to be relevant to its analysis, including PLATO’s Annual Reports on Form 10-K for the fiscal years ended October 31, 2002 and 2001, and Quarterly Reports on Form 10-Q for the quarters ended April 30, 2003, and January 31, 2003, and Lightspan’s Annual Reports on Form 10-K for the fiscal years ended January 31, 2003 and 2002, and Quarterly Reports on Form 10-Q for the quarters ended April 30, 2003 and January 31, 2003;

(3)	financial and operating information with respect to the business, operations and prospects of PLATO and Lightspan furnished to Lehman Brothers by PLATO and Lightspan, respectively, including unaudited financial information for the quarter ended July 31, 2003 and the financial projections for PLATO and Lightspan, prepared by the managements of PLATO and Lightspan, respectively;

(4)	the respective trading histories of Lightspan and PLATO’s common stock from August 1, 2002 to September 5, 2003, and a comparison of those trading histories with each other;

(5)	a comparison of the historical financial results and present financial condition of PLATO and Lightspan with each other and with those of other companies that Lehman Brothers deemed relevant;

(6)	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

(7)	the relative contributions of PLATO and Lightspan to the historical and future financial performance of the combined company on a pro forma basis; and

(8)	the pro forma impact of the merger on the current and future financial position of PLATO, including operating synergies and cost savings expected by management of PLATO and Lightspan to result from a combination of the businesses of PLATO and Lightspan (the “Expected Synergies”).

      In addition, Lehman Brothers had discussions with the management of PLATO and Lightspan concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of PLATO and Lightspan that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of PLATO and Lightspan, upon advice of PLATO, Lehman Brothers assumed that these projections, the base case, had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of PLATO and Lightspan, respectively, as to the future financial performance of PLATO and Lightspan. However, for the purpose of its analysis, Lehman Brothers also considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the management projections of PLATO and Lightspan, or the adjusted case. Lehman Brothers discussed this adjusted case with the management of PLATO and they agreed with the appropriateness of the use of such adjusted case in performing the analysis. Upon the advice of PLATO and Lightspan, Lehman Brothers assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of PLATO and Lightspan and did not make or obtain any evaluations or appraisals of the assets or liabilities of PLATO and Lightspan. The Lehman Brothers opinion necessarily was based upon market, economic and other conditions as they existed on, and were evaluated as of, the date of the Lehman Brothers opinion.

      Lehman Brothers expressed no opinion as to the prices at which shares of PLATO common stock would trade following announcement of the merger, and its opinion should not be viewed as providing any assurance that the market value of the shares of PLATO common stock after consummation of the merger will be in excess of the market value of such shares at any time prior to announcement or consummation of the merger.

      In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to PLATO or Lightspan, but rather made its determination as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PLATO and Lightspan. None of PLATO, Lightspan, Lehman Brothers, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

      The following is a summary of the material financial and comparative analyses used by Lehman Brothers in connection with providing its opinion to the PLATO board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Historical Exchange Ratio Analysis

      Lehman Brothers considered historical data concerning the relative trading prices and exchange ratios for PLATO and Lightspan from September 6, 2002 to September 5, 2003. The following table summarizes the results of this analysis.

Historical Ratio of
Averaging Period	Lightspan/Plato

1 Year	1.670
6 Months	1.411
3 Months	1.286
1 Month	1.190
15 Day	1.199
As of 9/5/03	1.004
Merger Exchange Ratio Range	1.330-1.685

      This analysis resulted in an implied value range of $6.72 to $11.19 per Lightspan share, as compared to the implied consideration in the merger of $10.50 per Lightspan share, based on PLATO’s 15 day average closing share price as of September 5, 2003. Lehman Brothers concluded that, because the implied consideration in the merger was within the implied value range derived from the analysis, such analysis was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger.

Contribution Analysis

      Lehman Brothers utilized historical financial results and projections for PLATO and Lightspan’s revenue and gross profit to analyze relative contributions of PLATO and Lightspan to the revenue and gross profit of the pro forma combined company. In performing the contribution analysis, Lehman Brothers made certain adjustments to the gross profit of Lightspan in order to reconcile for differences in accounting for cost of goods sold between the two companies. Using the relative contributions derived from this analysis, Lehman Brothers then developed the implied equity ownership percentages shown below by adjusting for the net cash of PLATO and Lightspan. The results of this analysis are shown below.

	Relative Contribution		Implied Ownership
	Percentage		Percentage

	PLATO	Lightspan	PLATO	Lightspan

Range of Relative Contribution	60%-62%	40%-38%	62%-63%	38%-37%
Based on Revenue
Range of Relative Contribution	61%-63%	39%-37%	63%-64%	37%-36%
Based on Gross Profit
Merger Ownership Range			67%-72%	33%-28%

      Based on the implied ownership ranges calculated in the contribution analysis, Lehman Brothers calculated an implied value range of $12.75 to $14.04 per Lightspan share, as compared to the implied consideration in the merger of $10.50 per Lightspan share. Lehman Brothers concluded that, because the implied consideration in the merger was below the implied value range derived from the analysis, such analysis was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger.

Comparable Company Analysis

      Using publicly available information, Lehman Brothers compared selected financial data of Lightspan with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Lightspan. Specifically, Lehman Brothers included in its review the following companies: Renaissance Learning, Inc., The Princeton Review, Inc., Scientific Learning Corporation, and PLATO Learning, Inc.

      For Lightspan, and each of the selected companies, Lehman Brothers calculated the ratios of enterprise value, calculated on the basis described below, to revenue for the latest twelve months ended July 31, 2003 as well as projected revenue for the periods ending December 31, 2003 and 2004. For the selected companies, Lehman Brothers used revenue estimates published by third party research providers. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its diluted common equity, the value of any preferred stock and the book value of any minority interest, and subtracting its cash and cash equivalents. Lehman Brothers then compared those ratios for the selected companies to similar ratios calculated for Lightspan based on the estimates for the Lightspan base case and the adjusted case. The following table presents the revenue multiples for the twelve months ended July 31, 2003 (“LTM 7/31/03”) and for the calendar year 2003 (“CY 2003”) and 2004 (“CY 2004”).

	LTM 7/31/03	CY 2003	CY 2004

Mean of Selected Companies	2.71x	2.20x	2.02x
Median of Selected Companies	2.05x	1.49x	1.32x
Mean excluding Renaissance Learning	1.76x	1.16x	1.02x
Median excluding Renaissance Learning	1.72x	1.23x	1.07x
Merger — Lightspan base	0.75x	0.71x	0.60x
Merger — Lightspan adjusted	0.75x	0.71x	0.62x

      Lehman Brothers applied a range of selected multiples from the comparable company analysis to the corresponding data of Lightspan and derived an implied value range of $8.12 to $17.15 per Lightspan share, as compared to the implied consideration in the merger of $10.50 per Lightspan share. Lehman Brothers concluded that, because the implied consideration in the merger was within the implied value range derived from the analysis, such analysis was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger.

      However, because of the inherent differences between the business, operations, financial condition and prospects of Lightspan and the business, operations, financial conditions and prospects of the companies included in the comparable companies analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Lightspan and each of the companies included in the comparable company analysis that would affect the public trading values of each. In particular, Lehman Brothers considered the profitability and margins of Lightspan and each of the comparable companies.

Comparable Transactions Analysis

      The comparable transactions analysis provided a market benchmark based on the consideration paid in certain precedent transactions selected by Lehman Brothers. Lehman Brothers reviewed certain publicly available information on six transactions involving target companies that Lehman Brothers deemed comparable to Lightspan. The following transactions were included in Lehman Brothers’ analysis:

Announcement Date	Acquiror Name	Target Name

Jan-03	Hertal Acquisitions PLC	Riverdeep Group PLC
May-02	PLATO Learning, Inc	NetSchools Corporation
Oct-01	The Princeton Review, Inc	Embark.com, Inc.
Sept-01	Riverdeep Group PLC	The Learning Co. (Education Assets)
Sept-01	PLATO Learning, Inc	Teachmaster Technology
Feb-01	PLATO Learning, Inc	Wasatch Interactive Learning Corporation

      Lehman Brothers compared enterprise values in the selected transactions as multiples of LTM revenue, and 1-year forward revenue. All multiples were based on financial information publicly available at the time the relevant transactions were announced. The following table demonstrates the revenue multiples for the selected transactions as well as the implied multiples in the merger.

Enterprise
Value/Revenue Multiple

	LTM	1 Yr. Forward

Mean of Selected Comparable Transactions	3.10x	1.21x
Median of Selected Comparable Transactions	1.92x	1.18x
Merger — base	0.75x	0.61x
Merger — adjusted	0.75x	0.64x

      Lehman Brothers applied a range of selected multiples from the comparable transactions analysis to the corresponding data of Lightspan and derived an implied value range of $16.13 to $23.72 per Lightspan share, as compared to the implied consideration in the merger of $10.50 per Lightspan share. Lehman Brothers concluded that, because the implied consideration in the merger was below the implied value range derived from the analysis, such analysis was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger.

      However, because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences between the business, operations, financial condition and prospects of Lightspan, on the one hand, and the business, operations, financial condition and prospects of the companies included in the comparable transactions group, on the other hand, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transaction analysis and accordingly also made qualitative judgments concerning differences between the reasons for and the circumstances surrounding the merger and the transactions included in the comparable transaction analysis that would affect the acquisition values of Lightspan and the acquired companies.

Premiums Paid Analysis

      Using publicly available information, Lehman Brothers reviewed the premiums paid, or proposed to be paid, in the case of transactions pending as of the date of the Lehman Brothers opinion, in 19 stock-for-stock acquisitions involving software companies since March of 2001. Lehman Brothers calculated the premium per share paid by the acquirer compared to the share price of the target company for one day and 30 days prior to announcement of each transaction. The following table shows the one day and 30 day premiums in the precedent transactions compared to the premiums in the merger.

	1 Day Premium	30 Day Premium

Selected Transactions
Lower Quartile	9.1%	-15.3%
Lower-Mid Quartile	24.4%	19.7%
Median	27.8%	26.2%
Mean	31.5%	33.8%
Upper-Mid Quartile	37.0%	49.0%
Upper Quartile	61.5%	93.6%
Merger
Based on PLATO 9/5 Price	32.5%	56.6%
Based on PLATO 15-day	28.8%	52.2%
Average Price

      Lehman Brothers applied a selected range of premiums from the precedent transactions to the closing share prices of Lightspan as of September 5, 2003 and August 5, 2003 and derived an implied value range of $8.26 to $11.17 per Lightspan share, as compared to the implied consideration in the merger of $10.50 per

Lightspan share. Lehman Brothers concluded that, because the implied consideration in the merger was within the implied value range derived from the analysis, such analysis was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger.

Discounted Cash Flow Analysis

      The discounted cash flow analysis provided a net present valuation of the projected after-tax cash flows (defined as operating cash flow available after working capital, capital spending, tax and other operating requirements) based on the adjusted case of Lightspan for fiscal years 2004 and 2005. Utilizing the assumptions underlying these projections, Lehman Brothers extended the forecast period through 2013. Lehman Brothers discussed these extended projections with the management of PLATO and they agreed with the appropriateness of such extended projections in performing the analysis. Lehman Brothers calculated the present value of the stand-alone, unlevered, after-tax free cash flows that Lightspan could produce over the fiscal years 2004 through 2013. Lehman Brothers also estimated a range of terminal values as of 2013 calculated based on assumed annual free cash flow growth rates in perpetuity beyond 2013 in the range of 3% to 5%. The free cash flows for 2004 through 2013, as well as the estimated terminal values, were then discounted to present values using a discount rate range of 20% to 24%, which is based on Lightspan’s estimated weighted average cost of capital as well as the cost of capital of companies Lehman Brothers deemed comparable to Lightspan. This analysis indicated an overall stand-alone intrinsic value of Lightspan of between $7.08 and $9.75 per share.

      Lehman Brothers then calculated the present value of the Expected Synergies in the merger. The value of the Expected Synergies was calculated based on the anticipated annual free-cash flow impact of the Expected Synergies, capitalized at a discount rate range of 17% to 21%. The value of the Expected Synergies was then adjusted for the amount that will accrue to PLATO stockholders based on PLATO’s pro forma ownership in the merger. Based on this analysis, Lehman Brothers calculated a present value of the Expected Synergies of $8.29 to $11.22 per Lightspan share. When the Expected Synergies value was added to the stand-alone value of Lightspan of between $7.08 and $9.75 per share, the total acquired value of Lightspan based on the discounted cash flow analysis was $15.36 to $20.97 per share. Lehman Brothers concluded that, because the implied consideration in the merger was below the implied value range derived from the analysis, the discounted cash flow analysis was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration paid by PLATO in the merger.

Pro Forma Merger Analysis

      Based on the projections provided by PLATO and Lightspan and assuming the Expected Synergies are realized in accordance with management estimates, Lehman Brothers analyzed the expected pro forma impact of the merger on PLATO’s earnings per share for the fiscal years ending October 31, 2004 and 2005. With respect to 2004, Lehman Brothers concluded that, based on its analysis, if non-cash charges for amortization of intangibles were included in the analysis, the merger would likely be dilutive to PLATO’s earnings per share, and that if non-cash charges for amortization of intangibles were excluded from the analysis, the merger would likely be accretive to earnings per share. With respect to 2005, Lehman Brothers concluded that the merger would likely be accretive to earnings per share. Lehman Brothers concluded that, because the calculation of earnings per share excluding non-cash charges for amortization of intangibles was more reflective of projected operating cash flow, the pro forma merger analysis, on an overall basis, was supportive of its opinion as to the fairness, from a financial point of view, to PLATO of the consideration to be paid by PLATO in the merger.

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The board of directors of PLATO selected Lehman Brothers because of its expertise, reputation, and familiarity with the businesses of PLATO and Lightspan, and because of its investment banking professionals have substantial experience in transactions comparable to the merger.

      As compensation for its services in connection with the merger, PLATO has agreed to pay Lehman Brothers a customary fee, a portion of which is contingent on the consummation of the merger. In addition, PLATO has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by PLATO and the rendering of the Lehman Brothers opinion.

      In the ordinary course of its business, Lehman Brothers may trade in the equity securities of PLATO and Lightspan for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Fairness Opinion of Financial Advisor to the Lightspan Board of Directors

      Lightspan retained U.S. Bancorp Piper Jaffray Inc. to act as its financial advisor, and, if requested, to render to the Lightspan board of directors an opinion as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger.

      U.S. Bancorp Piper Jaffray delivered to the board of directors of Lightspan on September 8, 2003 its oral opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the exchange ratio in the proposed merger was fair, from a financial point of view, to the common stockholders of Lightspan. A copy of U.S. Bancorp Piper Jaffray’s written opinion is attached to this document as Appendix C and is incorporated into this document by reference.

      While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the Lightspan board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the Lightspan board of directors as to the specific form or amount of the consideration to be received by Lightspan stockholders in the proposed merger, which was determined through negotiations between Lightspan and PLATO. U.S. Bancorp Piper Jaffray’s written opinion, which was directed to the Lightspan board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio set forth in the Agreement, does not address Lightspan’s underlying business decision to proceed with or effect the merger or structure of the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which Lightspan might engage and does not constitute a recommendation to any Lightspan stockholder as to how to vote in the merger.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray’s review included:

•	a draft dated September 6, 2003 of the merger agreement;

•	financial and other information of Lightspan and PLATO furnished to or discussed with U.S. Bancorp Piper Jaffray by Lightspan and PLATO;

•	publicly available market and securities data of Lightspan, PLATO and of selected public companies deemed comparable to Lightspan and PLATO; and

•	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger.

      In addition, U.S. Bancorp Piper Jaffray visited the headquarters of PLATO and conducted discussions with members of senior management and auditors of both Lightspan and PLATO concerning the financial condition, operating performance and balance sheet characteristics of Lightspan and PLATO and their views of the strategic rationale of the merger.

      The following is a summary of the material analyses and other information that U.S. Bancorp Piper Jaffray prepared and relied on in delivering its opinion to the board of directors of Lightspan:

Implied Consideration

      Giving effect to the exchange ratio and resulting implied value of PLATO stock consideration of $10.80 per share of Lightspan common stock (based on the closing price for PLATO common stock on September 5,

2003), and the outstanding Lightspan common shares and common share equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock consideration payable in the merger for Lightspan common stock to be approximately $52.7 million. U.S. Bancorp Piper Jaffray also calculated the implied “enterprise value” (equity value plus debt less cash) of Lightspan to be approximately $40.1 million. U.S. Bancorp Piper Jaffray also calculated that the fully diluted shares issued to the stockholders and option holders of Lightspan would be an aggregate of 28.0% of the total PLATO common stock and common stock equivalents based on share information furnished by management of PLATO. U.S. Bancorp Piper Jaffray reviewed the implied value of PLATO stock consideration per share of Lightspan common stock at different market prices for PLATO stock giving effect to the exchange ratio calculations set forth in the merger agreement.

Lightspan and PLATO Market Analysis

      U.S. Bancorp Piper Jaffray reviewed general background information concerning Lightspan and PLATO, including recent financial and operating results and outlook, the price performance of Lightspan and PLATO common stock over the previous 12 months relative to each other, the Nasdaq Stock Market and the group of comparable companies described below, and the stock price and volume over selected periods and the stock trading history of Lightspan and PLATO common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

	Lightspan	PLATO

Closing price on September 5, 2003	$8.15	$8.12
1 week closing average	8.31	7.51
1 month closing average	7.54	6.33
3 months closing average	7.58	5.88
6 months closing average	7.41	5.26
1 year closing average	9.53	5.69
52 week high trade	16.40	8.43
52 week low trade	4.80	3.36

Comparable Company Analysis

      Lightspan. U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to six publicly traded companies deemed comparable to Lightspan. This group comprised Click2Learn Inc., Docent Inc., Princeton Review Inc., Saba Software Inc. Scientific Learning Corp. and PLATO. This group was selected from prepackaged software companies with:

•	market capitalization between $10 and $100 million.

•	latest twelve months net income less than $0.0.

•	latest twelve months operating income less than $0.0.

•	enterprise value greater than $10 million.

      U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Lightspan common stock. All multiples were based on Lightspan’s closing stock price on September 5, 2003. All forward looking data was based on publicly available research analyst estimates. This analysis produced implied per share values for Lightspan ranging from a low of $10.49 to a high of $37.38, with the median implied per share values of $16.44 to $18.76 and the mean implied per share values of $16.41 to $20.25.

      PLATO. U.S. Bancorp Piper Jaffray analyzed financial information and valuation ratios relating to six publicly traded companies deemed comparable to PLATO. This group comprised Click2Learn Inc., Docent Inc., Princeton Review Inc., Saba Software Inc., Scientific Learning Corp. and Lightspan. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of

PLATO common stock. All multiples were based on PLATO’s closing stock price on September 5, 2003. All forward looking data was based on publicly available research analyst estimates. This analysis produced implied per share values for PLATO ranging from a low of $4.14 to a high of $11.22, with the median implied per share values of $6.14 to $7.52 and the mean implied per share values of $7.31 to $8.76.

Comparable Acquisition Analysis

      U.S. Bancorp Piper Jaffray reviewed 17 acquisition transactions involving companies operating in similar businesses as Lightspan’s business. These transactions were selected by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	acquisitions of companies in the prepackaged software market with businesses similar to Lightspan.

•	transactions that have been announced and completed since September 1, 2001.

•	transactions involving targets with latest twelve months revenues between $10 million and $100 million.

•	transactions which were not share repurchases, acquisitions of a minority interest, or hostile transactions.

      Lightspan. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of Lightspan common stock ranging from a low of $4.61 to a high of $43.26, with a median implied per share value of $9.28 and a mean implied per share value of $12.95.

      PLATO. U.S. Bancorp Piper Jaffray applied the resulting multiples of selected valuation data to derive implied equity values per share of PLATO common stock ranging from a low of $2.51 to a high of $19.64, with a median implied per share value of $4.58 and a mean implied per share value of $6.21.

Premiums Paid Analysis

      U.S. Bancorp Piper Jaffray reviewed transactions which U.S. Bancorp Piper Jaffray deemed similar to this transaction to determine the implied premiums (discounts) payable in the transactions over recent trading prices. U.S. Bancorp Piper Jaffray selected these transactions based on the following criteria:

•	transactions where the target was a domestic public company.

•	transactions that have been announced and completed since January 1, 2003.

•	transactions occurring within the broad technology-based industry.

•	targets that U.S. Bancorp Piper Jaffray deemed similar to Lightspan.

•	transactions with a transaction value less than $125 million.

•	transactions which were not share repurchases, acquisitions of a minority interest, or hostile transactions.

      U.S. Bancorp Piper Jaffray performed its analysis on 13 transactions. U.S. Bancorp Piper Jaffray derived implied equity values per share of Lightspan common stock based on the premiums (discounts) paid in these transactions ranging from a low of $4.89 to a high of $30.97, with the median per share values of $10.04 to $11.55 and the mean implied per share values of $11.37 to $12.99.

Discounted Cash Flow Analysis

      Lightspan. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Lightspan in which it calculated the present value of the projected hypothetical future cash flows of Lightspan based on estimates of Lightspan’s management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Lightspan based on the net present value of its implied annual cash flows and a terminal value for Lightspan in 2008 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 30% and a range of terminal value multiples of 0.5x to 1.0x of forecasted 2008 revenue. This analysis resulted in implied per share value of Lightspan ranging from a low of $5.19 to a high of $9.65.

      PLATO. U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for PLATO in which it calculated the present value of the projected hypothetical future cash flows of PLATO based on management estimates. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for PLATO based on the net present value of its implied annual cash flows and a terminal value for PLATO in 2007 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 20% to 25% and a range of terminal value multiples of 0.8x to 1.4x of forecasted 2007 revenue. This analysis resulted in implied per share values of PLATO ranging from a low of $6.65 to a high of $9.95.

Pro Forma Analyses

      U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for calendar year 2004 based on management estimates of Lightspan and PLATO and without including possible synergies and other transaction related expenses. U.S. Bancorp Piper Jaffray determined that the transaction could be dilutive for calendar year 2004 to the projected stand-alone earnings per share of PLATO.

      U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of Lightspan and PLATO to revenue, gross margin and earnings before interest, taxes, depreciation and amortization of the combined company for calendar years 2002 through 2005 based on management estimates of PLATO and Lightspan and without including possible synergies and other transaction related expenses. The analysis indicated that Lightspan and PLATO would contribute to the combined entity as follows:

	Lightspan Contribution

Calendar Year	2002	2003	2004	2005(1)

Revenue	40.4%	38.4%	39.0%	40.3%
Gross Margin	39.1%	37.2%	37.8%	39.0%
EBITDA	NEG	NEG	NEG	NEG

(1)	Calendar year 2005 for Lightspan is based on the 12 months ending January 31, 2006 and calendar year 2005 for PLATO is based on the 12 months ending October 31, 2005.

Historical Exchange Ratio Analysis

      U.S. Bancorp Piper Jaffray analyzed the exchange ratio for this transaction against the “implied” exchange ratio based on average historical stock prices for Lightspan. U.S. Bancorp Piper Jaffray examined the exchange ratios implied by the one week, one month, three months and six months average closing stock prices for Lightspan and PLATO. This analysis produced the following implied historical exchange ratios and premiums (discounts) the merger exchange ratio represents:

Historical Exchange Ratio

	Exchange	One	One	Three	Six
	Ratio	Week	Month	Months	Months

Average Implied Exchange Ratio	1.3300x	1.1099x	1.1970x	1.3061x	1.4484x
Implied Premium (Discount)		19.8%	11.1%	1.8%	(8.2% )

      In reaching its conclusion as to the fairness of the exchange ratio and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

      The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Lightspan, PLATO or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Lightspan and PLATO were compared and other factors that could affect the public trading value of the companies.

      For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Lightspan and PLATO or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility independently to verify such information. U.S. Bancorp Piper Jaffray further relied upon the assurances of Lightspan’s and PLATO’s respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of Lightspan’s and PLATO’s respective management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray expressed no opinion regarding such financial planning data or the assumptions on which it is based.

      For the purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that neither Lightspan nor PLATO is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger. U.S. Bancorp Piper Jaffray assumed the merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any material conditions or obligations thereunder. In arriving at its opinion, U.S. Bancorp Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Lightspan or PLATO or alter the terms of the merger. U.S. Bancorp Piper Jaffray assumed the merger will qualify as a reorganization under the United States Internal Revenue Code.

      In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Lightspan or PLATO, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray expressed no opinion regarding the liquidation value of Lightspan, PLATO or any other entity. Without limiting the generality of the foregoing, U.S. Bancorp Piper Jaffray undertook no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Lightspan, PLATO or any of their respective affiliates was a party or may be subject and, U.S. Bancorp Piper Jaffray’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

      U.S. Bancorp Piper Jaffray’s opinion is necessarily based upon the information available to U.S. Bancorp Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of common stock of Lightspan or PLATO have traded or such stock may trade at any future time. Except as set forth in the engagement letter, U.S. Bancorp Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of the opinion and does not have any obligation to update, revise or reaffirm the opinion.

      U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. U.S. Bancorp Piper Jaffray makes a market in Lightspan common stock and provides research coverage on Lightspan common stock. In the ordinary course of U.S. Bancorp Piper Jaffray’s business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Lightspan and PLATO for their own account or the account of their customers and, accordingly, they may at any time hold a long or short position in such securities. U.S. Bancorp Piper Jaffray acted as an underwriter of Lightspan’s initial public offering in

2000 and also acted as an advisor in connection with Lightspan adopting a shareholder rights plan. In addition, U.S. Bancorp Piper Jaffray acted as an advisor to PLATO in connection with an acquisition in 2002.

      Under the terms of the engagement letter, Lightspan has agreed to pay U.S. Bancorp Piper Jaffray a customary fee for financial advisory services in connection with a purchase or sale transaction of Lightspan. A portion of U.S. Bancorp Piper Jaffray’s customary fee will be remitted to Pacific Capital Partners, LLC. Lightspan also agreed to pay U.S. Bancorp Piper Jaffray a customary fee for rendering its opinion that will be credited against payment of the fee for financial advisory services. Whether or not the transaction is consummated, Lightspan has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Lightspan board of directors.

Material United States Federal Income Tax Consequences

Generally

      The following is a summary discussion addressing the material U.S. federal income tax consequences of the merger generally applicable to Lightspan stockholders who hold their shares of Lightspan common stock as capital assets at the effective time of the merger and who exchange their shares for shares of PLATO common stock and, as applicable, cash in lieu of fractional shares of PLATO common stock in the merger. The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to Lightspan stockholders in light of their particular circumstances, and does not apply to the treatment of stock options or warrants in the merger or the treatment of Lightspan stockholders that are subject to special rules under U.S. federal income tax laws, such as:

•	foreign persons;

•	financial institutions, insurance companies, mutual funds, dealers in securities or foreign currencies, tax-exempt organizations and stockholders subject to the alternative minimum tax;

•	stockholders who hold Lightspan common stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;

•	stockholders who acquired their Lightspan common stock through stock option or stock purchase programs or otherwise as compensation; and

•	stockholders whose functional currency is not the U.S. dollar.

      In addition, this discussion does not consider the tax treatment of Lightspan stockholders that hold their Lightspan shares through a partnership or other pass-through entity and it does not address the tax consequences of the merger under foreign, state or local tax laws or U.S. federal estate tax laws.

      Lightspan stockholders are urged to consult their own tax advisors regarding the tax consequences of the merger to them based on their own circumstances, including the application and effect of U.S. federal, state, local and foreign tax laws.

      The following discussion is based on interpretations of the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such change could be applied retroactively and could affect the accuracy of the statements and conclusions set forth in this discussion and the tax consequences of the merger to PLATO, Lightspan and/or their respective stockholders. The following discussion is not binding on the Internal Revenue Service or a court and each are not precluded from asserting a contrary position.

      Neither PLATO nor Lightspan has requested nor will either request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Lightspan will receive from Cooley Godward LLP, counsel to Lightspan and PLATO will receive from Winston & Strawn LLP, counsel to

PLATO, an opinion that, as of the effective time of the merger, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      It is a condition to the consummation of the merger that each of Cooley Godward LLP and Winston & Strawn LLP render such opinion. The opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement, and also will assume the truth and accuracy of certain factual representations made by PLATO and Lightspan which are customarily given in transactions of this kind.

      Qualification as a “reorganization” means that, subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the merger:

•	A Lightspan stockholder will not recognize gain or loss on the exchange of Lightspan common stock for PLATO common stock pursuant to the merger, except with respect to fractional shares, as discussed below;

•	The total initial tax basis of any PLATO stock received by a Lightspan stockholder in the merger, including any fractional share interest for which cash is received, will be equal to the total tax basis of the Lightspan common stock exchanged therefor; and

•	The holding period of the PLATO common stock received by a Lightspan stockholder in the merger, including any fractional shares deemed received, will include the holding period of the Lightspan common stock surrendered therefor.

      Even if the merger did qualify as a reorganization, the receipt of PLATO common stock could be a taxable transaction if the Internal Revenue Service were to successfully assert that such stock was being issued in whole or in part in exchange for consideration other than Lightspan stock. In addition, opinions of counsel are not binding on the Internal Revenue Service or the courts. As a result, neither PLATO nor Lightspan can assure you that the conclusions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged. If the Internal Revenue Service were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Lightspan stockholder would be required to recognize gain or loss equal to the difference between (i) the fair market value of the PLATO common stock received in the exchange and (ii) the stockholder’s tax basis in the Lightspan stock surrendered therefor. In such event, a Lightspan stockholder’s total initial tax basis in the PLATO common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder’s holding period for the PLATO common stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the Lightspan stockholder’s holding period for the Lightspan common stock was more than one year.

Cash Instead of Fractional Shares

      Each Lightspan stockholder who receives cash in lieu of a fractional share of PLATO common stock in the merger will be treated as having received the fractional share interest in the merger and as having received cash in redemption of such fractional share interest. A Lightspan stockholder who receives cash instead of a fractional share of PLATO common stock generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received instead of a fractional share and (ii) the portion of the stockholder’s basis in its Lightspan stock that is allocated to the fractional share. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the Lightspan stockholder held (or is treated as having held) the Lightspan shares for more than one year as of the effective time of the merger.

Backup Withholding of U.S. Federal Income Tax

      A noncorporate holder of Lightspan shares may be subject to backup withholding with respect to the amount of cash, if any, received instead of fractional share interests unless the stockholder (i) provides a correct taxpayer identification number (which, for an individual stockholder, generally is the stockholder’s social security number) and certifies that he, she or it is not subject to backup withholding on the substitute W-9 that is included as part of the transmittal letter or (ii) otherwise is exempt from backup withholding. Backup withholding will not apply to a Lightspan stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to PLATO and its exchange agent that it is exempt from backup withholding. A Lightspan stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax and may be claimed as a credit against a Lightspan stockholder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Reporting and Record Keeping

      A Lightspan stockholder is required to retain records of the transaction, and to attach to the stockholder’s federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss in the exchange. At a minimum, the statement must include (i) the stockholder’s tax basis in the Lightspan common stock surrendered and (ii) the fair market value, as of the time of the effective date of the merger, of the PLATO common stock received in the exchange therefor.

      The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Lightspan stockholder. Holders of Lightspan common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of foreign, state, local and other tax laws.

Accounting Treatment

      In accordance with United States generally accepted accounting principles, PLATO will account for the merger using the purchase method of accounting. Under this method of accounting, PLATO will record the market value of its common stock issued in connection with the merger, the fair value of the options and warrants to purchase shares of PLATO common stock issued in connection with the merger and the amount of direct acquisition costs associated with the merger as the estimated purchase price of acquiring Lightspan. PLATO will allocate the estimated purchase price to the net tangible and amortizable intangible assets acquired, based on their respective fair values at the date of the completion of the merger. Any excess of the estimated purchase price over those fair values will be accounted for as goodwill.

      Amortizable intangible assets, currently estimated at $27.0 million, will generally be amortized over estimated useful lives of four to seven years, resulting in an estimated accounting charge for amortization attributable to these items of approximately $6.0 million on an annual basis. Goodwill resulting from the merger will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The amount of the estimated purchase price allocated to goodwill, which is based on certain assumptions, is estimated to be approximately $30.0 million. The final fair value of identified intangible assets and goodwill to be recorded from this transaction is dependent on the final management assumptions and conclusions with the assistance of a third party valuation of the acquired assets and may differ materially from our current estimates. If PLATO management should change the assumptions used in the allocation of the purchase price, amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization of intangible assets. The amounts listed in this paragraph are only preliminary estimates. Actual amounts may differ significantly from these estimates.

      In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Regulatory Clearances and Approvals

      PLATO and Lightspan cannot complete the merger until they give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and observe a statutory waiting period requirement. PLATO and Lightspan filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on                           , 2003. At any time before or after the effective time of the merger, and notwithstanding that the waiting period has terminated or the merger may have been consummated, the Federal Trade Commission, the Antitrust Division or any state could take such action under the applicable antitrust or competition laws as it deems necessary or desirable. This action could include seeking to enjoin the completion of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances.

No Dissenter’s or Appraisal Rights

      Under Delaware law, no holder of Lightspan common stock will have any dissenter’s or appraisal rights in connection with the merger.

Quotation on the Nasdaq National Market

      It is a condition to the merger that the shares of PLATO common stock to be issued in the merger and the other shares to be reserved for issuance in connection with the merger be approved for trading on the Nasdaq National Market subject to official notice of issuance.

Delisting and Deregistration of Lightspan Common Stock

      If the merger is completed, Lightspan common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Federal Securities Laws Consequences

      The shares of PLATO common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act, except for PLATO common stock issued to any person who is deemed to be an affiliate of Lightspan or PLATO. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Lightspan and include Lightspan’s officers and directors, as well as its principal stockholders. Lightspan’s affiliates may not sell their PLATO common stock acquired in the merger, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

THE MERGER AGREEMENT

      This section is a summary of the material terms and provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. PLATO and Lightspan encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you. The merger agreement is hereby incorporated by reference into this joint proxy statement/ prospectus.

The Merger

      The merger agreement provides that upon the closing, LSPN Merger Corp., referred to herein as Merger Sub, will be merged with and into Lightspan, with Lightspan as the surviving corporation. As a result of the merger, Lightspan will become a wholly-owned subsidiary of PLATO. The merger will become effective on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware, which the parties have agreed to file as soon as practicable on or after the closing. This is referred to as the “effective time” of the merger. Following the merger, the charter and bylaws of Merger Sub will become the charter and bylaws of Lightspan, and the directors and officers of Merger Sub will become the directors and officers of Lightspan.

The Exchange Ratio and Treatment of Securities

      At the effective time of the merger:

•	each share of Lightspan common stock issued and outstanding immediately prior to the effective time, other than shares of Lightspan common stock held in the treasury of Lightspan or that are owned by Lightspan, PLATO or any of their respective wholly-owned subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties), will cease to be outstanding and will be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of PLATO common stock equal to the exchange ratio;

•	The exchange ratio is dependent on the PLATO stock market value. PLATO stock market value is the weighted average per share closing price of PLATO common stock on the Nasdaq National Market System over the fifteen trading days immediately prior to closing. The exchange ratio shall be determined as follows:

•	if the PLATO stock market value is equal to or greater than $7.89, then the exchange ratio will be 1.330;

•	if the PLATO stock market value is equal to or greater than $6.23, but less than $7.89, then the exchange ratio shall equal $10.50 divided by the PLATO stock market value, which results in Lightspan stockholders receiving in the aggregate approximately $51.2 million in PLATO common stock; and

•	if the PLATO stock market value is less than $6.23, then the exchange ratio shall equal 1.685; provided, however, that if the PLATO stock market value is less than $5.50, Lightspan may terminate the merger agreement unless PLATO agrees to increase the exchange ratio to a value equal to (i) 1.685 multiplied by (ii) $5.50 divided by (iii) the PLATO stock market value.

•	shares of Lightspan common stock held in the treasury of Lightspan or that are owned by Lightspan or PLATO will be canceled and no PLATO common stock or other consideration will be delivered in exchange for this cancellation;

•	each outstanding option to purchase Lightspan common stock issued and outstanding immediately prior to the effective time with an exercise price less than (i) the PLATO stock market value multiplied by (ii) the exchange ratio automatically will be converted into the right to receive an aggregate amount of fully paid and nonassessable shares of PLATO common stock as if such option had been exercised on a “net-exercise” basis immediately prior to the effective time;

•	each outstanding option to purchase Lightspan common stock issued and outstanding immediately prior to the effective time with an exercise price equal to or greater than (i) the PLATO stock market value multiplied by (ii) the exchange ratio automatically will be cancelled at the effective time; provided, however, that each holder of an option to purchase Lightspan common stock that is cancelled pursuant to the merger and that had an exercise price greater than or equal to (i) the PLATO stock market value multiplied by (ii) the exchange ratio, and less than or equal to $12.50, automatically will be granted, following the merger, an option to purchase PLATO common stock exercisable for a period of twelve months from closing of the merger. The number of shares covered by this new option and the per share exercise price of the option will be adjusted for the exchange ratio in the merger;

•	each right to purchase shares pursuant to Lightspan’s employee stock purchase plan outstanding immediately prior to the effective time shall accelerate at the effective time and accordingly, all payroll deductions made prior to the effective time will be used to purchase Lightspan common stock at the effective time in accordance with the terms of Lightspan’s employee stock purchase plan, which Lightspan common stock shall be converted to PLATO common stock as described above;

•	each outstanding warrant to purchase Lightspan common stock that is unexercised immediately prior to the effective time will be converted into a warrant to purchase PLATO common stock on the same terms and conditions as were applicable under the warrant to purchase Lightspan common stock before the merger, except that the number of shares subject to the option shall be multiplied by the exchange ratio (and rounded to the nearest whole share) and the exercise price per share shall be divided by the exchange ratio (and rounded to the nearest cent);

•	each share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of the surviving corporation; and

•	the exchange ratio will be adjusted to provide for any reclassification, recapitalization, stock split, split up, stock dividend, combination, exchange of shares, extraordinary dividend or distribution or any similar transaction with respect to, or rights issued in respect of, Lightspan common stock or PLATO common stock occurring before the merger.

Repricing Option

      In the event that the PLATO stock market value is less than $5.50, Lightspan may, at its option, deliver a written notice to PLATO stating that Lightspan elects to terminate the merger agreement. The merger agreement shall terminate within 5 business days after delivery of such written notice unless PLATO agrees to increase the exchange ratio to a value equal to (i) 1.685 multiplied by (ii) $5.50 divided by (iii) the PLATO stock market value.

Exchange of Certificates

      Promptly after the effective time of the merger,                     , as exchange agent, will mail to each stockholder of record of Lightspan a letter of transmittal containing instructions for the surrender of certificates representing Lightspan common stock in exchange for certificates representing PLATO common stock.

Holders of Lightspan common stock should not send in their certificates until they receive a letter of transmittal from the exchange agent.

      If any Lightspan stock certificate is lost stolen or destroyed, a Lightspan stockholder must provide an appropriate affidavit of that fact. PLATO may require a Lightspan stockholder to deliver a bond as indemnity against any claim that may be made against PLATO with respect to any lost, stolen or destroyed certificate.

      PLATO will not issue any fractional shares in the merger. Instead of issuing fractional shares of PLATO common stock, the holders of shares of Lightspan common stock who would otherwise have been entitled to a fraction of a share of PLATO common stock pursuant to the merger agreement will receive cash in an amount equal to the product of the fractional interest of PLATO common stock the Lightspan stockholder would have been entitled to receive multiplied by the PLATO stock market value. No interest will be paid or accrued on cash in lieu of fractional shares, if any. Lightspan and PLATO currently estimate that not more than $50,000 in the aggregate will be paid to holders of Lightspan common stock in lieu of fractional shares.

      If, after twelve months from the effective time of the merger, a holder of shares of Lightspan common stock has not surrendered the stock certificates representing such shares to the exchange agent, then the holder of stock certificates representing Lightspan common stock may look only to PLATO to receive its shares of PLATO common stock, cash in lieu of fractional shares and any unpaid dividends and distributions on shares of PLATO common stock.

      None of PLATO, Merger Sub, Lightspan or the exchange agent will be liable to any holder of a certificate formerly representing shares of Lightspan common stock for PLATO common stock, cash in lieu of fractional shares or any unpaid dividends and distributions properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Transfer of Shares

      The stock transfer books of Lightspan will be closed immediately upon the effective time and no transfers of shares of Lightspan common stock will be made or recorded on the stock transfer books after the effective time of the merger.

Representations and Warranties of Lightspan

      The merger agreement contains customary representations and warranties of Lightspan, subject to qualifications, with respect to itself and its subsidiaries, relating to, among other things, the following matters:

•	corporate organization;

•	capitalization;

•	the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

•	the absence of conflicts between the charters, bylaws, agreements and applicable laws, on the one hand, and the merger agreement and the consummation of the transactions contemplated thereby, on the other hand;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement with respect to the execution of the merger agreement and the consummation of the transactions contemplated by the agreement;

•	the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	the absence of material changes or events relating to the businesses of Lightspan and its subsidiaries since April 30, 2003;

•	the absence of undisclosed pending or threatened material litigation;

•	compliance with applicable laws and possession of permits;

•	the existence, validity and status of contracts;

•	compliance with environmental laws and regulations;

•	benefits plans and other employment-related matters;

•	intellectual property matters;

•	title to properties;

•	insurance matters;

•	timely filing of tax returns and other tax-related matters;

•	the absence of actions that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

•	the accuracy of information supplied by the parties in connection with this joint proxy statement/ prospectus and the registration statement of which it is a part;

•	the absence of affiliate transactions except as disclosed in the merger agreement and the documents filed by Lightspan with the Securities and Exchange Commission;

•	ownership by Lightspan and its subsidiaries of PLATO common stock;

•	the inapplicability of state anti-takeover laws;

•	the receipt of an opinion from U.S. Bancorp Piper Jaffray, Lightspan’s financial advisor;

•	board approval of the merger agreement and the transactions contemplated thereby; and

•	the absence of undisclosed broker’s and finder’s fees.

Representations and Warranties of PLATO

      The merger agreement also contains customary representations and warranties of PLATO, subject to qualifications, with respect to itself and its subsidiaries, relating to, among other things, the following matters:

•	corporate organization;

•	capitalization;

•	the corporate power and authority to execute, deliver and perform the merger agreement and the related agreements and to consummate the transactions contemplated by these agreements;

•	the absence of conflicts between the charters, bylaws, agreements and applicable laws, on the one hand, and the merger agreement and the consummation of the transactions contemplated thereby, on the other hand;

•	the absence of any required governmental consents, approvals or authorizations other than those specified in the merger agreement with respect to the execution of the merger agreement and the consummation of the transactions contemplated by the agreement;

•	the timely filing of documents and the accuracy of information contained in documents filed with the Securities and Exchange Commission;

•	the absence of undisclosed liabilities;

•	the absence of material changes or events relating to the businesses of PLATO and its subsidiaries since April 30, 2003;

•	the absence of undisclosed pending or threatened material litigation;

•	compliance with applicable laws and possession of permits;

•	the existence, validity and status of contracts;

•	intellectual property matters;

•	timely filing of tax returns and other tax-related matters;

•	the absence of actions that would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

•	the accuracy of information supplied by the parties in connection with this joint proxy statement/ prospectus and the registration statement of which it is a part;

•	ownership by PLATO and its subsidiaries of Lightspan common stock;

•	the receipt of an opinion from Lehman Brothers, PLATO’s financial advisor;

•	board approval of the merger agreement and the transactions contemplated thereby;

•	operations of Merger Sub; and

•	the validity and transferability of PLATO common stock to be issued in the merger.

Conduct of Lightspan’s Business Prior to the Merger

      The merger agreement contains restrictions on Lightspan’s conduct of its business pending the effective time of the merger or the termination of the merger agreement. These restrictions are designed to prevent major changes in Lightspan until the merger takes place, except to the extent set forth in the merger agreement or consented to by PLATO. In general, Lightspan has agreed that:

•	it and each of its subsidiaries will:

•	conduct its business in the usual, regular and ordinary course, in substantially the same manner as conducted at the time of the execution of the merger agreement; and

•	use its reasonable efforts to:

•	keep available the services of its current officers and other employees;

•	preserve intact its current lines of business;

•	maintain its rights and franchises; and

•	preserve its relationship with customers, suppliers and others having business dealings with it; and

•	it and each of its subsidiaries will not, except to the extent set forth in the merger agreement or consented to by PLATO:

•	enter into any new line of business;

•	incur or commit to any capital expenditures or any other obligations or liabilities other than capital expenditures which individually or in the aggregate will not exceed $250,000;

•	incur any additional indebtedness in a single transaction or group of related transactions having a value in excess of 1% of Lightspan’s assets, other than in the ordinary course under its existing line of credit; or

•	enter into any transactions with affiliates.

      Lightspan has further agreed that neither Lightspan nor its subsidiaries will, except to the extent permitted by the merger agreement or consented to by PLATO:

•	declare or pay any dividend or other distribution on any of its capital stock;

•	split, combine or reclassify its common stock;

•	repurchase, redeem or otherwise acquire any of its capital stock or any securities convertible into shares of its capital stock;

•	issue additional shares of or securities convertible into, or options or rights to acquire, any capital stock, except in certain specified cases;

•	amend its certificate of incorporation or bylaws or similar organizational documents;

•	acquire a substantial portion of the assets or securities of any business or person;

•	sell, lease, or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practices;

•	make any material investment in any individual or entity other than its subsidiaries;

•	incur or assume any material debt or guarantee the debt of others other than in the ordinary course of business;

•	take any action that it knows would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

•	increase the compensation of or benefits to officers or directors or increase the compensation of or benefits to employees except for increases in accordance with currently existing contracts as disclosed to PLATO, or provide any new or change any existing benefits plan, or accelerate the vesting of or permit the lapsing of restrictions with respect to any stock options or stock-based awards;

•	materially change its accounting methods or tax elections;

•	settle or compromise claims or proceedings in excess of $250,000;

•	transfer or modify any rights to any intellectual property other than in the ordinary course of business or pursuant to existing agreements previously disclosed to the other party;

•	amend or otherwise modify or terminate any material contract of Lightspan, except in the ordinary course consistent with past practice, or enter into any material joint venture, lease, service or other agreement;

•	take any action or omit to take any action for the purpose of impeding the consummation of the merger agreement or any transaction contemplated by it; or

•	agree or commit to do any of the above.

Conduct of PLATO’s Business Prior to the Merger

      The merger agreement also contains restrictions on the conduct of PLATO’s and its subsidiaries’ businesses pending the effective time of the merger or the termination of the merger agreement. In general, PLATO has agreed that:

•	it and each of its subsidiaries will:

•	conduct its business in the usual, regular and ordinary course, in substantially the same manner as conducted at the time of the execution of the merger agreement and shall not draw down any amounts under its existing lines of credit until the transactions contemplated in the merger agreement are consented to or permitted by the requisite lenders under PLATO’s existing lines of credit; and

•	use its reasonable efforts to:

•	keep available the services of its current officers and other employees;

•	preserve intact its current lines of business;

•	maintain its rights and franchises; and

•	preserve its relationship with customers, suppliers and others having business dealings with it; and

•	it and each of its subsidiaries will not, except to the extent set forth in the merger agreement or consented to by Lightspan:

•	declare or pay any dividend or other distribution on any of its capital stock;

•	split, combine or reclassify its common stock;

•	repurchase, redeem or otherwise acquire any of its capital stock or any securities convertible into shares of its capital stock;

•	issue additional shares of or securities convertible into, or options or rights to acquire, any capital stock, except in certain specified cases;

•	amend its certificate of incorporation or bylaws or similar organizational documents;

•	sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business consistent with past practices;

•	take any action that it knows would prevent the merger from qualifying as a reorganization under Section 368 of the U.S. tax code;

•	materially change its accounting methods or tax elections; or

•	take any action or omit to take any action for the purpose of impeding the consummation of the merger agreement or any transaction contemplated by it.

Stockholder Meetings

      Lightspan has agreed to hold a special meeting of its stockholders to consider and vote upon approval of the merger and the adoption of the merger agreement. PLATO has agreed to hold a special meeting of its stockholders to consider and vote upon approval of the issuance of shares of PLATO common stock pursuant to the merger agreement.

Reasonable Efforts

      Subject to the conditions and limitations specified in the merger agreement, the parties have agreed to use their reasonable efforts to:

•	take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable;

•	prepare and file as promptly as practicable all documentation to effect all necessary applications, filings and other documents;

•	obtain all necessary consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement;

•	make an appropriate filing pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and all other necessary filings with other governmental entities with respect to the merger; and

•	defend any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement.

      The parties have agreed to:

•	supply, as promptly as practicable, any additional information or documentation that may be requested pursuant to the Hart-Scott-Rodino Antitrust Improvements Act;

•	use reasonable best efforts to cause the expiration or early termination of the applicable waiting period; and

•	not extend any waiting period under it or enter into any agreement not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other party. Neither party shall be obligated to hold separate or to divest any of its businesses or assets, or agree to take any action or agree to any limitation that could reasonably be expected to have a material adverse effect on PLATO (assuming the merger has been consummated), or to substantially impair the benefits to PLATO, as of the date of the merger agreement, to be realized from the consummation of the merger, and neither party shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the merger.

No Solicitation

      The merger agreement contains detailed provisions prohibiting Lightspan from seeking an alternative transaction. Under these no solicitation provisions, subject to certain exceptions described below, Lightspan has agreed that neither it nor any of its subsidiaries nor any of their respective officers and directors will:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect any of the following (each of which is referred to in this section as an “acquisition proposal”):

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its significant subsidiaries;

•	any purchase or sale of assets having a fair market value in excess of 10% of the consolidated assets of it or any of its subsidiaries, taken as a whole, including the stock of such subsidiaries; or

•	any purchase or sale of, or tender offer or exchange offer for, its equity securities that, if consummated, would result in a third party owning securities representing 10% or more of its total voting power or the voting power of any of its subsidiaries;

•	have any discussion with or provide any confidential information or non-public data to any third party concerning any acquisition proposal, engage in any negotiation concerning any acquisition proposal or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any acquisition proposal.

      However, the merger agreement permits Lightspan to (a) continue negotiations related to the sale of Academic Systems so long as those negotiations began prior to August 1, 2003, (b) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934) with regard to an acquisition proposal, (c) file with the SEC a report on Form 8-K in accordance with the requirements thereof with respect to the merger agreement, and (d) make any disclosure to Lightspan’s stockholders or any public announcement if, in the good faith judgment of the Lightspan board of directors, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable law, rule or regulation or any duty of the board of directors; provided that Lightspan shall not, except in accordance with the provisions described below, withdraw, modify or qualify their recommendations of the transactions contemplated by the merger agreement.

      The merger agreement also permits Lightspan’s board of directors to (i) withdraw, modify or qualify its recommendations of the transactions contemplated by the merger agreement or (ii) engage in discussions or negotiations with, or provide information to, any third party in response to an unsolicited bona fide written acquisition proposal, or approve or recommend, or propose publicly to approve or recommend, any acquisition proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any acquisition proposal if, and only to the extent that:

•	the approval of Lightspan’s stockholders for the merger agreement and the merger shall not have been obtained;

•	Lightspan has not breached any of its obligations as set forth in the first paragraph of this section above;

•	the board of directors of Lightspan concludes in good faith that there is a reasonable likelihood that such acquisition proposal would lead to a superior proposal (as defined below); and

•	after consultation with outside counsel, Lightspan’s board of directors determines in good faith that it is required to do so in the exercise of its fiduciary duties under applicable law.

      Before Lightspan may, in connection with an acquisition proposal, provide any information to a third party or enter into any discussions with a third party, it must:

•	promptly notify PLATO of inquiries, proposals or offers received by, any information requested from, or any discussions sought to be initiated or continued with any of its representatives; and

•	have received a confidentiality agreement from such third party containing provisions that are at least as restrictive as the comparable provisions in the confidentiality agreement between PLATO and Lightspan.

      In addition, Lightspan has agreed, subject to any obligation of confidentiality to which it may be bound, to promptly keep PLATO informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer, except to the extent that Lightspan’s board of directors, after consultation with outside counsel, determines in good faith that to do so would be inconsistent with the exercise of its fiduciary duties under applicable law. In addition, Lightspan is not obligated to provide PLATO with any information regarding negotiations related to the sale of Academic Systems as described above.

      A “superior proposal” means a bona fide written proposal made by a third party that is (i) an acquisition proposal, except that all references in the definition of acquisition proposal to “10%” shall be changed to “50%” and (ii) on terms which Lightspan’s board of directors determines in its reasonable good faith judgment, after consultation with its financial and legal advisors, to be more favorable to its stockholders than the merger and (b) is reasonably capable of being completed on the terms proposed.

Fees and Expenses

      Subject to the provisions relating to payment of termination fees, all expenses incurred in connection with the merger agreement shall be paid by the party incurring such expenses, except expenses (including filing fees) incurred in the filing, printing and mailing of this joint proxy statement/prospectus, will be shared equally by PLATO and Lightspan.

Directors and Officers Indemnification and Insurance

      The merger agreement provides that PLATO will indemnify and hold harmless, and advance expenses to all directors, officers and employees of Lightspan to the same extent as they are indemnified pursuant to Lightspan’s certificate of incorporation, bylaws and indemnification agreements for acts or omissions occurring prior to the effective time. PLATO will maintain in the surviving corporation’s or any successor’s certificate of incorporation and bylaws for a period of six years after the effective time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are the same as the corresponding provisions in the current certificate of incorporation and bylaws of Lightspan.

      In addition, Lightspan will purchase at or prior to the effective time, a five-year extended reporting period endorsement covering those Lightspan directors, officers and employees covered by Lightspan’s existing insurance coverage on terms that are no less favorable to the insured than the terms of Lightspan’s current coverage, provided that the total cost of the five-year extended reporting period endorsement shall not exceed 400% of the annual premium paid by Lightspan for the period from January 31, 2002 to January 31, 2003.

NASDAQ

      PLATO has agreed to use its reasonable best efforts to cause the PLATO common stock issued in the merger and the shares of PLATO common stock reserved for issuance upon exercise of replacement options granted to Lightspan option holders to be approved for listing on the NASDAQ National Market.

Affiliates

      Not less than 45 days prior to the date of the Lightspan stockholders meeting, Lightspan has agreed to deliver to PLATO a letter identifying all persons who may be deemed affiliates for purposes of Rule 145 under the Securities Act, which list shall be updated as is reasonably necessary. Lightspan will use its reasonable efforts to cause each person identified on this list to deliver to PLATO prior to the effective time of the merger an affiliate agreement substantially in the form attached as a part of Annex A to this joint proxy statement/prospectus.

Other Additional Agreements

      PLATO and Lightspan have agreed to additional agreements in the merger agreement as follows:

•	promptly notify the other of the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause (i) any representation or warranty contained in the merger agreement to be untrue or inaccurate that could reasonably be expected to have a material adverse effect; or (ii) any covenant, condition or agreement under the merger agreement not to be complied with or satisfied that could reasonably be expected to have a material adverse effect;

•	promptly notify the other of any failure of PLATO or Lightspan, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it such that could reasonably be expected to have a material adverse effect;

•	Lightspan will use its reasonable efforts to cause to be delivered to PLATO a letter from independent public accountants addressed to PLATO in form and substance reasonably satisfactory to PLATO and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 of which this joint proxy statement/prospectus is a part;

•	PLATO shall appoint John T. Kernan to PLATO’s board of directors as a Class I director;

•	the board of directors of Lightspan shall take all actions to render Lightspan’s existing rights agreement inapplicable to the merger and the transactions contemplated by the merger agreement (in this regard, the board of directors of Lightspan approved an amendment to the rights agreement on September 8, 2003);

•	Lightspan shall take all actions reasonably necessary and desirable to terminate Lightspan’s option plans and employee stock purchase plan effective at the effective time;

•	Lightspan shall not grant any additional warrants prior to the effective time; and

•	PLATO has agreed that each holder of an option to purchase Lightspan common stock that was issued and outstanding immediately prior to the effective time with an exercise price greater than or equal to (i) the PLATO stock market value multiplied by (ii) the exchange ratio, but less than or equal to $12.50, automatically will be granted, following the merger, an option to purchase PLATO common stock exercisable for a period of twelve months from closing of the merger. The number of shares subject to the Lightspan option shall be multiplied by the exchange ratio (and rounded to the nearest whole share) and the exercise price per share shall be divided by the exchange ratio (and rounded to the nearest cent).

Conditions to the Consummation of the Merger

      The respective obligations of PLATO and Lightspan to effect the merger are subject to the following conditions:

•	the approval of the stockholders of Lightspan of the merger and the adoption of the merger agreement, and approval of the stockholders of PLATO of the issuance of PLATO common stock pursuant to the merger agreement;

•	the absence of any law, temporary restraining order, injunction or other order issued by a court that has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

•	the shares of PLATO common stock to be issued in the merger and all other shares to be reserved for issuance in connection with the merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; and

•	the registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective, shall not be the subject of a stop order suspending the effectiveness of the registration statement, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

      PLATO’s obligations to effect the merger are subject to the following additional conditions:

•	the representations and warranties of Lightspan in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, are true and correct when made and as of the closing date (except to the extent the representation and warranty speaks to another date, in which case are true and correct as of the other date), in each case except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Lightspan;

•	PLATO has received a certificate of the chief executive officer and chief financial officer of Lightspan dated as of the closing date to the effect set forth in the above bullet;

•	Lightspan has performed in all material respects all obligations required to be performed by it under the merger agreement, and PLATO has received a certificate of the chief executive officer and chief financial officer of Lightspan to that effect;

•	Lightspan has obtained the consents and approvals of third parties required by the merger agreement including the consent of Sony Computer Entertainment Inc.;

•	John T. Kernan shall have entered into a lock-up agreement and a non-competition, non-solicitation and consulting agreement;

•	Lightspan shall not have received notice of the intent to terminate contracts representing more than 10% of Lightspan’s annual revenues; and

•	PLATO has received from Winston & Strawn LLP, counsel to PLATO, or counsel to Lightspan if Winston & Strawn LLP does not render such opinion, a written opinion to the effect that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

      Lightspan’s obligations to effect the merger are subject to the following additional conditions:

•	the representations and warranties of PLATO in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, are true and correct when made and as of the closing date (except to the extent the representation and warranty speaks to another date, in which case are true and correct as of the other date) in each case except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on PLATO, and Lightspan has received a certificate of the chief executive officer and chief financial officer of PLATO and an authorized officer of the Merger Sub to that effect;

•	PLATO has performed in all material respects all obligations required to be performed by it under the merger agreement, and Lightspan has received a certificate of the chief executive officer and chief financial officer of PLATO to that effect;

•	Lightspan has received from Cooley Godward LLP, counsel to Lightspan, or counsel to PLATO if Cooley Godward LLP does not render such opinion, a written opinion to the effect that for federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

•	John T. Kernan shall have been appointed to PLATO’s board of directors as a Class I Director.

Termination

      The merger agreement provides that at any time prior to the effective time of the merger, and except as specifically provided in the merger agreement, whether before or after the PLATO special meeting or the Lightspan special meeting, the merger agreement may be terminated:

•	by mutual written consent of PLATO and Lightspan;

•	by either PLATO or Lightspan if:

•	the merger has not been completed on or before December 31, 2003, provided that the party seeking termination did not fail to fulfill any obligation under the merger agreement that has been a material cause of, or resulted in, the failure of the closing to occur on or before December 31, 2003;

•	any governmental entity (i) issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable or (ii) fails to issue an order, decree or ruling or fails to take some other action which is necessary to fulfill a closing condition to the merger and such denial or failure shall have become final and non-appealable, provided that this right to terminate shall not be available to a party whose failure to comply with provisions of the merger agreement relating to the use of reasonable efforts has been the primary cause of such prohibition or denial;

•	Lightspan stockholders do not approve the merger and adopt the merger agreement at the Lightspan special meeting or PLATO stockholders do not approve the issuance of shares of PLATO common stock pursuant to the merger agreement at the PLATO special meeting (provided that the party seeking to terminate the merger agreement shall not be in material breach of any of its obligations hereunder); or

•	the Lightspan board of directors changes its recommendation for the adoption of the plan of merger contained in the merger agreement, or takes action with respect to or pursues an unsolicited third-party acquisition proposal, in each case as permitted by the merger agreement;

•	by Lightspan if:

•	PLATO’s board of directors fails to recommend the approval of the issuance of PLATO common stock pursuant to the merger agreement by its stockholders or withdraws, modifies or qualifies (or proposes to do any of them) in a manner adverse to Lightspan or takes any action or makes any statement in connection with its stockholder meeting inconsistent with such recommendation;

•	PLATO fails to call a stockholder meeting or mail its stockholders the joint proxy statement/prospectus pursuant to the terms of the merger agreement;

•	PLATO materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement, such that the conditions to closing are not capable of being satisfied on or before the termination date; or

•	PLATO stock market value is less than $5.50 and PLATO does not elect to increase the exchange ratio pursuant to the terms of the merger agreement;

•	by PLATO if:

•	Lightspan’s board of directors fails to recommend the adoption of the plan of merger contained in the merger agreement by its stockholders or withdraws, modifies or qualifies (or proposes to do any of them) in a manner adverse to PLATO or takes any action or makes any statement in connection with its stockholder meeting inconsistent with such recommendation;

•	Lightspan willfully and materially breaches its obligations with respect to non-solicitation;

•	Lightspan fails to call a stockholder meeting or mail its stockholders the joint proxy statement/prospectus pursuant to the terms of the merger agreement; or

•	Lightspan materially breaches or fails to perform any of its representations, warranties, covenants or other agreements in the merger agreement, such that the conditions to closing are not capable of being satisfied on or before the termination date.

Termination Fees

      Lightspan has agreed to pay PLATO a termination fee of $1 million if:

•	PLATO or Lightspan terminates the merger agreement as a result of Lightspan’s board of directors failing to recommend the adoption of the plan of merger contained in the merger agreement by its stockholders or withdrawing, modifying or qualifying such recommendation (or proposing to do any of them) in a manner adverse to PLATO or taking any action or making any statement in connection with its stockholder meeting inconsistent with such recommendation;

•	PLATO terminates the merger agreement as a result of Lightspan willfully and materially breaching its obligations with respect to non-solicitation;

•	PLATO terminates the merger agreement as a result of Lightspan failing to call a stockholder meeting or mailing its stockholders the joint proxy statement/prospectus pursuant to the terms of the merger agreement; or

•	PLATO terminates the merger agreement as a result of Lightspan materially breaching or failing to perform any of its representations, warranties, covenants or other agreements in the merger agreement, such that the conditions to closing are not capable of being satisfied on or before the termination date.

      Lightspan has agreed to pay PLATO a termination fee of $500,000 if:

•	PLATO terminates the merger agreement as a result of:

•	the merger not being completed on or before December 31, 2003 without Lightspan’s special meeting having occurred, provided that the failure to complete the merger by the termination date was not a result of PLATO’s failure to fulfill any of its obligation under the merger agreement;

•	at any time prior to the termination of the merger agreement an acquisition proposal with respect to Lightspan being publicly announced or otherwise communicated to the stockholders of Lightspan; and

•	within 12 months of the termination of the merger agreement, Lightspan or any of its subsidiaries entering into any definitive agreement with respect to, or consummating, any acquisition proposals; or

•	PLATO terminates the merger agreement as a result of:

•	the stockholders of Lightspan failing to approve the merger and adopt the merger agreement, provided that Lightspan’s board of directors did not fail to recommend the adoption of the plan of merger contained in the merger agreement by its stockholders and did not withdraw, modify or qualify such recommendation (or propose to do any of them) in a manner adverse to PLATO or take any action or making any statement in connection with its stockholder meeting inconsistent with such recommendation;

•	at any time prior to the termination of the merger agreement an acquisition proposal with respect to Lightspan being publicly announced or otherwise communicated to the stockholders of Lightspan; and

•	within 12 months of the termination of the merger agreement, Lightspan or any of its subsidiaries entering into any definitive agreement with respect to, or consummating, any acquisition proposals.

      PLATO has agreed to pay Lightspan a termination fee of $500,000 if:

•	Lightspan terminates the merger agreement as a result of PLATO’s board of directors failing to recommend the approval of the issuance of PLATO common stock pursuant to the merger agreement by its stockholders or withdrawing, modifying or qualifying such recommendation (or proposing to do any of them) in a manner adverse to Lightspan or taking any action or making any statement in connection with its stockholder meeting inconsistent with such recommendation;

•	Lightspan terminates the merger agreement as a result of PLATO failing to call a stockholder meeting or mailing its stockholders the joint proxy statement/prospectus pursuant to the terms of the merger agreement; or

•	Lightspan terminates the merger agreement as a result of PLATO materially breaching or failing to perform any of its representations, warranties, covenants or other agreements in the merger agreement, such that the conditions to closing are not capable of being satisfied on or before the termination date.

Amendment; Extension and Waiver

      The parties may amend the merger agreement at any time before or after the approval of the proposals by the Lightspan stockholders. Following any such stockholder approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

      At any time prior to the effective time of the merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance by the other party with any of the agreements or conditions in the merger agreement.

      Any extension or waiver described above will be valid if set forth in writing and signed on behalf of the waiving party.

Related Agreements

Lightspan Voting Agreement

      John T. Kernan, Chairman and Chief Executive Officer of Lightspan, and Carl E. Zeiger, President and Chief Operating Officer of Lightspan, have entered into a voting agreement with PLATO, and have granted

John Murray and Gregory J. Melsen, each of whom is an employee of PLATO, irrevocable proxies to vote all of the voting securities of Lightspan which are beneficially owned by each of them as follows:

•	in favor of the adoption and approval of the merger agreement and the merger and any actions required in furtherance of the merger agreement or the Lightspan voting agreement;

•	against any action that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of Lightspan under the merger agreement or of the stockholders under the Lightspan voting agreement;

•	against other corporate transactions (other than the merger) such as a merger, consolidation or other business combination involving Lightspan; a sale, lease or transfer of all or a substantial amount of assets of Lightspan; or a reorganization, recapitalization, dissolution, winding up, extraordinary dividend or distribution or liquidation of Lightspan;

•	against any change in a majority of the individuals who constitute Lightspan’s board of directors;

•	against any material change in Lightspan’s corporation structure or business;

•	against any change in the present capitalization of Lightspan or any amendment of Lightspan’s certificate of incorporation or bylaws; and

•	against any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the merger and the transactions contemplated by the Lightspan voting agreement and the merger agreement.

      As of September 19, 2003, John T. Kernan and Carl E. Zeiger beneficially owned 287,895 shares of Lightspan common stock, representing approximately 6.0% of the voting power of the outstanding Lightspan common stock. The Lightspan voting agreement will terminate on the earlier of the termination of the merger agreement or the effective time of the merger. The form of the Lightspan voting agreement is attached to this joint proxy statement/prospectus as part of Annex A.

PLATO Voting Agreement

      John Murray, President and Chief Executive Officer of PLATO, has entered into a voting agreement with Lightspan, and has granted John T. Kernan and Carl E. Zeiger, each of whom is an employee of Lightspan, irrevocable proxies to vote all of the voting securities of PLATO which are beneficially owned by him as follows:

•	in favor of the approval of the issuance of PLATO common stock pursuant to the terms of the merger agreement and any actions required in furtherance of the merger agreement and the PLATO voting agreement; and

•	against any action that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of PLATO under the merger agreement or of Mr. Murray under the PLATO voting agreement.

      As of September 19, 2003, Mr. Murray beneficially owned 43,730 shares of PLATO common stock, representing approximately 0.3% of the voting power of the outstanding PLATO common stock. The PLATO voting agreement will terminate on the earlier of the termination of the merger agreement or the effective time of the merger. The form of the PLATO voting agreement is attached to this joint proxy statement/prospectus as part of Annex A.

Affiliate Agreements

      Lightspan has agreed to use reasonable commercial efforts to cause each of its affiliates to execute an affiliate agreement prior to the effective time of the merger. Pursuant to the form of affiliate agreement, each affiliate will agree not to sell, transfer or otherwise dispose of PLATO common stock received in the merger in violation of the rules and regulations of the Securities and Exchange Commission promulgated under the

Securities Act of 1933, as amended, and will acknowledge the resale restrictions imposed by Rule 145 under the Securities Act on shares of PLATO common stock to be received by such affiliate in the merger. In accordance with the affiliate agreement, PLATO will be entitled to place appropriate legends on these Lightspan stockholders’ certificates evidencing any PLATO common stock to be received by them. The form of the Lightspan affiliate agreement is attached to this joint proxy statement/prospectus as part of Annex A.

Lock-up Agreement

      As required by the merger agreement, John T. Kernan has entered into a lock-up agreement with PLATO that prohibits Mr. Kernan from selling any PLATO shares that he receives in the merger for a period of 180 days after the effective time. The lock-up agreement contains provisions customary for agreements of this type. The form of the lock-up agreement is attached to this joint proxy statement/prospectus as part of Annex A.

Consulting Agreement

      As required by the merger agreement, John T. Kernan has entered into a consulting agreement with PLATO for a term of two years. The consulting agreement contains confidentiality, proprietary information and non-competition and non-solicitation clauses customary for agreements of this type. Mr. Kernan is the Chairman and Chief Executive Officer of Lightspan. The form of the consulting agreement is attached to this joint proxy statement/prospectus as part of Annex A.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain information regarding stock ownership, biographies, compensation and transactions of PLATO management and executive directors is included in PLATO’s annual report on Form 10-K at Items 10, 11, 12 and 13 and is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 86.

      Certain information regarding stock ownership of Lightspan management and executive directors is included in Lightspan’s most recent annual report on Form 10-K, as amended, at Item 12 and is incorporated herein by reference. Biographical information for Mr. John T. Kernan and information regarding certain transactions between Lightspan and Mr. Kernan is included in Lightspan’s most recent Annual Report on Form 10-K, as amended, at Item 10 and Item 13, and also is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 86.

Interests of PLATO Directors and Officers

      As of September 19, 2003, the directors and executive officers of PLATO collectively owned directly approximately 53,915 shares of PLATO common stock. As of September 19, 2003, the directors and executive officers of PLATO and their affiliates may be deemed to have beneficial ownership of approximately 934,065 shares of PLATO issued and outstanding common stock. These officers and executive directors may be deemed to have beneficial ownership either by themselves or with others.

Recent Developments of PLATO

      On September 16, 2003, Dr. John (Ted) T. Sanders was appointed to the board of directors of PLATO as a Class I Director. The term of Class I directors is for three years until the 2006 annual meeting of PLATO. The current Class II and Class III Directors of PLATO will continue in office until the 2004 and 2005 annual meetings of PLATO, respectively.

      Dr. Sanders, age 62, has served as president of the Education Commission of the States since February 2000. Prior to serving as president of the Education Commission of the States, Dr. Sanders served as president of Southern Illinois University since 1995. Dr. Sanders holds a bachelor’s degree from Wayland Baptist University, a master’s degree from Washington State University and a doctor of education degree in educational administration and higher education from the University of Nevada at Reno.

      In 2003, PLATO directors who were not employees or affiliates of PLATO were eligible to receive grants of options to acquire shares of PLATO common stock as follows: 15,000 options upon initial election to the board of directors and 6,750 options on the annual meeting date for service in the prior fiscal year (including directors who retire or do not stand for re-election). In addition, for service in the current fiscal year, directors receive 10,000 options on the annual meeting date for service for the director year going forward, the chairman of the board receives 5,000 options and committee chairs receive 1,500 options. The chairman of the PLATO board of directors has the option to recommend additional grants based on PLATO performance and the achievement of goals. All options will be granted at the fair market value of PLATO common stock on the date of grant, vest immediately and expire eight years following the date of grant. In 2003, directors who were not employees or affiliates of PLATO received options to acquire an aggregate of 116,750 shares of PLATO common stock at an exercise price of $3.99 per share.

      On September 16, 2003, Dr. Sanders was granted 15,000 options to purchase PLATO common stock at an exercise price of $7.95 per share. As of September 26, 2003, the closing price of PLATO common stock on the Nasdaq National Market was $7.70.

      All travel and business expenses relating to meeting attended and the conduct of business on behalf of PLATO are reimbursed. Directors who are employees or affiliates of PLATO receive no additional compensation for their services as a director.

      As of September 19, 2003, Dr. Sanders did not beneficially own any shares of PLATO common stock. All PLATO directors and executive officers as a group (which includes 14 people) beneficially own

934,065 shares of PLATO common stock, which represents approximately 5.3% of the issued and outstanding shares of PLATO common stock, and includes 855,586 shares of PLATO common stock subject to stock options that are currently exercisable or exercisable within 60 days.

      “Beneficial Ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to securities or has the right to acquire such power within 60 days. Shares beneficially owned and percentage of ownership are based on 17,667,216 shares of outstanding PLATO common stock.

Interests of Lightspan Directors and Officers

      In considering the recommendation of the Lightspan board of directors to vote in favor of approval of the merger and adoption of the merger agreement, you should be aware that certain directors and officers of Lightspan have pre-existing arrangements that may result in the realization of interests in the merger that are different from, or in addition to, the interests of Lightspan stockholders generally, including the following:

•	because the merger will result in a sale and change of control of Lightspan, certain stock options held by Lightspan’s directors and officers will accelerate and immediately vest upon a change of control; and

•	under existing Lightspan employment and similar agreements, certain severance payments will be triggered as a result of the merger;

      In addition, the following arrangements have been entered into in connection with the merger:

•	PLATO has agreed to cause the surviving corporation in the merger to indemnify each present and former Lightspan officer and director against liabilities arising out of such person’s services as an officer or director of Lightspan prior to the merger to the same extent as is currently available under Lightspan’s certificate of incorporation and bylaws;

•	PLATO will cause the surviving corporation to maintain officers’ and directors’ liability insurance to cover any such liabilities for five years following the merger;

•	PLATO will enter into a non-competition, non-solicitation and consulting agreement with John T. Kernan, Lightspan’s Chairman of the Board and Chief Executive Officer, effective upon the merger; and

•	upon completion of the merger, John T. Kernan, Lightspan’s Chairman of the Board and Chief Executive Officer, will be appointed to PLATO’s board of directors as a Class I director.

      These interests are described below, to the extent that they are material. The Lightspan board of directors was aware of, and considered the interests of, themselves and Lightspan’s executive officers in approving the merger and adopting the merger agreement.

      Lightspan Stock Ownership. As of September 26, 2003, the directors and executive officers of Lightspan collectively owned directly approximately 293,267 shares of Lightspan common stock. These officers and executive directors may be deemed to have beneficial ownership either by themselves or with others.

      Consulting Agreement. As required by the merger agreement, John T. Kernan has entered into a consulting agreement with PLATO for a term of two years. The consulting agreement contains confidentiality, proprietary information and non-competition and non-solicitation clauses customary for agreements of this type. Mr. Kernan is the chairman and chief executive officer of Lightspan. The form of the consulting agreement is attached to this joint proxy statement/ prospectus as part of Annex A.

      Severance. Each of John T. Kernan, Carl Zeiger, James Dredge, Sandy Fivecoat and Michael A. Sicuro have employment agreements with Lightspan. Such employment agreements provide for severance benefits in the event that the individual’s employment is terminated within three months prior to or one year after a change of control of Lightspan. Based on the terms of such employment agreements, if the merger is consummated, Messrs. Kernan, Zeiger and Sicuro will each receive a cash severance payment equal to twenty-four (24) months of such officer’s base salary as in effect at the time of termination plus an amount equal to the average bonus earned by such officer over the twenty-four (24) months prior to the date of termination. If the merger is consummated, Mr. Dredge and Ms. Fivecoat will each receive a cash severance payment equal to twelve (12) months of such officer’s base salary as in effect at the time of termination plus an amount equal to the average bonus earned by such officer over the twelve (12) months prior to the date of termination. Accordingly, as a result of the termination of these officers’ employment with Lightspan upon the consummation of the merger, they will collectively receive payments in the aggregate equal to approximately $2,900,000.

      Stock Option Plan. Pursuant to the terms of their respective employment agreements, any unvested stock options held by John T. Kernan, Carl Zeiger, James Dredge, Sandy Fivecoat and Michael A. Sicuro will accelerate, vest and be immediately exercisable upon the effective date of the merger. The aggregate number of unvested shares held by Messrs. Kernan, Zeiger, Dredge and Sicuro and Ms. Fivecoat, as of September 26, 2003, that will accelerate and vest upon the effective date of the merger is 174,976.

Recent Developments of Lightspan

      On September 10, 2003, Lightspan received a letter from the Nasdaq National Stock Market indicating that Lightspan had regained compliance for the listing of its shares on the Nasdaq National Market under Nasdaq Marketplace Rule 4450(a)(5).

COMPARISON OF RIGHTS OF HOLDERS OF PLATO COMMON STOCK AND
LIGHTSPAN COMMON STOCK

      Upon completion of the merger, holders of Lightspan common stock will become entitled to receive PLATO common stock. Both PLATO and Lightspan are corporations organized under the laws of the State of Delaware. The following is a summary of some material differences between the rights of holders of PLATO common stock and the holders of Lightspan common stock. The differences arise from differences between PLATO’s amended certificate of incorporation, as further amended from time to time, and PLATO’s amended and restated bylaws, on the one hand, and Lightspan’s amended and restated certificate of incorporation, as further amended from time to time, and the Lightspan bylaws, on the other hand.

      The following comparison of rights of holders of PLATO common stock and Lightspan common stock is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to stockholders and is subject to and qualified by all respects to the Delaware General Corporation Law, and the certificates of incorporation and bylaws of both PLATO and Lightspan. For information on how the documents may be obtained, see “Available Information” on page 1.

Capitalization

      PLATO. PLATO’s authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of August 31, 2003, 16,365,524 shares of PLATO common stock were issued and outstanding and 1,723,665 were held in treasury and no shares of PLATO preferred stock were issued and outstanding.

      Lightspan. Lightspan has the authority to issue 250,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value of $0.001 per share. As of September 8, 2003, 4,768,016 shares of Lightspan common stock were issued and outstanding and no shares of Lightspan preferred stock were issued and outstanding.

Voting Rights; Action in Lieu of Meeting

      PLATO. PLATO stockholders are entitled to one vote per share of common stock. Except as otherwise provided by law, the holders of PLATO common stock vote as a single class on all matters. When a quorum is present (a majority of the issued and outstanding stock entitled to vote), the affirmative vote of the holders of a majority of the stock represented and entitled to vote shall decide any question brought before PLATO stockholders. PLATO stockholders may act without a meeting by written consent signed by all of the holders of outstanding stock of PLATO.

      Lightspan. Lightspan stockholders are entitled to one vote per share of common stock. Except as otherwise provided by law, the holders of Lightspan common stock vote as a single class on all matters. Lightspan stockholders may not take action by written consent and may only take action at an annual or special meeting called in accordance with Lightspan’s bylaws.

Notice

      PLATO. PLATO stockholders are entitled to notice of the date, time and place (and purpose in the case of special meetings) of stockholder meetings not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Such notice shall be delivered either personally or by mail addressed to the stockholder, as it appears in the corporation’s records.

      Lightspan. Lightspan stockholders are entitled to notice of the place, date and hour and purpose or purposes of stockholder meetings not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Such notice shall be delivered by mail addressed to the stockholder, as it appears in the corporation’s records.

Special Meetings

      PLATO. Annual stockholder meetings for the election of directors and for any other purpose shall be held at such time and place as shall be designated from time to time by the board of directors. Special meetings of PLATO stockholders, for any purpose or purposes, may be called only by the chairman of the board of directors, the chief executive officer, or the president of the corporation and shall only be called by any such officer at the request in writing of a majority of the board of directors.

      Lightspan. Annual stockholder meetings for the election of directors and for any other purpose shall be held at such time and place as shall be designated from time to time by the board of directors. Special meetings of Lightspan stockholders may be called only by the chairman of the board of directors, the chief executive officer or the president of the corporation, or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Number, Election, Vacancy and Removal of Directors

      PLATO. The PLATO board of directors consists of three classes, as nearly equal in number as possible, one class of which is elected each year to succeed the directors whose three-year term is expiring. Directors are elected by a plurality of the vote of the stockholders. PLATO’s certificate of incorporation and bylaws provide that the number of directors is determined by resolution of PLATO’s board of directors but cannot be less than three or more than 11. PLATO currently has seven directors. Subject to the rights of the holders of any series of PLATO preferred stock, any vacancies and newly created directorships on PLATO’s board of directors may be filled by a majority vote of directors in office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created. Directors may only be removed for cause, by the vote of the holders of at least a majority of shares of capital stock then entitled to vote at an election of directors. “Cause” is defined in the bylaws as the willful and continuous failure substantially to perform one’s duties to the corporation or the willful engaging in gross misconduct materially and demonstrably injurious to the corporation. Directors may not be nominated for re-election as a director after they have reached either (i) twelve (12) years service as a director or (ii) the director’s seventieth (70th) birthday.

      Lightspan. The Lightspan board of directors consists of three classes, one class of which is elected each year to succeed the directors whose three-year term is expiring. Lightspan’s board of directors currently consists of seven members. Lightspan’s charter and bylaws provide that the number of directors shall be fixed by resolution of Lightspan’s board of directors. Subject to the rights of the holders of any series of Lightspan’s preferred stock, any vacancies on Lightspan’s board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless Lightspan’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of Lightspan’s board of directors, and not by the stockholders. Lightspan’s charter and bylaws are silent regarding removal of directors. The Delaware General Corporate Law provides that in the case of a corporation whose board is classified, stockholders may affect the removal of a director only for cause. Lightspan’s charter provides for a classified board, therefore the stockholders may only remove a director for cause.

Liability of Directors and Officers

      PLATO. PLATO indemnifies directors to the fullest extent permitted by the General Corporation Law of the State of Delaware, and a director shall not be liable to PLATO or its stockholders for monetary damages for a breach of fiduciary duty as a director. PLATO indemnifies its directors and officers against necessary and actual expenses incurred in defense of any action in which the director or officer was made a party by reason of being a director or officer except in the case that the director or officer was acting in bad faith, or not in the best interests of the corporation or guilty of misconduct. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such indemnified party to repay such amount if it is ultimately determined that such indemnified party was not entitled to indemnification.

      Lightspan. Lightspan’s directors are not liable for monetary damages, and are indemnified by Lightspan, each to the fullest extent permitted by the General Corporation Law of the State of Delaware. Lightspan indemnifies its directors and officers against necessary and actual expenses incurred in defense of any action in which the director or officer was made a party by reason of being a director or officer except in the case that the director or officer was acting in bad faith or not in the best interests of the corporation. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such indemnified party to repay such amount if it is ultimately determined that such indemnified party was not entitled to indemnification.

Dividends

      PLATO. Dividends may be declared by the PLATO board of directors at any regular or special meeting and paid out in cash, property or in shares of capital stock. PLATO may set aside out of funds available for dividends a reserve to meet contingencies or other purpose.

      Lightspan. Dividends may be declared by the Lightspan board of directors at any regular or special meeting and paid out in cash, property or in shares of capital stock. Lightspan may set aside out of funds available for dividends a reserve to meet contingencies or other purpose.

Charter Document Amendments

      PLATO. PLATO reserved the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the certificate of incorporation and by the laws of the State of Delaware, and all rights conferred upon stockholders by the certificate of incorporation are granted subject to that reservation. The board of directors is expressly authorized to make, alter, or repeal the by-laws of the corporation. PLATO’s bylaws may be amended at a meeting of the PLATO board of directors by a majority vote of the directors or the bylaws may be amended by the holders of a majority of the outstanding capital stock entitled to vote thereon.

      Lightspan. Lightspan reserved the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by the certificate of incorporation and by the laws of the State of Delaware, and all rights conferred upon stockholders by the certificate of incorporation are granted subject to that reservation. Amendments to provisions of Lightspan’s certificate of incorporation related to the board of directors and the liability of directors can only be made if approved by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of Lightspan. The board of directors is expressly authorized to adopt, amend, or repeal the by-laws of the corporation. Lightspan’s bylaws may also be amended by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of voting stock of Lightspan entitled to vote.

Merger

      PLATO. There is no mention of the required vote by the stockholders to approve a merger. Under Section 251(c) of the Delaware General Corporation Law, a majority of the outstanding stock of the corporation entitled to vote thereon is necessary to approve a merger.

      Lightspan. There is no mention of the required vote by the stockholders to approve a merger. Under Section 251(c) of the Delaware General Corporation Law, a majority of the outstanding stock of the corporation entitled to vote thereon is necessary to approve a merger.

Rights Plan

      PLATO. PLATO does not have a stockholder rights plan.

      Lightspan. Lightspan entered into a stockholder rights agreement dated as of February 14, 2002 with Computershare Investor Services, LLC as rights agent. Under this agreement, each outstanding share of Lightspan common stock issued on or after March 8, 2002 has attached to it a stock purchase right. These rights trade with the Lightspan common stock and are not currently exercisable.

      The rights detach from the common stock and become exercisable in the event a person or affiliated group acquires 15% or more of the Lightspan’s outstanding common stock, or ten business days after the commencement (or public announcement of the intention to commence) by a person or affiliated group of a tender offer or exchange offer for 15% or more of the Lightspan’s outstanding common stock.

      Each right, once exercisable, would entitle the holder thereof to purchase ten one one-hundredths of a share of Lightspan’s Series A junior participating preferred stock for a purchase price equal to $10.00 per right. If after the rights are exercisable, Lightspan is acquired in a business combination transaction or 50% or more of its assets are sold, each holder of a right will then be allowed to purchase a number of shares of the acquiring company’s common stock at a significant discount to the then current market price of the shares of acquiring company’s common stock.

      On September 8, 2003 the stockholder rights agreement was amended to exclude the proposed merger with PLATO from the transactions that would trigger any rights under the agreement.

ADOPTION OF AMENDMENT TO PLATO LEARNING, INC. 2002 STOCK PLAN

      The proposed amendment to the PLATO Learning, Inc. 2002 Stock Plan would:

•	increase the number of shares of PLATO common stock subject to the plan to 3,700,000 from 1,700,000 shares;

•	increase the number of restricted stock awards subject to the plan to 500,000 shares from 10,000 shares, with a per participant, per year award limit of 50,000 shares;

•	enable PLATO to issue restricted stock and restricted stock units as an additional form of equity compensation;

•	allow greater flexibility to PLATO relating to grants of options to non-employee directors including the increase of maximum annual grants to 25,000 shares;

•	enable PLATO to terminate certain options upon the occurrence of certain events resulting in a change of control of PLATO;

•	limit the number of incentive stock options that can be awarded pursuant to the plan; and

•	enable PLATO to include restrictive covenants in stock option or restricted stock award agreements.

      PLATO’s board of directors has determined that in order to give PLATO the ongoing flexibility to attract and retain the management, employee and director talent necessary for PLATO’s success, selected directors, partners and officers and employees should be granted equity-based incentive compensation awards. The proposed amendments to the PLATO Learning, Inc. 2002 Stock Plan are required to continue to provide such flexibility and to reflect current market practices of similarly situated companies.

      Assuming a quorum is present, the affirmative vote of the holders of a majority of PLATO’s common stock present, whether in person or represented by proxy, and voting will be required to approve the proposed amendment to the PLATO Learning, Inc. 2002 Stock Plan. The amendment to the PLATO Learning, Inc. 2002 Stock Plan will become effective on the date the merger is consummated.

Summary of the Amendment to the PLATO Learning, Inc. 2002 Stock Plan

      The following summary of the amendment to the PLATO Learning, Inc. 2002 Stock Plan is qualified in its entirety by reference to the full text of the PLATO Learning, Inc. 2002 Stock Plan, as Amended by the First Amendment, which is attached to this proxy statement/ prospectus as Annex D.

      The primary purpose of the amendment to the PLATO Learning, Inc. 2002 Stock Plan is to promote the long-term success of PLATO and its stockholders by strengthening PLATO’s ability to attract and retain highly competent executives and other selected employees and to provide a means to encourage stock ownership and proprietary interest in PLATO.

      The PLATO board of directors has determined that in order to give PLATO the ongoing flexibility to attract and retain the management, employee and director talent necessary to PLATO’s continued success, the following amendments are required to be made to the existing PLATO Learning, Inc. 2002 Stock Plan for the reasons indicated:

•	increase the aggregate number of shares of PLATO common stock subject to the plan as a result of the increase in number of PLATO employees after giving effect to the merger, which will provide an adequate reserve for future grants and ongoing automatic grants;

•	increase the number of restricted stock awards subject to the plan to allow additional restricted stock awards to be granted consistent with emerging practices in the market;

•	expand the types of incentive compensation awards to include restricted stock and restricted stock units that can be granted to selected managers and employees to offer an additional type of equity compensation which gives recipients potential tax benefits;

•	provide more general language relating to grants to non-employee directors to allow greater flexibility to PLATO to make future market based adjustments without modifying the plan;

•	enable the compensation committee to cash out or cancel unexercised options in certain events causing a change of control of PLATO;

•	limit the number of incentive stock options that can be awarded pursuant to the plan to reflect recent changes in the federal tax regulations; and

•	enable PLATO to include restrictive covenants in stock option or restricted stock award agreements in the event an option holder violates any such agreement adverse to PLATO, thereby protecting PLATO and its proprietary, confidential and competitive information and assets.

      As a result of the merger contemplated by this joint proxy statement/ prospectus, the headcount of PLATO employees is expected to increase from 492 full-time employees as of August 31, 2003, to approximately 670 full-time employees after giving effect to the merger, which requires an increase of the number of shares available under the existing PLATO Learning, Inc. 2002 Stock Plan. Additionally, it is important for the successful post-integration of the merger that certain key employees of both companies be incented through stock options to remain with the combined company throughout the integration period and beyond.

      The existing PLATO Learning, Inc. 2002 Stock Plan allows PLATO to grant to employees and non-employee directors incentive awards in the form of stock options, stock appreciation rights and restricted stock. The existing PLATO Learning, Inc. 2002 Stock Plan authorizes 1,700,000 shares of PLATO common stock to be issuable or transferable pursuant to awards under such plan.

      At the meeting of the PLATO board of directors on December 4, 2001, the PLATO board approved, subject to stockholder approval, the PLATO Learning, Inc. 2002 Stock Plan. On March 14, 2002, PLATO stockholders approved the PLATO Learning, Inc. 2002 Stock Plan.

      PLATO’s current plans, including the 2002 Stock Plan, 1993 Stock Option Plan, 1997 Stock Incentive Plan, 2000 Stock Incentive Plan, 1993 Outside Director Stock Option Plan, 1994 and 1995 Outside Director Stock Option Plan, 1997 Non-Employee Directors Stock Option Plan and the 2000 Non-Employee Directors Stock Option Plan, were originally adopted with authorizations of 1,700,000 shares, 866,667 shares, 800,000 shares, 933,334 shares, 28,000 shares, 20,000 shares, 133,334 shares, and 266,667 shares, respectively. These amounts are all adjusted for the 4 for 3 stock split of PLATO common stock in October 2001. As of August 31, 2003 options to purchase 4,748,000 shares were reserved for issuance under these plans; and 1,094,431 shares remained available for awards under these plans. Substantially all of these shares are available under the 2002 Non-Employee Directors Stock Option Plan of PLATO.

      While the PLATO board of directors recognizes the potential dilutive effect of additional compensatory stock awards, it also recognizes the significant motivational and performance benefits that are achieved from making such awards. The board of directors selected an increase of 2,000,000 shares to the 2002 Stock Plan considering (1) such number would be sufficient to provide shares for potential awards for at least the next three years, and (2) the potential dilutive effect as of August 31, 2003 of the 2002 Stock Plan and the number of options remaining unissued under PLATO’s other stock incentive and stock option plans which will be approximately 24% of PLATO’s issued and outstanding shares of common stock after giving effect to the proposed merger and amendment to the 2002 Stock Plan. PLATO anticipates this dilution will be reduced to less than 20% within twelve months due to options that are exercised and potential acquisition activity. The PLATO board of directors also considered that approximately 1,200,000 of the issued but unexercised options to purchase shares of PLATO common stock have strike prices of $13.00 or more. Such options represent approximately 5% of the projected dilution. The PLATO board of directors further considered that PLATO has repurchased approximately 1,450,000 shares of PLATO common stock since May 2002 and, that during 2002, options were granted to attract and retain former NetSchools Corporation and Learning Elements employees following PLATO’s acquisition of such companies.

      Summary of Plan. A summary of the PLATO Learning, Inc. 2002 Stock Plan, as Amended by the First Amendment, and the material differences from the existing PLATO Learning, Inc. 2002 Stock Plan are set forth below. The summary is qualified in its entirety by reference to the full text of such amended plan, which is attached to this joint proxy statement/ prospectus as Appendix D.

      The primary purposes of the plan are to promote the long-term success of PLATO and its stockholders by strengthening PLATO’s ability to attract and retain highly competent employees to serve as officers and in other key roles, and non-employee directors and to provide a means to encourage stock ownership and proprietary interest in PLATO. The granting of awards under the plan is consistent with PLATO’s goals of providing total employee and director compensation that is competitive in the marketplace recognizing meaningful differences in individual performance, fostering teamwork and offering the opportunity to earn above-average rewards when merited by individual and corporate performance. Any employee or director of (1) PLATO, (2) any entity that is directly or indirectly controlled by PLATO, or (3) any entity in which PLATO has a significant equity interest, may be recommended by the compensation committee of PLATO for approval by the PLATO board of directors to receive one or more awards under the plan.

      As of August 31, 2003, PLATO and its subsidiaries had 497 full-time employees, 42 part-time employees and six non-employee directors. After giving effect to the merger, PLATO and its subsidiaries is expected to have approximately 670 full-time employees, 42 part-time employees and seven non-employee directors. Under the existing plan, employee participants may receive stock options, or stock awards, as discussed in greater detail below. The proposed amendment to the plan would give PLATO the flexibility to award restricted stock and restricted stock units.

      The compensation committee of PLATO will generally recommend to its board of directors, for approval by the board, the type or types of awards to be made to each participant; however, the compensation committee in its sole discretion will approve all awards to the Chief Executive Officer of PLATO. Awards may be granted singly, in combination, or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment for grants or rights under any other employee or compensation plan of PLATO, including the plan of any acquired entity.

      The plan currently includes authorization of 1,700,000 shares of PLATO common stock in order to provide an adequate reserve for the grant of options to key employees in the future and to provide ongoing automatic grants of stock options to non-employee directors. Of the 1,700,000 shares available for future awards under the plan, no more than 10,000 shares may be granted as restricted shares. The proposed amendment to the plan include authorization of 3,700,000 shares of PLATO common stock. Of the 3,700,000 shares available for future awards under the plan, as amended, no more than 500,000 shares may be granted as restricted shares. In addition, the amendment to the plan includes a per participant, per year award limit of 50,000 shares.

      Stock Options. A stock option represents a right to purchase a specified number of shares of PLATO common stock during a specified period as recommended to the PLATO board by the compensation committee. The purchase price per share for each stock option granted under the plan may not be less than 100% of Fair Market Value of PLATO common stock on the date of grant, subject to certain exceptions. “Fair Market Value” for all options granted under the plan is defined as the closing price of a share of PLATO common stock on the NASDAQ National Market System for the date in question. A stock option may be in the form of an incentive stock option (“ISO”), which complies with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or a nonqualified stock option. Each option granted under the plan vests in accordance with the schedule approved by the board of directors or the compensation committee. Vesting can only occur so long as the participant remains in continuous service from the grant date through the vesting date. Each option terminates eight years from the date of grant. In the event an employee retires from the company, they will be given three years to exercise their vested options. In the event an employee terminates employment from the company (other than upon death, disability, retirement or for cause), they shall have the right to exercise all vested options under the plan for 90 days after the employee ceases employment from the company. The shares covered by a stock option may be purchased by (1) cash payment;

(2) tendering (or attesting to ownership) shares of PLATO common stock; (3) third-party exercise transactions; or (4) any combination of these methods.

      Non-Employee Director Options. Under several previous director stock option plans, PLATO has made grants of stock options to non-employee directors in previous years. The non-employee directors received grants at the 2002 annual meeting of PLATO under PLATO’s 2000 Non-Employee Directors Stock Option Plan. Starting with PLATO’s 2003 annual meeting, such automatic grants will be made under the plan. The plan also provides for limited additional discretionary grants to the directors, as described below.

      Under the existing plan, each non-employee director who, after March 14, 2002 is (i) elected for the first time, shall, as of the date of such election, automatically be granted a stock option to purchase 13,500 shares, or (ii) re-elected and not being elected for the first time, or serving an unexpired term as a director of PLATO at the annual stockholders meeting shall, as of the date of such re-election automatically be granted a stock option to purchase 6,750 shares as an annual grant, 3,500 shares for meeting involvement, 3,500 shares to any non-employee director who is serving as Chairman of the Board, and 1,350 shares of PLATO common stock to committee chairs. All such options will be non-qualified stock options subject to the same terms as then in effect for officers and key employees of PLATO, except that, upon termination of such director’s service as a director after serving more than five years on the board, the unexercised portion of an option held by such director shall be exercisable through the original term of the option. Upon termination of such director’s service before the director has served more than five years on the board, other than upon death or disability, the unexercised portion of an option held by such director shall be exercisable for a period of 90 days after termination. Subject to the foregoing, all provisions of the plan not inconsistent with the foregoing shall apply to these options, except that any such options shall be administered solely by the board of directors and not by the compensation committee. Nothing in the plan limits the right of the board of directors to issue stock options to any non-employee director under the terms of the plan in addition to those provided for under automatic grant provision, provided that no non-employee director shall be granted options under the plan in excess of 17,000 shares in any director year. A director year starts as of the annual meeting date and ends the day before the next year’s annual meeting date.

      In 2003, PLATO directors who were not employees or affiliates of PLATO were eligible to receive grants of options to acquire shares of PLATO common stock as follows: 15,000 options upon initial election to the board of directors and 6,750 options on the annual meeting date for service in the prior fiscal year (including directors who retire or do not stand for re-election). In addition, for service in the current fiscal year, directors receive 10,000 options on the annual meeting date for service for the director year going forward, the chairman of the board receives 5,000 options and committee chairs receive 1,500 options. The chairman of the PLATO board of directors has the option to recommend additional grants based on PLATO performance and the achievement of goals. All options will be granted at the fair market value of PLATO common stock on the date of grant, vest immediately and expire eight years following the date of grant. In 2003, directors who were not employees or affiliates of PLATO received options to acquire an aggregate of 116,750 shares of PLATO common stock at an exercise price of $3.99 per share.

      Since January 8, 2003, the directors and executive officers as a group have been granted 381,417 options to purchase PLATO common stock at an exercise prices of $5.78, $3.99 and $7.95 per share. As of September 26, 2003, the closing price of PLATO common stock on the Nasdaq National Market was $7.70.

      Under the amended plan, stock option grants to non-employee directors are no longer automatic. Amendments to Section 16 of the Securities Exchange Act of 1934 make it no longer necessary to provide automatic awards to directors. PLATO will have the flexibility to grant of stock options, including annual grants, grants for meeting involvement, or grants for serving as Chairman of the Board or Chairman of a Board Committee, it its sole discretion. Any grant of stock options to a non-employee director must be made at an option price per share equal to 100% of Fair Market Value of PLATO’s stock on the grant date.

      All options to non-employee directors will be designated as non-qualified stock options and will be subject to the same terms and provisions as are then in effect with respect to the grant of non-qualified stock options to officers and key employees of PLATO, except that, upon termination of a non-employee directors service after the director has served more than five years on the PLATO board, the unexercised portion of an option held by such director will be exercisable through the original term of the option. No non-employee director may be granted stock options under the amended and restated plan in excess of 25,000 shares in any 12-month period beginning on the annual meeting date and ending the day before the next year’s annual meeting date.

      Restricted Stock. Restricted stock awards may be subject to conditions and restrictions established by the compensation committee and set forth in the applicable award agreement. Up to 500,000 shares of restricted stock may be granted under the proposed amendments to the plan. In addition, the proposed amendments to the plan introduce a per participant, per year limit of 50,000 shares.

      Restricted Stock Units. The amendment to the plan allows PLATO to award Restricted Stock Units (“RSUs”), subject to vesting restrictions and any other terms and conditions established by the compensation committee and set forth in the applicable award agreement. RSUs have become a popular form of equity compensation in recent years. An award of RSUs is structured like an award of restricted stock. An award of RSUs has nearly all of the characteristics, and can accomplish nearly all the objectives, of a restricted stock award, except for the fact that it is not an award of actual shares. Another important difference is that RSUs are taxed more like deferred compensation than restricted stock. The value of the RSUs is measured solely by reference to the PLATO’s share price and the recipient must receive a distribution of his or her RSUs in shares of stock.

      General. The aggregate number of shares of PLATO common stock, which may be transferred to participants under the plan, is currently 1,700,000. The aggregate number of shares of PLATO common stock, which may be transferred to participants under the amended plan, will be 3,700,000. The aggregate number of shares of PLATO common stock that may be covered by awards granted to any single individual under the plan may not exceed 50,000 shares per fiscal year of PLATO. Any or all of the shares under the plan may be granted in the form of incentive stock options, nonqualified stock options or restricted stock.

      In the event of a stock dividend, stock split or other change affecting the shares or share price of PLATO common stock, the committee will adjust all shares of PLATO common stock available for issuance and outstanding under previously granted awards in an equitable manner as determined by the compensation committee. The committee will also appropriately amend outstanding awards as to price and other terms. The committee will also appropriately adjust the shares reserved and available for distribution under the plan.

      Awards granted under the plan shall not be transferable or assignable other than: (1) by will or the laws of descent and distribution; (2) by gift or other transfer of an award to any trust or estate in which the original award recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that such transfer and the subsequent exercise does not violate any federal or state securities law; or (3) pursuant to a qualified domestic relations order (as defined by the Code).

      Material Differences from Current 2002 Stock Plan. The proposed amendments to PLATO Learning, Inc. 2002 Stock Plan would:

•	increase the number of shares of PLATO common stock subject to the plan to 3,700,000 from 1,700,000 shares;

•	increase the number of restricted stock awards subject to the plan to 500,000 shares from 10,000 shares with a per participant, per year award limit of 50,000 shares;

•	enable PLATO to issue restricted stock units as an additional form of equity compensation;

•	allow greater flexibility to PLATO relating to grants of options to non-employee directors including increasing the maximum annual grant to 25,000 shares;

•	enable PLATO to terminate certain options upon the occurrence of certain events resulting in a change of control of PLATO;

•	limit the number of incentive stock options that can be awarded pursuant to the plan; and

•	enable PLATO to include restrictive covenants in stock option or restricted stock award agreements.

      Change in Control. Upon the occurrence of a “Change in Control” as defined in the plan, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges: (a) any and all outstanding options will become immediately exercisable, and will remain exercisable throughout their entire term; (b) any restriction periods or other restrictions imposed on restricted stock, will lapse. Notwithstanding any other provision of the plan or any provision in an award agreement, the provision on Changes in Control may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any award theretofore granted to a participant, unless the participant gives his or her prior written consent to the amendment.

      Federal Income Tax Consequences. In general, under the Code as presently in effect, a participant will not be deemed to receive any income for federal income tax purposes at the time an option is granted or a restricted stock award is made, nor will PLATO be entitled to a tax deduction at that time. However, when any part of an option is exercised, when restrictions on restricted stock lapse, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a non-qualified option, the participant will recognize ordinary income in an amount equal to the difference between the option price and the Fair Market Value of PLATO common stock on the exercise date.

2. In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the value of PLATO common stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

3. In the case of an award of restricted stock units, the participant generally can control the timing of his or her recognition of income. A participant will recognize ordinary income only when shares of PLATO stock are distributed to the participant in settlement of the restricted stock units. At that time, the participant will recognize ordinary income in an amount equal to the value of the shares of PLATO stock distributed to him or her. PLATO will be entitled to a deduction at the same time as the participant recognizes ordinary income and in the same amount.

4. In the case of an ISO there is no tax liability at the time of exercise. However, the excess of the Fair Market Value of PLATO common stock on the exercise date over the option price is included in the participant’s income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise or two years from the date the ISO is granted, the participant will realize a long-term capital gain or loss upon a sale of the stock equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply to the amount of any gain at sale or exercise, whichever is less, and the balance of any gain or loss will be treated as capital gain or loss (long-term or short-term, depending on whether the shares have been held for more than one year).

5. Upon the exercise of a non-qualified option or the recognition of income on restricted stock, PLATO will generally be allowed an income tax deduction equal to the ordinary income recognized by the employee. PLATO does not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above.

6. PLATO may not deduct compensation of more that $1,000,000 that is paid in a taxable year to certain “covered employees” as defined in Section 162(m) of the Code. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. PLATO believes that compensation attributable to stock options granted under the plan is qualified performance-based compensation and therefore not subject to the deduction limit. This conclusion is based, in part, on the provision that imposes a limit of 150,000 options that may be granted to any person in one year.

      Administration of the Plan. The plan is administered by the compensation committee, which has broad and exclusive authority to administer and interpret the plan and its provisions, as it deems necessary and appropriate. All decisions made by the compensation committee are final and binding on all persons affected by such decisions.

      The plan may be amended by the compensation committee as it deems necessary or appropriate, except that any amendment for which stockholder approval is required for the plan to continue to comply with the requirements of Section 162(m) of the Code must be approved by affirmative vote of the stockholders of PLATO in the manner described in the following paragraph prior to becoming effective.

      The amendments to the plan will become effective on the date of the consummation of the merger assuming it is approved by the affirmative vote of the holders of a majority of the stockholders present or represented, and entitled to a vote, at the PLATO special meeting.

      The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the PLATO special meeting will be required to approve the amendments to the PLATO Learning, Inc. 2002 Stock Plan, a quorum being present.

      Miscellaneous. A new benefits table is not provided because no grants have been made under the proposed PLATO Learning, Inc. 2002 Stock Plan, as Amended by the First Amendment, and all awards are discretionary. On September 26, 2003, the closing price of PLATO common stock was $7.70.

      The PLATO board of directors recommends that stockholders vote “FOR” the amendments to the PLATO Learning, Inc. 2002 Stock Plan. Unless otherwise indicated, proxies solicited by the PLATO board of directors will be voted for the approval of the amendments to the PLATO Learning, Inc. 2002 Stock Plan.

LEGAL MATTERS

      The validity of the shares of PLATO common stock to be issued to Lightspan stockholders pursuant to the merger and certain tax matters will be passed upon by Winston & Strawn LLP, special counsel to PLATO. Certain tax matters will be passed upon by Cooley Godward LLP, counsel to Lightspan.

EXPERTS

      The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of PLATO for the year ended October 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting

      Ernst & Young LLP, independent auditors, have audited Lightspan’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended January 31, 2003, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement. Lightspan’s consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      PLATO and Lightspan file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that PLATO and Lightspan file with the SEC at the SEC’s public reference room in Washington, D.C. located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including PLATO and Lightspan, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      PLATO filed the PLATO registration statement on Form S-4 to register with the SEC the shares of PLATO common stock to be issued to Lightspan stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of PLATO and a proxy statement of PLATO for the PLATO special meeting of stockholders, as well as a proxy statement of Lightspan for the Lightspan special meeting of stockholders.

      As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the PLATO registration statement or the exhibits to the registration statement.

      The SEC allows PLATO to “incorporate by reference” information into this joint proxy statement/prospectus, which means that PLATO may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that PLATO has previously filed with the SEC. These documents contain important information about PLATO and its financial condition.

Plato SEC Filings (File No. 0-20842)	Period

Annual Report on Form 10-K	Year ended October 31, 2002
Annual Report on Form 10-K/A	Year ended October 31, 2001
Quarterly Reports on Form 10-Q	Three months ended January 31, 2003, April 30, 2003 and July 31, 2003
Quarterly Reports on Form 10-Q/A	Three months ended January 31, 2002, April 30, 2002 and July 31, 2002
Annual Report on Form 11-K	Year ended December 31, 2002
Current Reports on Form 8-K	September 9, 2003, September 3, 2003, June 3, 2003, February 27, 2003 and December 5, 2002
Registration Statement on Form 8-A	Filed on November 12, 1992

      All additional documents that PLATO files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this joint proxy statement/ prospectus and prior to the date of the PLATO and Lightspan stockholders special meetings or the earlier termination of the merger agreement shall also be deemed to be incorporated by reference into this joint proxy statement/ prospectus.

      You can obtain any of the documents incorporated by reference through PLATO, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from PLATO without charge, excluding all exhibits unless PLATO has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from PLATO at the following address:

PLATO Learning, Inc.

10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
Attention: Investor Relations
Telephone: (952) 832-1000

      If you would like to request documents from PLATO, please do so by                       , 2003 to receive them before the special meetings of stockholders of PLATO and Lightspan. If you request any incorporated documents from PLATO, PLATO will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      Similarly, the SEC allows Lightspan to incorporate by reference information into this joint proxy statement/prospectus. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Lightspan has previously filed with the SEC. These documents contain important information about Lightspan and its financial condition.

Lightspan SEC Filings (File No. 000-29347)	Period

Annual Report on Form 10-K, as amended	Year ended January 31, 2003
Quarterly Report on Form 10-Q	Quarter ended April 30, 2003
Quarterly Report on Form 10-Q	Quarter ended July 31, 2003
Current Report on Form 8-K	February 27, 2003
Current Report on Form 8-K	May 20, 2003
Current Report on Form 8-K	August 20, 2003
Current Report on Form 8-K	August 25, 2003
Current Report on Form 8-K	September 10, 2003
Current Report on Form 8-K	September 12, 2003

      You can obtain any of the Lightspan documents incorporated by reference into this joint proxy statement/prospectus from Lightspan, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Lightspan without charge, excluding all exhibits unless Lightspan has specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Lightspan at the following address:

Lightspan, Inc.

10140 Campus Point Drive
San Diego, California 92121
Attention: Investor Relations
Telephone: (858) 824-8000

      If you would like to request documents from Lightspan, please do so by                       , 2003 to receive them before the special meetings of stockholders of PLATO and Lightspan. If you request any incorporated documents from Lightspan, Lightspan will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

      As allowed by the SEC, this joint proxy statement/prospectus is accompanied by a copy of Lightspan’s Annual Report on Form 10-K, as amended, for the year ended January 31, 2003, as filed with the Securities and Exchange Commission on April 29, 2003 and May 29, 2003, and Lightspan’s latest Quarterly Report on Form 10-Q for the quarter ended July 31, 2003, as filed with the Securities and Exchange Commission on September 12, 2003. The enclosed 10-K and 10-Q of Lightspan include important business and financial information about Lightspan that is not included in this document.

      PLATO has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to PLATO. Lightspan has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Lightspan.

      You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the merger. Neither company has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2003 and is being first mailed to stockholders on                     , 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to the stockholders nor the issuance of PLATO shares in the merger shall create any implication to the contrary.

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Page

PLATO LEARNING, INC. UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Combined Balance Sheet as of July 31, 2003	F-3
Unaudited Pro Forma Consolidated Combined Statement of Operations for the nine months ended July 31, 2003	F-4
Unaudited Pro Forma Consolidated Combined Statement of Operations for the year ended October 31, 2002	F-5
Notes to the Unaudited Pro Forma Consolidated Combined Financial Statements	F-6

PLATO LEARNING, INC. UNAUDITED PRO FORMA CONSOLIDATED
COMBINED FINANCIAL STATEMENTS

      The following unaudited pro forma consolidated combined financial statements of PLATO give effect to the merger using the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

      These unaudited pro forma consolidated combined financial statements were prepared as if the merger had been completed as of November 1, 2001 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

      We present the unaudited pro forma consolidated combined financial statements for illustrative purposes only and they are not necessarily indicative of our financial position or results of operations that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of our financial position or results of operations on a consolidated basis in the future.

      The unaudited pro forma consolidated combined financial statements are based upon a preliminary purchase price and include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and liabilities of Lightspan before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual tangible and intangible assets acquired and liabilities assumed. Actual adjustments may differ materially based upon the final allocation.

      These unaudited pro forma consolidated combined financial statements are based upon the historical financial statements of PLATO and Lightspan and should be read in conjunction with the historical financial information contained in the reports PLATO and Lightspan have on file with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED BALANCE SHEET

	As of July 31, 2003

			Pro Forma

	PLATO	Lightspan	Adjustments		Combined

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$26,916	$12,601	—		$39,517
Accounts receivable, net	33,613	14,065	—		47,678
Prepaid expenses and other current assets	4,392	4,030	—		8,422
Deferred income taxes	5,523	—	5,266	(a)	10,789

Total current assets	70,444	30,696	5,266		106,406
Property and equipment, net	5,068	3,001	—		8,069
Product development costs, net	14,252	—	—		14,252
Deferred income taxes	11	—	—		11
Goodwill	39,201	11,741	(11,741	)(b)	69,237
			30,036	(b)
Identified intangible assets, net	13,879	2,942	(2,942	)(b)	40,879
			27,000	(b)
Other assets	1,669	587	—		2,256

Total assets	$144,524	$48,967	$47,619		$241,110

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,227	$2,193	$—		$4,420
Accrued employee salaries and benefits	6,905	—	—		6,905
Accrued liabilities	3,378	8,876	2,500	(c)	21,754
			7,000	(c)
Deferred revenue	20,263	13,711	(700	)(d)	33,274

Total current liabilities	32,773	24,780	8,800		66,353
Deferred revenue	4,801	934	—		5,735
Deferred income taxes	—	—	10,800	(e)	10,800
Other liabilities	377	72	—		449

Total liabilities	37,951	25,786	19,600		83,337

Stockholders’ equity:
Common stock	164	48	(48	)(f)	164
Additional paid-in capital	129,853	357,608	(357,608	)(f)	181,053
			51,200	(f)
Treasury stock	(18,401)	—	—		(18,401)
Retained earnings (accumulated deficit)	(4,298)	(334,475)	334,475	(f)	(4,298)
Accumulated other comprehensive loss	(745)	—	—		(745)

Total stockholders’ equity	106,573	23,181	28,019		157,773

Total liabilities and stockholders’ equity	$144,524	$48,967	$47,619		$241,110

See Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

	Nine Months Ended July 31, 2003

			Pro Forma

	PLATO	Lightspan	Adjustments		Combined

	(In thousands, except per share amounts)
Revenues:
License fees	$38,694	$29,363	$—		$68,057
Services	11,597	7,025	—		18,622
Other	4,426	2,667	—		7,093

Total revenues	54,717	39,055	—		93,772

Cost of revenues:
License fees	2,603	5,091	—		7,694
Services	1,908	3,489	—		5,397
Other	3,951	2,135	—		6,086

Total cost of revenues	8,462	10,715	—		19,177

Gross profit	46,255	28,340	—		74,595

Operating expenses:
Sales and marketing	33,008	23,935	—		56,943
General and administrative	8,754	5,848	—		14,602
Product development and customer support	9,713	7,553	—		17,266
Amortization of intangibles	1,270	5,833	(5,833	)(g)	5,208
			3,938	(g)
Restructuring charge	802	—	—		802

Total operating expenses	53,547	43,169	(1,895)		94,821

Loss from operations	(7,292)	(14,829)	1,895		(20,226)
Interest income	295	132	—		427
Interest expense	(88)	(87)	—		(175)
Other expense, net	(43)	—	—		(43)

Loss before income taxes	(7,128)	(14,784)	1,895		(20,017)
Income taxes	(2,185)	—	2,185	(a)	—

Net loss	$(4,943)	$(14,784)	$(290)		$(20,017)

Basic and diluted loss per share:
Historical	$(0.30)	$(3.11)

Pro forma with minimum shares issued					$(0.87)

Pro forma with maximum shares issued					$(0.81)

Weighted average common shares outstanding:
Historical	16,558	4,757

Pro forma with minimum shares issued			(4,757	)(h)	23,042

			6,484	(h)

Pro forma with maximum shares issued			(4,757	)(h)	24,771

			8,213	(h)

See Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED COMBINED STATEMENT OF OPERATIONS

	Year Ended October 31, 2002

			Pro Forma

	PLATO	Lightspan	Adjustments		Combined

	(In thousands, except per share amounts)
Revenues:
License fees	$57,691	$37,079	$—		$94,770
Services	11,780	9,941	—		21,721
Other	4,920	3,996	—		8,916

Total revenues	74,391	51,016	—		125,407

Cost of revenues:
License fees	4,150	7,153	—		11,303
Services	1,608	5,127	—		6,735
Other	3,728	2,545	—		6,273

Total cost of revenues	9,486	14,825	—		24,311

Gross profit	64,905	36,191	—		101,096

Operating expenses:
Sales and marketing	40,355	40,990	—		81,345
General and administrative	11,635	11,476	—		23,111
Product development and customer support	12,599	15,647	—		28,246
Amortization of intangibles	1,053	10,581	(10,581	)(g)	6,303
			5,250	(g)
Purchased in-process research and development	360	—	—		360

Total operating expenses	66,002	78,694	(5,331)		139,365

Loss from operations	(1,097)	(42,503)	5,331		(38,269)
Interest income	851	748	—		1,599
Interest expense	(131)	(111)	—		(242)
Other expense, net	(164)	—	—		(164)

Loss before income taxes and cumulative effect of change in accounting principle	(541)	(41,866)	5,331		(37,076)
Income taxes	600	—	(600	)(a)	—

Loss before cumulative effect of change in accounting principle	$(1,141)	$(41,866)	$5,931		$(37,076)

Basic and diluted loss per share:
Historical	$(0.07)	$(8.89)

Pro forma with minimum shares issued					$(1.61)

Pro forma with maximum shares issued					$(1.49)

Weighted average common shares outstanding:
Historical	16,600	4,707

Pro forma with minimum shares issued			(4,707	)(h)	23,084

			6,484	(h)

Pro forma with maximum shares issued			(4,707	)(h)	24,813

			8,213	(h)

See Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED

FINANCIAL STATEMENTS

1.     Agreement and Plan of Merger

      On September 9, 2003, we signed an Agreement and Plan of Merger with Lightspan, Inc. (“Lightspan”). Pursuant to the merger, we will acquire all the outstanding shares of publicly-held Lightspan in exchange for shares of our common stock. The definitive exchange ratio is based on the volume-weighted average of the closing price of our common stock for the 15 trading days prior to the closing date. Depending on the definitive exchange ratio, Lightspan’s shareholders will own between 28% and 33% of our fully-diluted outstanding shares following the transaction.

      Assuming the value of a PLATO Learning common share is equal to or greater than $6.23 per share, but less than $7.89 per share, the exchange ratio will be $10.50 divided by our share value. This would result in an estimated purchase price of $51,200. If our share price is greater than $7.89 per share, the exchange ratio will be 1.330 shares of our common stock for each share of Lightspan common stock. If the weighted average value of a PLATO Learning common share declines below $6.23 per share, the exchange ratio will be 1.685 shares of our common stock for each share of Lightspan common stock. Depending on the final exchange ratio, we will issue between approximately 6.5 million and 8.2 million shares of our common stock in this transaction.

2.     Basis of Pro Forma Presentation

      These unaudited pro forma consolidated combined financial statements were prepared as if the merger had been completed as of November 1, 2001 for statement of operations purposes and as of July 31, 2003 for balance sheet purposes.

      We present the unaudited pro forma consolidated combined financial statements for illustrative purposes only and they are not necessarily indicative of our financial position or results of operations that would have actually been reported had the merger occurred as of the dates indicated, nor are they necessarily indicative of our financial position or results of operations on a consolidated basis in the future.

      The unaudited pro forma consolidated combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and liabilities of Lightspan before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual tangible and intangible assets acquired and liabilities assumed. Actual adjustments may differ materially based upon the final allocation.

      These unaudited pro forma consolidated combined financial statements are based upon the historical financial statements of PLATO and Lightspan and should be read in conjunction with the historical financial information contained in the reports PLATO and Lightspan have on file with the Securities and Exchange Commission.

3.     Estimated Purchase Price

      The unaudited pro forma consolidated combined financial statements reflect the merger transaction using a PLATO share price within the range of $6.23 per share and $7.89 per share. This will result in the issuance of between approximately 6.5 million and 8.2 million shares of PLATO stock with a fair value of approximately $51,200. The $51,200 purchase price includes shares issued for Lightspan’s in-the-money stock options. The fair value of the Lightspan options and warrants assumed in connection with the merger and converted to PLATO options and warrants is not significant. The final purchase price could vary significantly from these estimates depending on the weighted average share value of our common stock for the 15 days prior to closing.

      The exact purchase price cannot be determined at this time because the number of outstanding shares of PLATO and Lightspan common stock may change prior to the merger and the exchange ratio used to determine the number of shares of PLATO common stock issued is not fixed. The final purchase price will be

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (CONT.)

calculated in accordance with EITF 99-12, using the market price of PLATO’s common stock as described above. The assumptions underlying the calculation of the conversion price and the exchange ratio and additional details regarding the calculation of those amounts are provided in the joint proxy statement/ prospectus under the section entitled “The Merger Agreement — The Exchange Ratio and Treatment of Securities”. The actual number of shares of PLATO common stock, options and warrants to be issued will be determined on the effective date of the merger using the final exchange ratio. PLATO will account for the merger as a purchase. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is an indefinite lived asset and therefore will not be amortized but will be tested for impairment at least annually. Accordingly, the accompanying pro forma financial statements do not reflect any amortization of goodwill.

      The merger will be accounted for under SFAS 141 using the purchase method of accounting. Acquired assets and liabilities are recorded at their estimated fair values on the merger date. An appraisal firm will perform the valuation of identified intangible assets, which are expected to consist of a customer list, tradename and acquired technology. Goodwill and identified intangible assets are subject to the provisions of SFAS 142. Goodwill and identified intangible assets with indefinite lives will not be amortized and will be reviewed for impairment on at least an annual basis. Identified intangible assets with definite lives will be amortized over an estimated four to seven years. The final fair value of tangible assets and liabilities and goodwill and identified intangible assets to be recorded from this transaction is dependent upon the final management assumptions and conclusions with the assistance of a third party valuation of the acquired assets and may differ materially from our estimates used in this analysis.

      The estimated total purchase price is as follows (in thousands):

July 31,
2003

Estimated value of common stock issued	$51,200
Estimated direct acquisition costs	2,500
Estimated liabilities assumed	25,086
Estimated accrual of additional liabilities	7,000

$85,786

      The estimated allocation of the total purchase price is as follows (in thousands):

July 31,
2003

Estimated fair value of tangible assets acquired	$34,284
Estimated fair value of identified intangible assets	27,000
Estimated goodwill	30,036
Estimated deferred tax assets	5,266
Estimated deferred tax liabilities	(10,800)

$85,786

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (CONT.)

      The estimated purchase price of $51,200 is based on a PLATO stock price of between $6.23 to $7.89 per share. Fluctuations to the PLATO stock price outside this range will impact the estimated purchase price and, as a result, goodwill as follows:

	Estimated	Estimated
Per share price	Purchase Price	Goodwill

	(in thousands)
$8.62	$55,900	$34,736
$7.89 to $6.23	$51,200	$30,036
$5.50	$45,200	$24,036

      Changes to the PLATO stock price will not impact pro forma earnings.

4.     Pro Forma Adjustments

      The following pro forma adjustments have been reflected in the accompanying financial statements:

      (a) To record additional deferred tax assets resulting from the merger. Except for the merger, PLATO management fully expects to realize the deferred tax assets of $5,500 at July 31, 2003 given its expected and historically strong fourth quarter as well as the cumulative profits expected for the three year period ending October 31, 2003. However, with the merger and the significance of operating losses associated with Lightspan’s operations, the outlook for recovering any additional deferred tax assets has changed. As a result, deferred tax assets are only recorded to the extent of the recorded deferred tax liabilities and no tax benefit was recorded in either pro forma statement of operations. The weight of available evidence indicates any additional deferred tax assets are dependent on future tax income, which is not currently probable. All other deferred tax assets are fully reserved for under SFAS 109.

      (b) To eliminate the historical goodwill and intangible assets of Lightspan and to record estimated goodwill and identified intangible assets resulting from the proposed merger.

      (c) To record the accrual of estimated direct acquisition costs of $2,500 and additional liabilities of $7,000 resulting from the proposed merger. Estimated additional liabilities include severance payments of $2,800, change in control payments of $3,200 and lease termination costs of $1,000.

      (d) To reduce Lightspan deferred revenue to estimated fair value in accordance with EITF 01-3.

      (e) To record the estimated deferred tax liability related to the identified intangible assets resulting from the proposed merger.

      (f) To eliminate the historical stockholders’ equity accounts of Lightspan and to record the estimated value of PLATO common stock to be issued in the proposed merger.

      (g) To eliminate the historical amortization of Lightspan intangible assets and to record the estimated amortization of identified intangible assets resulting from the proposed merger.

      (h) To adjust weighted-average shares outstanding for the PLATO common shares issued for the proposed merger in exchange for the outstanding Lightspan common shares.

5.     Pro Forma Loss Per Share

      The merger transaction will result in the issuance of between approximately 6.5 million and 8.2 million shares of PLATO common stock. We have presented both maximum and minimum amounts for the weighted-average common shares outstanding and the loss per share data. The minimum represents approximately 6.5 million PLATO shares being issued for the merger. The maximum represents approximately 8.2 million PLATO shares being issued for the merger.

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 9, 2003

BY AND AMONG

PLATO LEARNING, INC.,

LSPN MERGER CORP.

AND

LIGHTSPAN, INC.

i

LIST OF EXHIBITS

Exhibit	Title

Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Buyer Voting Agreement
Exhibit C	Form of Affiliate Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Consulting Agreement

v

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 9, 2003, is by and between PLATO Learning, Inc., a Delaware corporation (“Buyer”), LSPN Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), on the one hand, and Lightspan, Inc., a Delaware corporation (the “Company”), on the other hand.

      WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have each determined that it is in the best interest of their respective stockholders to effect and Buyer, acting as the sole Stockholder of Merger Sub, has approved a merger of Merger Sub with and into the Company with the Company surviving as a wholly-owned subsidiary of Buyer (the “Merger”), pursuant to which, among other things, all of the issued and outstanding common stock of the Company, par value $0.001 per share (“Company Common Stock”), other than Company Common Stock owned by the Company, Buyer or their respective wholly-owned Subsidiaries, shall be converted into the right to receive shares of common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”), all upon the terms and subject to the conditions set forth herein;

      WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and each has recommended approval of the transactions contemplated hereby by their respective stockholders;

      WHEREAS, concurrently herewith and as an inducement for Buyer to enter into this Agreement, Buyer and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into an agreement (the “Company Voting Agreement”) in the form attached hereto as Exhibit A pursuant to which such Principal Company Stockholders have agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger;

      WHEREAS, concurrently herewith and as an inducement for Company to enter into this Agreement, Company and certain stockholders of the Buyer (the “Principal Buyer Stockholders”) are entering into an agreement (the “Buyer Voting Agreement”) in the form attached hereto as Exhibit B pursuant to which such Principal Buyer Stockholders have agreed, among other things, to vote all of the shares of Buyer Common Stock beneficially owned by them in favor of approval and adoption of this Agreement and the Merger; and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and that this Agreement shall constitute a “plan of reorganization” under Treasury Regulation Section 1.368-2(f).

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.4(a)(i).

“Academic Systems” shall have the meaning set forth in Section 6.4(b).

“Affiliate” shall have the meaning ascribed to such term under Rule 144 of the Securities Act.

“Affiliate Agreement” shall have the meaning set forth in Section 6.9.

“Agreement” shall have the meaning set forth in the Preamble.

“beneficial ownership” or “beneficially own” shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Benefit Plan” means, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any beneficiary or dependent thereof that is sponsored or maintained by such entity or to which such entity contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, executive compensation, deferred compensation, vacation, performance pay, loan or loan guarantee, stock purchase, stock option, performance share, stock appreciation or other equity compensation, severance, change of control, plant closing or fringe benefit plan, program or policy.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer 10-Q” means Buyer’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, as filed with the SEC.

“Buyer 2002 10-K” means Buyer’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002, as filed with the SEC.

“Buyer Capital Stock” shall have the meaning set forth in Section 4.2(b)(i)(B).

“Buyer Common Stock” shall have the meaning set forth in the Recitals.

“Buyer Contract” and “Buyer Contracts” shall have the meaning set forth in Section 4.2(j).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.2.

“Buyer Option Plans” means the Buyer 2000 Stock Incentive Plan and the Buyer 2002 Stock Plan.

“Buyer Preferred Stock” shall have the meaning set forth in Section 4.2(b)(i)(B).

“Buyer Recommendation” shall have the meaning set forth in Section 6.1(c).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.2(e).

“Buyer Stock Market Value” means the volume-weighted average of the closing prices of the Buyer Common Stock on the NASDAQ National Market System on each of the 15 trading days ending on (and including) the date immediately prior to the Closing Date.

“Buyer Stock Option” shall have the meaning set forth in Section 6.13.

“Buyer Stockholder Approval” shall have the meaning set forth in Section 4.2(c)(i).

“Buyer Stockholders Meeting” shall have the meaning set forth in Section 4.2(c)(i).

“Buyer Termination Fee” means an amount in cash equal to $500,000.

“Buyer Voting Agreement” shall have the meaning set forth in the Recitals.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Change in the Buyer Recommendation” shall have the meaning set forth in Section 6.1(c).

“Change in the Company Recommendation” shall have the meaning set forth in Section 6.1(b).

“Closing” shall mean the closing of the transactions contemplated by the Agreement in accordance with Section 2.4.

“Closing Date” shall have the meaning set forth in Section 2.4.

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“Code” shall have the meaning set forth in the Recitals.

“Company Warrant” shall have the meaning set forth in Section 3.3(d).

“Company Warrant Agreements” shall have the meaning set forth in Section 3.3(d).

“Confidential Information” means all non-public and confidential or proprietary information, source code, object code, software tools, designs, schematics, plans or any other information of the Company or any of its Subsidiaries which is contained in any media now known or hereafter developed, including, without limitation, any information encompassed in any Intellectual Property, and any reports, investigations, experiments, research or development work or notes, experimental work, work in progress, drawings, designs, plans, proposals, compositions, manufacturing and production processes and techniques, methods, technical data, specifications, marketing or sales information, business models and business methodologies, financial projections and other information, cost, summaries, pricing information, and all concepts, ideas, know-how, compositions, plans, materials or information related to the Company and its Subsidiaries, their present or future products, services, sales, suppliers, customers, employees, investors or business, whether or not such information would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

“Company” shall have the meaning set forth in the Preamble.

“Company 10-Q” means the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003, as filed with the SEC.

“Company 2002 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as filed with the SEC.

“Company Benefit Plan” means a Benefit Plan maintained or contributed to by the Company or any ERISA Affiliate of the Company, to which the Company or any ERISA Affiliate of the Company is required to contribute, or with respect to which the Company or any ERISA Affiliate may have any liability.

“Company Capital Stock” shall have the meaning set forth in Section 4.1(b)(i).

“Company Certificate” and “Company Certificates” shall have the meanings set forth in Section 3.1(b).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Contract” and “Company Contracts” shall have the meaning set forth in Section 4.1(j).

“Company Disclosure Schedule” shall have the meaning set forth in Section 4.1.

“Company Intellectual Property” shall have the meaning set forth in Section 4.1(m).

“Company Near-the-Money Option” shall mean each Company Stock Option that (i) remains outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, and (ii) has an exercise price greater than or equal to the Company Share Price, but less than or equal to $12.50 per share.

“Company Option Plans” means collectively, the Company’s 1992 Stock Option Plan, the Company’s 2000 Equity Incentive Plan, and any other arrangement under which the Company has granted any option to purchase shares of Company Common Stock that remains outstanding immediately prior to the Effective Time; provided, however, that, notwithstanding the foregoing, for purposes of this Agreement the ESPP shall not be considered or deemed to be a Company Option Plan.

“Company Stock Purchase Rights” means the rights to purchase shares of Company Common Stock under the ESPP with payroll deductions made under the ESPP.

“Company Preferred Stock” shall have the meaning set forth in Section 4.1(b)(i).

“Company Recommendation” shall have the meaning set forth in Section 6.1(b).

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“Company Reduced Termination Fee” means an amount in cash equal to $500,000.

“Company SEC Documents” shall have the meaning set forth in Section 4.1(e).

“Company Share Price” shall have the meaning set forth in Section 3.3(a).

“Company Stock Option” shall have the meaning set forth in Section 3.3(a).

“Company Stockholder Approval” shall have the meaning set forth in Section 4.1(c)(i).

“Company Stockholders Meeting” shall have the meaning set forth in Section 4.1(c)(i).

“Company Termination Fee” means an amount in cash equal to $1,000,000.

“Company Voting Agreement” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of the Code and Sections 9801 et seq. of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the Antitrust Division of the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Environmental Law” means applicable statutes, regulations, rules, ordinances, codes, common law, policies, advisories, guidance, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Entities and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to: (A) occupational health and safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, release or remediation of Hazardous Materials; or (D) exposure of persons to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Lightspan Partnership, Inc. 2000 Employee Stock Purchase Plan.

“Excess Shares” shall have the meaning set forth in Section 3.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.4.

“Exchange Fund” shall have the meaning set forth in Section 3.4.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(b).

“Exclusivity Agreement” shall mean the letter agreement between Buyer and the Company dated as of August 1, 2003, as may be amended from time to time.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation,

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execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/ Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

“Form S-4” shall have the meaning set forth in Section 4.1(d)(ii).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall have the meaning set forth in Section 4.1(d).

“Hazardous Materials” means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (D) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of persons; (E) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall have the meaning set forth in Section 4.1(m)(i).

“Joint Proxy Statement/ Prospectus” shall have the meaning set forth in Section 4.1(d)(ii).

“knowledge” means, with respect to any entity, the actual knowledge of such entity’s executive officers after reasonable inquiry.

“License” shall have the meaning set forth in Section 4.1(m)(iv)(a).

“Licensed Buyer Intellectual Property” shall have the meaning set forth in Section 4.2(k)(ii).

“Licensed Company Intellectual Property” shall have the meaning set forth in Section 4.1(m)(iv).

“Liens” means any liens, pledges, charges, encumbrances and security interests whatsoever.

“Material Adverse Effect” means, with respect to any entity, any change, effect, event or occurrence that is or is reasonably likely to be, individually or in the aggregate, materially adverse to (a) the business, assets, properties, current or future financial condition or results of operations, of such entity and its Subsidiaries taken as a whole or (b) the ability of such entity to timely consummate the transactions contemplated by this Agreement; provided, that each of (i) any change in the price or trading volume of Company Common Stock or Buyer Common Stock from the date hereof, (ii) any adverse change or effect that is the result of any general decline in the economy or financial markets or any conditions generally affecting the industry in which such entity competes, and (iii) any adverse change or effect that is the result of actions the Company is required to take or prohibited from taking under this Agreement, or that the Company takes with the express written consent of Buyer after the date of this Agreement and prior to the Effective Time, or (iv) any adverse effect that is the result of the announcement or pendency of the transactions contemplated by this Agreement (including the loss of customers, suppliers, vendors or employees that is a result of the announcement or pendency of the transactions contemplated by this Agreement), shall not be deemed by itself, either alone or in combination with other effects, to constitute a Material Adverse Effect.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

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“Nasdaq” means The Nasdaq National Market.

“Necessary Consents” shall have the meaning set forth in Section 4.1(d).

“Non-Subsidiary Affiliate” shall have the meaning set forth in Section 4.1(b)(iii).

“Owned Buyer Intellectual Property” shall have the meaning set forth in Section 4.2(k)(i).

“Owned Company Intellectual Property” shall have the meaning set forth in Section 4.1(m)(iii).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Principal Buyer Stockholders” shall have the meaning set forth in the Recitals.

“Principal Company Stockholders” shall have the meaning set forth in the Recitals.

“Regulatory Law” means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Required Approvals” shall have the meaning set forth in Section 6.3(i).

“Rights Agreement” shall have the meaning set forth in Section 6.14.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Substitute Warrant” shall have the meaning set forth in Section 3.3(d).

“Superior Proposal” means a bona fide written proposal not solicited by or on behalf of the Company made by a Person other than Buyer that is (a) for an Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “10%” shall be “50%”) involving the Company and (b) on terms which the Company’s Board of Directors determines in its reasonable good faith judgment (after consultation with its financial and legal advisors) to be more favorable to the Company’s stockholders, than the Merger and (ii) is reasonably capable of being completed on the terms proposed.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Return” means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means any and all U.S. federal, state or local, foreign, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Voting Debt” means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

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ARTICLE II

THE MERGER

      2.1 The Merger. Upon the terms and subject to the conditions hereof, in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company as the surviving corporation in the Merger (the “Surviving Corporation”), which shall continue its corporate existence under the laws of the State of Delaware and the separate existence of Merger Sub shall thereupon cease. As a result of the Merger, the Company will become a wholly-owned subsidiary of Buyer. The name of the Surviving Corporation shall be the name of the Company.

      2.2 Effective Time of the Merger. The Merger shall become effective as set forth in a properly executed Certificate of Merger duly filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), which filing shall be made as soon as practicable on or after the Closing Date. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

      2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      2.4 Closing. Upon the terms and subject to the conditions set forth in Article VII and the termination rights set forth in Article VIII, the closing (the “Closing”) will take place at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to by the parties hereto (the date of the Closing, the “Closing Date”).

      2.5 Certificate of Incorporation. Subject to Section 6.6(b), the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except the name of the Surviving Corporation in such certificate of incorporation shall be changed to be Lightspan, Inc.

      2.6 Bylaws. Subject to Section 6.6(b), at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

      2.7 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

CONVERSION OF SECURITIES

      3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Capital Stock:

(a) All shares of Company Capital Stock that are held by the Company as treasury stock or that are owned by the Company, Buyer or their respective wholly-owned Subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

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(b) Subject to Sections 3.1(a) and 3.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall be converted into the right to receive an aggregate amount (the “Exchange Ratio”) of fully paid and nonassessable shares of Buyer Common Stock equal to (i) 1.330, if the Buyer Stock Market Value is equal to or greater than $7.89; (ii) $10.50 divided by the Buyer Stock Market Value, if the Buyer Stock Market Value is equal to or greater than $6.23, but less than $7.89; (iii) 1.685, if the Buyer Stock Market Value is less than $6.23, subject to adjustment pursuant to Section 3.1(c) (the “Merger Consideration”). All of such shares of Buyer Common Stock shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All such shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Company Certificate” and collectively, the “Company Certificates”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive certificates representing the Merger Consideration to be issued in consideration therefor (including any cash paid in lieu of fractional shares) and any dividends or other distributions to which holders of Company Common Stock become entitled, all in accordance with this Article III upon the surrender of such Company Certificate.

(c) In the event the Buyer Stock Market Value is less than $5.50, the Company may deliver a written notice (the “Repricing Notice”) to the Buyer prior to the Effective Time, stating that the Company elects to terminate this Agreement pursuant to Section 8.1(i). Five (5) business days after delivery of such Repricing Notice, in accordance with Section 9.2, this Agreement will terminate in accordance with Section 8.1(i) unless Buyer, in its sole discretion, elects to increase the Exchange Ratio in accordance with this Section 3.1(c) (the “Repricing Option”) by delivering to the Company written notice (“Repricing Option Notice”) exercising the Repricing Option. In the event Buyer delivers the Repricing Option Notice pursuant to this subsection (c), notwithstanding anything to the contrary in this Section 3.1, the Exchange Ratio shall equal 1.685 multiplied by $5.50 divided by the Buyer Stock Market Value.

(d) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination, exchange of shares or any similar transaction with respect to, or rights issued in respect of, Company Common Stock or Buyer Common Stock, or Buyer or Company pays an extraordinary dividend or makes an extraordinary distribution, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

      3.2 Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

      3.3 Stock Options and Other Equity-Based Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock granted under Company Option Plans (a “Company Stock Option”) that is outstanding and unexercised immediately prior thereto, whether vested or unvested, and has an exercise price less than (i) the Buyer Stock Market Value multiplied by (ii) the Exchange Ratio (the “Company Share Price”), shall cease to represent a right to acquire shares of Company Common Stock and automatically shall be converted without any action on the part of any holder of any Company Stock Option, at the Effective Time, into the right to receive an aggregate amount of fully paid and nonassessable shares of Buyer Common Stock equal to (i) the difference between (A) the Company Share Price minus (B) the option exercise price, multiplied by (ii) the number of option shares divided by(iii) the Buyer Stock Market Value.

(b) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, and has an exercise price greater than or equal to the Company Share Price, shall be cancelled at the Effective Time.

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(c) At the Effective Time, the Company Stock Purchase Rights then outstanding will be accelerated in the manner described in this Section 3.3(c). The Effective Time will be treated as the end of the current offering and the purchase date for purposes of the ESPP, and payroll deductions under the ESPP will end at the Effective Time. All payroll deductions accumulated under the ESPP immediately prior to the Effective Time will be used to purchase Company Common Stock at the Effective Time in accordance with the terms and conditions of the ESPP, with the Company Share Price serving as the fair market value of a share of Company Common Stock on the purchase date for the current offering. All Company Stock Purchase Rights will then terminate, and the ESPP will terminate effective at the Effective Time. Buyer shall use commercially reasonable efforts to ensure that, as soon as practicable following the Effective Time, (i) the Merger Consideration issued with respect to shares of Company Common Stock previously issued pursuant to the ESPP, (ii) shares of Buyer Common Stock issued pursuant to Section 3.3(a) above and (iii) shares of Buyer Common Stock issuable upon exercise of Buyer Stock Options granted pursuant to Section 6.13, each are available for trading through a broker-dealer selected by Buyer and reasonably acceptable to the Company.

(d) At the Effective Time, each warrant to purchase Company Common Stock (each, a “Company Warrant”) that is outstanding and unexercised immediately prior thereto, shall cease to represent a right to acquire Company Common Stock and automatically shall be converted (in accordance with the further provisions contained in Section 6.15), into and represent a warrant to purchase, on the same terms and conditions as were applicable under the Company Warrant (taking into account any changes thereto), Buyer Common Stock (“Substitute Warrants”), and Buyer shall assume each such Substitute Warrant subject to the terms of the agreements evidencing grants thereunder (the “Company Warrant Agreements”), provided, however, that from and after the Effective Time: (i) the number of shares of Buyer Common Stock purchasable upon exercise of the Substitute Warrant shall be equal to the number of shares of Company Common Stock that were purchasable under the Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share, and (ii) the per share exercise price of each Substitute Warrant shall be equal to the per share exercise price of each Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent.

(e) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock or Buyer Common Stock, the consideration issued to holders of Company Stock Options and Company Stock Purchase Rights and Company Warrants pursuant to this Section 3.3 shall be adjusted accordingly to provide to the holders of Company Stock Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

      3.4 Exchange Fund. Prior to the Effective Time, Buyer shall appoint a commercial bank or trust company having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Company Certificates for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Buyer shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the shares of Buyer Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock and cash sufficient to make payments in lieu of fractional shares in accordance with Section 3.8. Following the Effective Time, Buyer agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any amounts required under Section 3.6. Any cash and certificates representing Buyer Common Stock deposited with the Exchange Agent (including the proceeds from sales of Excess Shares in accordance with Section 3.8) shall hereinafter be referred to as the “Exchange Fund.”

      3.5 Exchange Procedures. Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of a Company Certificate (a) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Buyer may reasonably specify and (b) instructions for effecting the surrender of such

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Company Certificates in exchange for certificates representing the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Company Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (a) shares of Buyer Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (b) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 3.8 and dividends and other distributions pursuant to Section 3.6. No interest will be paid or will accrue on any cash payable pursuant to Section 3.6 or Section 3.8. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares certificates evidencing, in the aggregate, the proper number of shares of Buyer Common Stock may be issued with respect to such Company Common Stock to such a transferee, together with a check in the proper amount of cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Buyer Common Stock pursuant to Section 3.8 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.6, if the Company Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

      3.6 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Buyer Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate, and no cash payment in lieu of fractional shares of Buyer Common Stock shall be paid to any such holder pursuant to Section 3.8 until such holder shall surrender such Company Certificate in accordance with Section 3.5. Subject to the effect of applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Buyer Common Stock to which such holder is entitled pursuant to Section 3.8 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Buyer Common Stock.

      3.7 No Further Ownership Rights in Company Common Stock. All shares of Buyer Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.6 or 3.8) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

      3.8 No Fractional Shares of Buyer Common Stock. No certificates or scrip or shares of Buyer Common Stock representing fractional shares of Buyer Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Buyer or a holder of shares of Buyer Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock that would otherwise have been entitled to a fraction of a share of Buyer Common Stock upon surrender of Company Certificates (determined after taking into account all Company Certificates delivered by such holder) shall be paid, upon such surrender, cash (without interest) in an amount equal to the product of (i) the fractional interest of Buyer Common Stock to which such holder otherwise would have been entitled multiplied by (ii) the Buyer Stock Market Value.

      3.9 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Certificates twelve months after the Effective Time shall, at Buyer’s request, be delivered to Buyer or otherwise on the instruction of Buyer, and any holders of Company Certificates who have not theretofore complied with this Article III shall, after such delivery, look only to Buyer for certificates

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representing the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.5, any cash in lieu of fractional shares of Buyer Common Stock to which such holders are entitled pursuant to Section 3.8 and any dividends or distributions with respect to shares of Buyer Common Stock to which such holders are entitled pursuant to Section 3.6. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

      3.10 No Liability. None of Buyer, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (or dividends or distribution with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      3.11 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Company stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Buyer.

      3.12 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate, a certificate representing the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Buyer Common Stock, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof, pursuant to this Agreement.

      3.13 Withholding Rights. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Sections 3.6 and 3.8 of this Agreement any such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. state or local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Buyer.

      3.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Buyer or the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      3.15 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent, Buyer or the Surviving Corporation for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Buyer Common Stock to which the holders thereof are entitled pursuant to Section 3.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.6).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      4.1 Representations and Warranties of the Company. Except as disclosed in the Company disclosure schedule delivered to Buyer concurrently herewith (the “Company Disclosure Schedule”) (each section of which qualifies only the correspondingly numbered representation and warranty or covenant of the Company), the Company hereby represents and warrants to Buyer as follows:

(a) Corporate Organization.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to Buyer.

(ii) Each Subsidiary of the Company (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether U.S. federal, state or local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would not have a Material Adverse Effect on the Company.

(b) Capitalization.

(i) The authorized capital stock of the Company consists of (A) 250,000,000 shares of Company Common Stock, of which, as of September 8, 2003, 4,768,016 shares were issued and outstanding and 25,000 shares were held in treasury and (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”), of which no shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in Section 4.1(b)(i) of the Company Disclosure Schedule and except pursuant to the ESPP and the terms of options and stock issued pursuant to Company Option Plans, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of the Company or any securities of the Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. None of the Company Stock Options are “reload” options or options of a similar nature that grant to the holder any right to additional Company Stock Options upon the exercise thereof. As of September 8, 2003, no shares of Company Capital Stock were reserved for issuance, except for 154,145 shares of Company Common Stock reserved for issuance pursuant to the ESPP and for stock options pursuant to the Company Option Plans (not including unexercised outstanding Company Stock Options). The Company has no Voting Debt issued or outstanding. As of September 1, 2003, 779,861 shares of Company Common Stock are subject to outstanding Company Stock Options. Since September 8, 2003, except as permitted by this Agreement, (A) no Company Common Stock has been issued except in connection with the exercise of issued and outstanding Company Stock Options and (B) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of Company Common Stock have been issued, granted or made.

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(ii) Except pursuant to the Rights Agreement or as set forth in the preceding paragraph, (i) there are no Company Capital Stock or other equity securities of any class of the Company, or any security convertible or exchangeable into or exercisable for such Company Capital Stock or other equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, deliver or sell additional shares of Company Capital Stock of or other equity interests in the Company or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. No rights under the Rights Agreement are currently exercisable and since September 1, 2003, no rights under the Rights Agreement have at any time become exercisable. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Company Voting Agreement, there are no voting trusts, proxies or other voting arrangement or understandings with respect to shares of Company Capital Stock or other equity interests in the Company.

(iii) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.1(b)(iii) of the Company Disclosure Schedule sets forth a list of each investment of the Company in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which would be considered a Subsidiary if such investment constituted control of such entity (each a “Non-Subsidiary Affiliate”).

(c) Authority; No Violation.

(i) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company and declared advisable. The Board of Directors of the Company has directed that this Agreement be submitted to the Company stockholders for approval at a meeting of the Company stockholders for the purpose of approving the Merger and adopting this Agreement (the “Company Stockholders Meeting”), and, except for the approval of the Merger and the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), except for amending the Rights Agreement as set described in Section 6.14, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights.

(ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the certificate of incorporation or bylaws of the Company, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, except as set forth in Section 4.1(c)(ii) of the Company

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Disclosure Schedule, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (B) above, for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on the Company or the Surviving Corporation.

(d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, if such filing of a notification and report form is required by the HSR Act, and any other applicable anti-trust or competition approvals, (ii) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Buyer’s stockholders at the Buyer Stockholders Meeting and the matters to be submitted to the Company’s stockholders at the Company Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/ Prospectus”) and a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”) and (iii) the filing of the Certificate of Merger (the consents, approvals, filings and registration required under or in relation to clauses (i) though (iii) above, “Necessary Consents”), and (iv) such other consents, approvals, filings and registrations as set forth in Section 4.1(d) the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any supranational or national, state, municipal or local government, foreign or domestic, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the transactions contemplated by this Agreement. The failure to obtain the consents, approvals, filings and registrations set forth in Section 4.1(d) of the Company Disclosure Schedule would not reasonably be expected to have a Material Adverse Effect on the Company or the Buyer.

(e) Financial Reports and SEC Documents. Each of the Company and its Subsidiaries has filed all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by it since January 31, 2003 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the “Company SEC Documents”). Each of the Company SEC Documents, including the Company 2003 10-K and the Company 10-Q, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date (except as amended or supplemented prior to the date hereof), did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case

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in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Company 2003 10-K, or in the financial statements (or notes thereto) included in the Company 10-Q, or in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries had at April 30, 2003, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Company 2003 10-K, or the Company 10-Q or reflected in the respective notes thereto or (B) were incurred after April 30, 2003 in the ordinary course of business and consistent with past practices, (ii) liabilities, obligations or contingencies that have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP consistently applied.

(g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof, since April 30, 2003, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date, there has not been (i) any event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Capital Stock or any redemption, purchase or other acquisition of any of the Company Capital Stock; (iii) (A) any granting by the Company or any of its Subsidiaries to any officer or director of the Company or any of its Subsidiaries of any increase in compensation, (B) any granting by the Company or any of its Subsidiaries to any such officer or director of any increase in severance or termination pay, (C) any granting by the Company or any of its Subsidiaries to any such officer, director or other key employees of any loans or any increases to outstanding loans, if any, (D) except employment agreements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company and any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such employee or executive officer or director, or (E) any increase in or establishment of any Benefit Plan (including amendment of existing Benefit Plans); (iv) any material damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries; (v) any material payment to an Affiliate of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice; (vi) any revaluation by the Company or any of its Subsidiaries of any of their assets; (vii) any mortgage, lien, pledge, encumbrance, charge, agreement, claim or restriction placed upon any of the material properties or assets of the Company or any of its Subsidiaries; (viii) any material change in the accounting methods, principles or practices used by the Company; or (ix) any other action or event that would have required the consent of Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

(h) Legal Proceedings. Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, there are no material suits, actions or proceedings or investigations pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries. To the knowledge of the Company, there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or its Subsidiaries.

(i) Compliance with Applicable Law. The Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries.

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(j) Contracts.

(i) Section 4.1(j)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries (collectively, “Company Contracts,” and each a “Company Contract”). The Company has made available to Buyer a complete and accurate copy of each Company Contract.

(ii) Except as set forth in Section 4.1(j)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice; (B) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (1) a requirement to obtain the consent of the other party to such contract, arrangement, commitment or understanding or in a termination of any such contract, (2) any payment (whether of severance pay or otherwise) becoming due from Buyer, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee thereof; (C) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed, entirely or in part, after the date of this Agreement (whether or not filed with the SEC), or (D) which materially restricts the conduct of any line of business by the Company or any Subsidiary thereof upon consummation of the Merger or will materially restrict the ability of Buyer or the Surviving Corporation or any Subsidiary thereof to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.1(j), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, shall be included in the definition of the term “Company Contract.”

(iii) (A) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (C) neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iv) Except as set forth in Section 4.1(j)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any other party to a Company Contract of the other party’s intention to terminate any such Company Contract whether as a result of the announcement or consummation of the transactions contemplated hereby or otherwise.

(k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on the Company or any of its Subsidiaries, any material liability or obligation arising under Environmental Law, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any material liability or obligation with respect to the foregoing.

(l) Employee Benefit Plans; Labor Matters.

(i) There does not now exist any, and to the knowledge of the Company, there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability to the Company or any of its Subsidiaries. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither the Company nor any ERISA Affiliate has,

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within the six year period preceding the date hereof, participated in, contributed to or had any obligation or liability with respect to any plan that is subject to Title IV or ERISA or section 412 of the Code. No Company Benefit Plan is funded by a trust intended to be exempt from taxation under section 501(c)(9) of the Code, nor does any Company Benefit Plan provide any post-employment welfare benefits to any employees or former employees of the Company, except as may otherwise be required to be provided pursuant to Part 6 of Title I of ERISA, section 4980B of the Code, or a similar applicable state continuation coverage law.

(ii) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code; all benefits due under each Company Benefit Plan have been timely paid; and there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists, that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Company Benefit Plan, any participant in a Company Benefit Plan, or any other party. All contributions and payments to or with respect to each Company Benefit Plan have been timely made and the Company has made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Company Benefit Plan or related arrangement, document, or applicable law. No Company Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Company’s financial statements.

(iii) Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining or other labor union contract applicable to individuals employed by the Company or any Subsidiary of the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary of the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company and no unfair labor practice or labor charge or complaint has occurred with respect to the Company or any Subsidiary of the Company.

(iv) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any Subsidiaries of the Company under any Company Benefit Plan or otherwise; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in any acceleration of the time of payment or vesting of any such benefits; (D) require the funding of any trust or other funding vehicle; or (E) limit or prohibit any existing ability to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(v) There has been no disallowance of a deduction, or reasonable expectation of a disallowance of a deduction, under Section 162(m) of the Code for employee compensation of any amount paid or payable by the Company or any Subsidiary of the Company Each Company Benefit Plan that is intended to be a tax-qualified plan is so qualified, in both form and operation, has received one or more IRS determination letters to such effect, and no facts exist that could cause the qualified status of such Company Benefit Plan to be adversely affected.

(vi) Each Company Benefit Plan can be amended or terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination. No agreement, commitment, or obligation exists to increase any benefits under any Company Benefit Plan or to adopt any new Company Benefit Plan.

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(vii) Section 4.1(l)(vii) of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan.

(viii) The Company has heretofore made available to Buyer true and complete copies of (1) each Company Benefit Plan, including all amendments to such plan, and all summary plan descriptions and other summaries of such plan, (2) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Company Benefit Plan, (3) the most recent determination letter issued by the IRS with respect to each Company Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters, (4) the two most recent actuarial valuation reports for each Company Benefit Plan for which an actuarial valuation report has been prepared, (5) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Company Benefit Plan, (6) the most recent plan audits, financial statements, and accountant’s opinion (with footnotes) for each Company Benefit Plan, and (7) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information, and insurance premiums for each Company Benefit Plan that is a self-funded health benefit plan, and (8) all correspondence with government authorities concerning any Company Benefit Plan (other than as previously referenced above).

(ix) Based on historical payroll deduction elections and the ESPP’s rules regarding changes to payroll deduction elections, the total dollar amount of payroll deductions expected to be accumulated in the ESPP immediately prior to the Effective Time is $200,000, and that total dollar amount will not exceed $250,000.

(m) Intellectual Property.

(i) As used herein, the term “Intellectual Property” means: (A) any and all trademarks, service marks, brand names, certification marks, trade dress, assumed names, corporate names, trade names, Internet domain names, logos, slogans and all other indicia of origin, sponsorship or affiliation (whether registered or unregistered), together with any and all translations, modifications and combinations thereof, and including all goodwill associated therewith, and all registrations therefor in any jurisdiction and all applications to register any of the foregoing in any jurisdiction, and any and all extensions, modifications and renewals of any such registration or application; (B) any and all writings, works of authorship (whether registered or not) and all other works, whether copyrighted, copyrightable or not in any jurisdiction, any and all copyrights, copyright registrations and applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, including without limitation any and all other computer programs and software (including any and all source code, object code, executable code, system and program architecture, program files, data, databases and related documentation); (C) any and all inventions, developments, improvements, discoveries, know-how, concepts and ideas, whether patentable or not in any jurisdiction and whether or not reduced to practice, and all improvements thereto; (D) any and all patents, patent applications, patent disclosures, industrial designs, industrial models and utility models throughout the world, together with all reissuances, revalidations, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and foreign counterparts thereof; (E) any and all non-public information, trade secrets and proprietary or Confidential Information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, whether or not such information has been marked “CONFIDENTIAL” or bears a statutory copyright notice or claim to copyright thereon or is known to be proprietary or nonpublic; (F) any and all advertising and promotional materials; (G) any and all other intellectual property or proprietary rights; (H) any and all agreements, licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (I) any and all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (J) any and all claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

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(ii) A list of all Intellectual Property used in the business of the Company or any of its Subsidiaries, covering any aspect of the business of the Company or any of its Subsidiaries or otherwise necessary to the business of the Company or any of its Subsidiaries as presently conducted (“Company Intellectual Property”) is set forth on Section 4.1(m)(ii) of the Company Disclosure Schedule, including without limitation:

(A) each and every registered and unregistered trade name, trademark, service mark, trade dress, corporate name and Internet domain name;

(B) each and every patent, patent application and unpatented invention;

(C) each and every registered and unregistered copyright, including without limitation all computer software; and

(D) a general description of each and every trade secret, including without limitation all customer lists.

(iii) With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries (“Owned Company Intellectual Property”), including without limitation the Company Intellectual Property listed as “owned” on Section 4.1(m)(iii) of the Company Disclosure Schedule:

(A) the Company possesses all right, title and interest in and to the item, free and clear of any lien or other restriction;

(B) the item is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise;

(C) no litigation, action, suit, claim, proceeding, hearing, governmental investigation, charge, complaint or demand (“Action”) is pending, asserted or, to the knowledge of the Company, threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

(D) the item is valid, enforceable and subsisting.

(iv) With respect to each item of Company Intellectual Property used or enjoyed by the Company or any of its Subsidiaries pursuant to a license, sublicense, agreement or other permission (“Licensed Company Intellectual Property”), including without limitation the Company Intellectual Property listed as “licensed” on Section 4.1(m)(iv) of the Company Disclosure Schedule:

(A) the license, sublicense, agreement or permission covering the item (“License”) is legal, valid, binding, enforceable and in full force and effect in all material respects and is not terminable by anyone other than the Company or one of its Subsidiaries;

(B) none of the Company, any of the Company’s Subsidiaries or, to the knowledge of the Company, any other party to the License is in material breach or default thereof. No event has occurred which with notice or lapse of time or both would constitute a material breach or default of the License or which would permit termination or modification of the License or acceleration thereunder;

(C) neither Company nor any of its Subsidiaries has repudiated any provision of the License and, to the knowledge of the Company, no other party to the License has repudiated any provision thereof;

(D) neither the Company nor any of its Subsidiaries has received notice that any party to the License intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder;

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(E) the License will not and may not be terminated or cancelled, and the rights of the Company or any of its Subsidiaries thereunder will not and may not be diminished or impaired, and the obligations of the Company and any of its Subsidiaries thereunder will not and may not be increased, as a result of the consummation of the transactions contemplated by this Agreement;

(F) the License is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise; and

(G) no Action is pending, asserted or, to the knowledge of the Company, threatened that challenges the legality, validity, enforceability, use or licensing of the License.

(v) Each of the Company and its Subsidiaries, as applicable, has the full right to possess, make, have made, use, copy, sell, distribute, display, transfer, license and otherwise fully exploit all Owned Company Intellectual Property, and has the full right to use and exploit all Licensed Company Intellectual Property as used and exploited in the business of each of the Company and its Subsidiaries, as applicable, as presently conducted.

(vi) None of the Company’s or any of its Subsidiaries’ rights in or to any of the Company Intellectual Property shall be adversely affected by the Company’s execution or delivery of this Agreement or by the performance of any of the Company’s obligations hereunder.

(vii) Neither the Company nor any of its Subsidiaries (A) has been the subject of any Action, or has received any notice, charge, complaint, claim, demand or threat, that involves a claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person; or (B) has brought any Action against any Person for infringement of any Company Intellectual Property or breach of any license, sublicense or agreement involving any Company Intellectual Property. No claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person has been asserted or threatened by any Person against any licensee or customer of the Company or any of its Subsidiaries based on the use of any Company Intellectual Property.

(viii) Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of any Person. No Company Intellectual Property, and no permitted use of any Company Intellectual Property by any licensee or customer of the Company or any of its Subsidiaries through license or sale from the Company or any of its Subsidiaries, as applicable, directly or indirectly, constitutes or has constituted an unauthorized use, inducement to infringe, contributory infringement, misappropriation or other violation of the Intellectual Property rights of any Person and no valid grounds exist for any bona fide claims against the Company or any of its Subsidiaries, customers or licensees with respect to any Intellectual Property. Without limiting the generality of the foregoing, no person ever employed or otherwise engaged by the Company or any of its Subsidiaries has asserted or, to the knowledge of the Company, threatened any claim against the Company or any of its Subsidiaries, relating to any Intellectual Property. There has not been, nor is there presently, any unauthorized use, interference, disclosure, infringement, misappropriation or violation of any Company Intellectual Property by any Person.

(ix) Neither Company nor any of its Subsidiaries has entered into any agreement (A) to indemnify any Person against any charge of infringement of any Intellectual Property; or (B) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property.

(x) The Company has the exclusive right to file, prosecute and maintain all of its and its Subsidiaries’ patent applications and other applications to register the Owned Company Intellectual Property, and has the exclusive right to maintain its and its Subsidiaries’ patents and other

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registrations and is not aware of any claim by any Person regarding title to same or derivative works of same.

(xi) The Company and its Subsidiaries have taken reasonable and necessary steps to maintain and protect the Company Intellectual Property and their rights thereunder and thereto, and no rights to any Company Intellectual Property have been lost. The Company and its Subsidiaries, as applicable, have paid all fees, annuities and all other payments which have heretofore become due to any governmental entity with respect to the Owned Company Intellectual Property and has taken all steps reasonable and necessary to prosecute and maintain the same. No such obligation on the part of the Company or any of its Subsidiaries exists with respect to any Licensed Company Intellectual Property.

(xii) Neither the Company nor any of its Subsidiaries have transferred its title in or to any copy of any computer program or software (including source code, object code, data and databases) constituting Company Intellectual Property. All computer programs and software which are distributed by the Company or any of its Subsidiaries (A) conform in all material respects with all specifications conveyed to their customers or other transferees, and (B) are operative for their intended purposes free of any material defects or deficiencies. No Company Intellectual Property has been supplied by the Company or any of its Subsidiaries to any Person except pursuant to a binding license under which all rights of the Company or any of its Subsidiaries to such Company Intellectual Property are fully preserved and protected. All source code for all computer programs and software constituting Owned Company Intellectual Property is in the sole possession of the Company or its Subsidiaries, and all source code constituting Company Intellectual Property has been maintained strictly confidential. Neither the Company nor any of its Subsidiaries has any obligation to afford any Person access to any source code for any computer program constituting Owned Company Intellectual Property.

(xiii) Except as set forth in Section 4.1(m)(xiii) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to use any of the Company Intellectual Property.

(xiv) No licenses or permissions from third parties or releases of third party rights in respect of any Company Intellectual Property are necessary for consummation of the transactions contemplated by this Agreement.

(xv) Each of the current employees of the Company or its Subsidiaries is, and each of the former employees of the Company or its Subsidiaries was, an “employee” within the meaning of an pursuant to the definition of “work made for hire” in 17 U.S.C. § 101, as amended. All current and former employees, independent contractors and consultants of the Company have assigned to the Company or one of its Subsidiaries, as applicable, all of their respective rights, title and interest in and to any Company Intellectual Property developed, invented or created on behalf of the Company or its Subsidiaries by such employees, independent contractors and consultants. No current or former employee, independent contractor or consultant of the Company or its Subsidiaries has any interest in any Company Intellectual Property.

(n) Properties. The Company has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including without limitation, all the properties and assets reflected in the balance sheet of the Company as of April 30, 2003 (except for properties and assets disposed of in the ordinary course of business and consistent with past practice since April 30, 2003). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings and with respect to which proper reserves have been taken by the Company and have been duly reflected on its books and records; (ii) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance as to which the Company is not in default; (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases,

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statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business of the company; and (iv) minor imperfections of title and encumbrances, if any, which do not materially detract from the value of the property or assets subject thereto.

(o) Insurance. All fire and casualty, general liability, business interruption, product liability and any other insurance policies maintained by the Company are with reputable insurance carriers, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. None of the insurance policies will terminate or lapse (or be affected in any other material manner) by reason of the transactions contemplated by this Agreement. No insurer under any insurance policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the insurance policies have been filed by the Company and paid in a timely fashion.

(p) Taxes.

(i) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each of its Subsidiaries has paid or accrued in one or more of the financial statements included in the Company SEC Documents all material Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party. There are no pending or to the knowledge of the Company threatened, audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to the Company or any Subsidiary of the Company that if determined adversely would have a Material Adverse Effect on the Company or any Subsidiary of the Company. There are no Liens for Taxes upon the assets of the Company or any Subsidiary of the Company, other than Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years ending on or before January 31, 2000. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any predecessor or of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or under a contract. Neither the Company nor any Subsidiary of the Company is a party to any agreement (with any Person other than the Company and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes.

(ii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(iii) None of the Company or any of its Subsidiaries is party to any contract or agreement that could result in a payment that is nondeductible under Section 280G of the Code (or for which an excise tax is due under Section 4999 of the Code) or nondeductible under Section 162(m) of the Code.

(iv) None of the Company or any of its Subsidiaries has participated in a transaction (i) the “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Section 6111(d)(i)(A) of the Code and the Treasury Regulations promulgated thereunder; or (ii) is a “reportable transaction” (irrespective of the Effective Time) within the meaning of the Section 1.6011-4 of the Treasury Regulations.

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(q) Reorganization under the Code. Neither the Company nor any of its Subsidiaries has knowingly taken any action or knows of any fact that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Form S-4; Joint Proxy Statement/ Prospectus. None of the information to be supplied by the Company or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/ Prospectus will, (i) at the time the Form S-4 becomes effective under the Securities Act, (ii) at the time of the mailing of the Joint Proxy Statement/ Prospectus and any amendments or supplements thereto, and (iii) at the time of each of the Buyer Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Exchange Act, except that no representation is made by the Company with respect to information supplied by Buyer or Merger Sub for inclusion therein.

(s) Affiliate Transactions. Except as set forth in Section 4.1(s) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, there are no contracts, agreements, arrangements or other transactions between the Company, on the one hand, and (i) any officer or director of the Company, (ii) any record or beneficial owner of five percent or more of the Company Common Stock or (iii) any Affiliate of any such officer, director or beneficial owner, on the other hand.

(t) Ownership of Buyer Stock. As of the date of this Agreement, neither the Company nor any of its Subsidiaries own any shares of Buyer Capital Stock.

(u) State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated by this Agreement as required under any applicable state takeover laws, including §203 of the DGCL, so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

(v) Opinion of Financial Advisor. The Company has received the opinion of U.S. Bancorp Piper Jaffray, dated the date hereof, to the effect that the Exchange Ratio to be received by holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

(w) Board Approval. The Board of Directors of the Company, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and (iii) recommended that this Agreement and the transactions contemplated hereby be approved and adopted by the holders of Company Common Stock.

(x) Brokers’ Fees. Except as set forth in Section 4.1(x) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers’ fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

      4.2 Representations and Warranties of Buyer and Merger Sub. Except as disclosed in the Buyer disclosure schedule delivered to the Company concurrently herewith (the “Buyer Disclosure Schedule”) (each section of which qualifies only the correspondingly numbered representation and warranty or covenant of Buyer), Buyer and Merger Sub hereby represent and warrant to the Company as follows:

(a) Corporate Organization.

(i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either

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individually or in the aggregate, have a Material Adverse Effect on Buyer. True and complete copies of the certificate of incorporation and bylaws of Buyer, as in effect as of the date of this Agreement, have previously been made available by Buyer to the Company.

(ii) Each Subsidiary of Buyer (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether U.S. federal, state or local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except as would have not have a Material Adverse Effect on Buyer.

(iii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed by Buyer solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement. True and complete copies of the certificate of incorporation and bylaws of Merger Sub, as in effect as of the date of this Agreement, have previously been made available to the Company.

(b) Capitalization.

(i) The authorized capital stock of Buyer consists of (A) 50,000,000 shares of Buyer Common Stock, of which, as of August 31, 2003, 16,365,524 shares were issued and outstanding and 1,723,665 shares were held in treasury and (B) 5,000,000 shares of preferred stock, par value $0.01 per share, of Buyer (the “Buyer Preferred Stock,” and together with the Buyer Common Stock, the “Buyer Capital Stock”), of which no shares are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth in the Buyer SEC Documents, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity securities of Buyer or any securities of Buyer representing the right to purchase or otherwise receive any shares of Buyer Capital Stock. None of the Buyer Stock Options are “reload” options or options of a similar nature that grant to the holder any right to additional Buyer Stock Options upon the exercise thereof. As of August 31, 2003, no shares of Buyer Capital Stock were reserved for issuance, except for 1,601,222 shares of Buyer Common Stock reserved for issuance upon the exercise of stock options pursuant to the Buyer Option Plans and outstanding warrants. Buyer has no Voting Debt issued or outstanding. As of August 31, 2003, 2,964,421 shares of Buyer Common Stock are subject to outstanding Buyer Stock Options and outstanding warrants. Since September 1, 2003, except as permitted by this Agreement, (A) no Buyer Common Stock has been issued except in connection with the exercise of issued and outstanding Buyer Stock Options and outstanding warrants and (B) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of Buyer Common Stock have been issued, granted or made.

(ii) Except at set forth in the preceding paragraph or as described in the Buyer SEC Documents, (A) there are no Buyer Capital Stock or other equity securities of any class of Buyer, or any security convertible or exchangeable into or exercisable for such Buyer Capital Stock or other equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, exchange, transfer, deliver or sell additional shares of Buyer Capital Stock of or other equity interests in Buyer or obligating Buyer to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Buyer does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of Buyer, other than the Buyer Voting Agreement, there are no voting trusts, proxies or

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other voting arrangement or understandings with respect to shares of Buyer Capital Stock or other equity interests in Buyer.

(iii) The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Buyer free and clear of any Liens.

(iv) Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(iv) of the Buyer Disclosure Schedule sets forth a list of each material investment of Buyer in any Non-Subsidiary Affiliate.

(c) Authority; No Violation.

(i) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Merger Sub. Buyer, as sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The Board of Directors of Buyer has directed that the issuance of Buyer Common Stock pursuant to this Agreement be submitted to Buyer stockholders for approval at a meeting of Buyer stockholders (the “Buyer Stockholders Meeting”), and, except for the approval of the issuance of Buyer Common Stock in the Merger by the affirmative vote of the holders of a majority of the total votes cast on the proposal in person or by proxy (the “Buyer Stockholder Approval”), no other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms except as may be limited by bankruptcy, moratorium, insolvency or other similar laws now or hereafter in effect generally affecting the enforcement of creditors’ rights.

(ii) Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (A) violate any provision of the certificate of incorporation or bylaws of Buyer or the certificate of incorporation or bylaws of Merger Sub or (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, except as set forth in Section 4.2(c)(ii) of the Buyer Disclosure Schedule, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Merger Sub, any of their Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or Merger Sub, any of their Subsidiaries or Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Merger Sub, any of their Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected,

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except in the case of clause (B) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer or the Surviving Corporation.

(d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, if such filing of a notification and report form is required by the HSR Act, and any other applicable anti-trust or competition approvals, (ii) the filing with the SEC of the Joint Proxy Statement/ Prospectus and the Form S-4, (iii) the filing of the Certificate of Merger, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Nasdaq, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement, and (vi) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Buyer, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Buyer and Merger Sub of this Agreement and (B) the consummation by each of Buyer and Merger Sub of the transactions contemplated by this Agreement.

(e) Financial Reports and SEC Documents. Each of Buyer and its Subsidiaries has filed all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by it since October 31, 2002 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed, with the SEC (collectively, the “Buyer SEC Documents”). Each of the Buyer SEC Documents, including the Buyer 2002 10-K and the Buyer 10-Q, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date (except as amended or supplemented prior to the date hereof), did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Buyer 2002 10-K, or in the financial statements (or notes thereto) included in the Buyer 10-Q or in the Buyer SEC Documents filed prior to the date hereof, neither Buyer nor any of its Subsidiaries had at April 30, 2003, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies which (A) are accrued or reserved against in the financial statements in the Buyer 2003 10-K or in the Buyer 10-Q or reflected in the respective notes thereto or (B) were incurred after April 30, 2003 in the ordinary course of business and consistent with past practices, (ii) liabilities, obligations or contingencies that (A) would not reasonably be expected to have a Material Adverse Effect on Buyer, or (B) have been discharged or paid in full prior to the date hereof, and (iii) liabilities, obligations and contingencies that are of a nature not required to be reflected in the consolidated financial statements of Buyer and its Subsidiaries prepared in accordance with GAAP consistently applied.

(g) Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, since April 30, 2003, Buyer and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, and since such date, there has

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not been any event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.

(h) Legal Proceedings. There are no material suits, actions or proceedings or investigations pending or, to the knowledge of Buyer, threatened, against or affecting Buyer or any of its Subsidiaries. To the knowledge of Buyer, there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Buyer or its Subsidiaries.

(i) Compliance with Applicable Law. Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Buyer or any of its Subsidiaries.

(j) Contracts.

(i) Except as described in the Buyer SEC Documents, there are no contracts, arrangements, commitments or understandings that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of Buyer and its Subsidiaries (collectively, the contracts, arrangements, commitments or understandings of the type described in this Section 4.2(j)(i), including those set forth in Section 4.2(j)(i) of the Buyer Disclosure Schedule or filed with the Buyer SEC Documents, “Buyer Contracts,” and each a “Buyer Contract”).

(ii) Except as set forth in Section 4.2(j)(ii) of the Buyer Disclosure Schedule, neither the Buyer nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral): (A) which, upon the consummation or Buyer stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in a requirement to obtain the consent of the other party to such contract, arrangement, commitment or understanding or in a termination of any such contract; or (B) which materially restricts the conduct of any line of business by Buyer or any Subsidiary thereof (including the Surviving Corporation) upon consummation of the Merger or will materially restrict the ability of Buyer or the Surviving Corporation or any Subsidiary thereof to engage in any line of business or the sale of any products, including but not limited to those products collectively sold by Buyer and the Company immediately prior to the Effective Time.

(iii) Each Buyer Contract is valid and binding on Buyer and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) Buyer and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Buyer Contract, and (C) neither Buyer nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Buyer or any of its Subsidiaries under any such Buyer Contract.

(iv) Neither Buyer nor any of its Subsidiaries has received any notice, whether written or oral, from any other party to a Buyer Contract of the other party’s intention to terminate any such Buyer Contract whether as a result of the announcement or consummation of the transactions contemplated hereby or otherwise.

(k) Intellectual Property.

(i) All Intellectual Property used in the business of the Buyer or any of its Subsidiaries, covering any aspect of the business of the Buyer or any of its Subsidiaries or otherwise necessary to the business of the Buyer or any of its Subsidiaries as presently conducted shall hereinafter be

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referred to as “Buyer Intellectual Property.” With respect to each item of Buyer Intellectual Property owned by Buyer or any of its Subsidiaries (“Owned Buyer Intellectual Property”):

(A) Buyer possesses all right, title and interest in and to the item, free and clear of any lien or other restriction;

(B) the item is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise;

(C) no Action is pending, asserted or, to the knowledge of Buyer, threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

(D) the item is valid, enforceable and subsisting.

(ii) With respect to each item of Buyer Intellectual Property used or enjoyed by Buyer or any of its Subsidiaries pursuant to a license, sublicense, agreement or other permission (“Licensed Buyer Intellectual Property”):

(A) the License covering the item is legal, valid, binding, enforceable and in full force and effect in all material respects and is not terminable by anyone other than Buyer or one of its Subsidiaries;

(B) none of Buyer, any of Buyer’s Subsidiaries or, to the knowledge of Buyer, any other party to the License is in material breach or default thereof. No event has occurred which with notice or lapse of time or both would constitute a material breach or default of the License or which would permit termination or modification of the License or acceleration thereunder;

(C) neither Buyer nor any of its Subsidiaries has repudiated any provision of the License and, to the knowledge of Buyer, no other party to the License has repudiated any provision thereof;

(D) neither Buyer nor any of its Subsidiaries has received notice that any party to the License intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder;

(E) the License will not and may not be terminated or cancelled, and the rights of Buyer or any of its Subsidiaries thereunder will not and may not be diminished or impaired, and the obligations of Buyer and any of its Subsidiaries thereunder will not and may not be increased, as a result of the consummation of the transactions contemplated by this Agreement;

(F) the License is not subject to any outstanding order, decree, judgment, stipulation, award, decision, injunction or agreement in any manner restricting the transfer, use, enforcement or licensing thereof or otherwise; and

(G) no Action is pending, asserted or, to the knowledge of Buyer, threatened that challenges the legality, validity, enforceability, use or licensing of the License.

(iii) Each of Buyer and its Subsidiaries, as applicable, has the full right to possess, make, have made, use, copy, sell, distribute, display, transfer, license and otherwise fully exploit all Owned Buyer Intellectual Property, and has the full right to use and exploit all Licensed Buyer Intellectual Property as used and exploited in the business of each of Buyer and its Subsidiaries, as applicable, as presently conducted.

(iv) None of Buyer’s or any of its Subsidiaries’ rights in or to any of Buyer Intellectual Property shall be adversely affected by Buyer’s execution or delivery of this Agreement or by the performance of any of Buyer’s obligations hereunder.

(v) Neither Buyer nor any of its Subsidiaries (A) has been the subject of any Action, or has received any notice, charge, complaint, claim, demand or threat, that involves a claim of

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infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person; or (B) has brought any Action against any Person for infringement of any Buyer Intellectual Property or breach of any license, sublicense or agreement involving any Buyer Intellectual Property. No claim of infringement, misappropriation or violation of any Intellectual Property right or other proprietary right of any Person has been asserted or threatened by any Person against any licensee or customer of Buyer or any of its Subsidiaries based on the use of any Buyer Intellectual Property.

(vi) Neither Buyer nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of any Person. No Buyer Intellectual Property, and no permitted use of any Buyer Intellectual Property by any licensee or customer of Buyer or any of its Subsidiaries through license or sale from Buyer or any of its Subsidiaries, as applicable, directly or indirectly, constitutes or has constituted an unauthorized use, inducement to infringe, contributory infringement, misappropriation or other violation of the Intellectual Property rights of any Person and no valid grounds exist for any bona fide claims against Buyer or any of its Subsidiaries, customers or licensees with respect to any Intellectual Property. Without limiting the generality of the foregoing, no person ever employed or otherwise engaged by Buyer or any of its Subsidiaries has asserted or, to the knowledge of Buyer, threatened any claim against Buyer or any of its Subsidiaries, relating to any Intellectual Property. There has not been, nor is there presently, any unauthorized use, interference, disclosure, infringement, misappropriation or violation of any Buyer Intellectual Property by any Person.

(vii) Neither Buyer nor any of its Subsidiaries has entered into any agreement (A) to indemnify any Person against any charge of infringement of any Intellectual Property; or (B) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Buyer Intellectual Property.

(viii) Buyer has the exclusive right to file, prosecute and maintain all of its and its Subsidiaries’ patent applications and other applications to register the Owned Buyer Intellectual Property, and has the exclusive right to maintain its and its Subsidiaries’ patents and other registrations and is not aware of any claim by any Person regarding title to same or derivative works of same.

(ix) Buyer and its Subsidiaries have taken reasonable and necessary steps to maintain and protect Buyer Intellectual Property and their rights thereunder and thereto, and no rights to any Buyer Intellectual Property have been lost. Buyer and its Subsidiaries, as applicable, have paid all fees, annuities and all other payments which have heretofore become due to any governmental entity with respect to the Owned Buyer Intellectual Property and has taken all steps reasonable and necessary to prosecute and maintain the same. No such obligation on the part of Buyer or any of its Subsidiaries exists with respect to any Licensed Buyer Intellectual Property.

(ix) Neither Buyer nor any of its Subsidiaries have transferred its title in or to any copy of any computer program or software (including source code, object code, data and databases) constituting Buyer Intellectual Property. All computer programs and software which are distributed by Buyer or any of its Subsidiaries (A) conform in all material respects with all specifications conveyed to their customers or other transferees, and (B) are operative for their intended purposes free of any material defects or deficiencies. No Buyer Intellectual Property has been supplied by Buyer or any of its Subsidiaries to any Person except pursuant to a binding license under which all rights of Buyer or any of its Subsidiaries to such Buyer Intellectual Property are fully preserved and protected. All source code for all computer programs and software constituting Owned Buyer Intellectual Property is in the sole possession of Buyer or its Subsidiaries, and all source code constituting Buyer Intellectual Property has been maintained strictly confidential. Neither Buyer nor any of its Subsidiaries has any obligation to afford any Person access to any source code for any computer program constituting Owned Buyer Intellectual Property.

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(x) Except as set forth in Section 4.2(k)(x) of Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries is obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to use any of Buyer Intellectual Property.

(xi) No licenses or permissions from third parties or releases of third party rights in respect of any Buyer Intellectual Property are necessary for consummation of the transactions contemplated by this Agreement.

(xii) Each of the current employees of Buyer or its Subsidiaries is, and each of the former employees of Buyer or its Subsidiaries was, an “employee” within the meaning of an pursuant to the definition of “work made for hire” in 17 U.S.C. § 101, as amended. All current and former employees, independent contractors and consultants of Buyer have assigned to Buyer or one of its Subsidiaries, as applicable, all of their respective rights, title and interest in and to any Buyer Intellectual Property developed, invented or created on behalf of Buyer or its Subsidiaries by such employees, independent contractors and consultants. No current or former employee, independent contractor or consultant of Buyer or its Subsidiaries has any interest in any Buyer Intellectual Property.

(l) Taxes.

(i) Each of Buyer and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Buyer and each of its Subsidiaries has paid or accrued in one or more of the financial statements included in the Buyer SEC Documents all material Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party. There are no pending or to the knowledge of Buyer threatened, audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Buyer or any Subsidiary of Buyer that if determined adversely would have a Material Adverse Effect on the Buyer or any Subsidiary of Buyer. There are no Liens for Taxes upon the assets of Buyer or any Subsidiary of Buyer, other than Liens for current Taxes not yet due, and Liens for Taxes that are being contested in good faith by appropriate proceedings. Neither Buyer nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year that have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. The consolidated federal income Tax Returns of Buyer have been examined, or the statute of limitations has closed, with respect to all taxable years ending on or before October 31, 1999. Neither Buyer nor any of its Subsidiaries has any liability for Taxes of any predecessor or of any other Person (other than Buyer and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as a transferee or under a contract. Neither Buyer nor any Subsidiary of Buyer is a party to any agreement (with any Person other than Buyer and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes.

(ii) Buyer has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(iii) None of the Buyer or any of its Subsidiaries has participated in a transaction (i) the “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meaning of Section 6111(d)(i)(A) of the Code and the Treasury Regulations promulgated thereunder; or (ii) is a “reportable transaction” (irrespective of the Effective Time) within the meaning of the Section 1.6011-4 of the Treasury Regulations.

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(m) Reorganization under the Code. Neither Buyer nor any of its Subsidiaries has knowingly taken any action or knows of any fact that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n) Form S-4; Joint Proxy Statement/ Prospectus. None of the information to be supplied by Buyer or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/ Prospectus will, (i) at the time the Form S-4 becomes effective under the Securities Act, (ii) at the time of the mailing of the Joint Proxy Statement/ Prospectus and any amendments or supplements thereto, and (iii) at the time of each of the Buyer Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable law, including the provisions of the Exchange Act, except that no representation is made by Buyer or Merger Sub with respect to information supplied by the Company for inclusion therein.

(o) Ownership of Company Stock. As of the date of this Agreement, neither Buyer nor any of its Subsidiaries own any shares of Company Capital Stock.

(p) Opinion of Financial Advisor. Buyer has received the opinion of Lehman Brothers, dated the date hereof, to the effect that the consideration to be paid is fair to the Buyer from a financial point of view.

(q) Board Approval. The Board of Directors of Buyer, at a meeting duly called and held, has, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Buyer, (ii) approved and adopted this Agreement and (iii) recommended that the issuance of Buyer Common Stock in the Merger pursuant to this Agreement be approved by the holders of Buyer Common Stock.

(r) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(s) Buyer Common Stock. The Buyer Common Stock to be issued in connection with the Merger (including the Buyer Common Stock to be issued in accordance with Article 3 and Section 6.13) has been duly authorized by all necessary corporate action, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, and will be freely tradable. Without limiting the generality of the foregoing and subject to the provisions of Rule 145 under the Securities Act, none of the shares of Buyer Common Stock to be issued in connection with the Merger will constitute “restricted securities” within the meaning of Rule 144 under the Securities Act.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.1 of the Company Disclosure Schedule and except to the extent the Buyer shall otherwise consent in writing):

(a) Ordinary Course.

(i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use their reasonable efforts to keep available the services of their respective present officers and key

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employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them.

(ii) The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business, (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures which individually and in the aggregate do not exceed $250,000 or make payments in connection with any of the foregoing, (C) except in the ordinary course under the Company’s existing line of credit, incur any additional indebtedness in a single transaction or a group of related transactions having a value in excess of 1% of the Company’s assets or (D) enter into any transaction with its Affiliates.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of dividends from a wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms or pursuant to the ESPP.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not, and shall not permit its Subsidiaries to, amend or propose to so amend their respective Certificates of Incorporation or its bylaws or other governing documents.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor). The Company shall not, and shall not permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) other than in the ordinary course of business consistent with past practice.

(g) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company, or (B) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company or its Subsidiaries, as applicable (provided that none of such transactions referred to in this clause (B) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under

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Regulatory Law) or (ii) except in the ordinary course consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than any wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing.

(h) Tax-Free Qualification. The Company shall not, and shall not permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that it knows would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Compensation. Except as required by law or by the express terms of any collective bargaining agreement or other agreement currently in effect and disclosed in writing to the Buyer between the Company or any Subsidiary of the Company and any director, officer, consultant or employee thereof, the Company shall not increase the amount of compensation of, or pay any severance to (other than non-material increases in the ordinary course of business consistent with past practice), any director, officer, consultant or key employee of the Company or any Subsidiary of the Company, or make any increase in or commitment to increase or accelerate the payment of any employee benefit, grant any additional Company Stock Options, adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans. Except as required by the Company Option Plans, (i) the Company shall not accelerate the vesting of, or the lapsing of restrictions with respect to any Company Stock Option or other stock-based award, and (ii) any option granted or committed to be granted after the date of this Agreement shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

(j) Accounting Methods; Tax Matters. Except as disclosed in Company SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change in any material respect its methods of accounting in effect at July 31, 2003, except as required by changes in GAAP as concurred in by the Company’s independent public accountants. The Company shall not (i) change its fiscal year; (ii) make or revoke any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or Buyer; (iii) settle any material Tax claim or assessment or (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

(k) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material suit, action, proceeding or regulatory investigation pending for an amount in excess of $250,000 or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any suit, action, proceeding or regulatory investigation pending.

(l) Intellectual Property. The Company shall not transfer or license to any Person or otherwise extend, amend or modify any rights to the Company Intellectual Property, other than in the ordinary course of business consistent with past practice or pursuant to any contracts, agreements, arrangements or understandings currently in place that have been disclosed in writing to Buyer prior to the date of this Agreement.

(m) Company Contracts. Except in the ordinary course of business consistent with past practices and as would not have a Material Adverse Effect on the Company or Buyer, the Company and its Subsidiaries shall not amend or otherwise modify, or terminate, any Company Contracts, or enter into any joint venture, lease or service agreements or other material agreement of the Company or any of its Subsidiaries.

(n) Certain Actions. The Company and its Subsidiaries shall not take any action or omit to take any action (i) for the purpose of preventing, delaying or impeding the consummation of the Merger or the

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other transactions contemplated by this Agreement or (ii) that could reasonably be expected to have a Material Adverse Effect on the Company.

(o) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      5.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time, Buyer agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or Section 5.2 of the Buyer Disclosure Schedule and except to the extent the Company shall otherwise consent in writing):

(a) Ordinary Course. Buyer and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall use their reasonable efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them. Until such time that the transactions contemplated by this Agreement are consented to or permitted by the requisite lender or lenders under the Buyer’s existing lines of credit, Buyer shall not draw down any amounts under or otherwise utilize its existing lines of credit.

(b) Dividends; Changes in Share Capital. Buyer shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of dividends from a wholly-owned Subsidiary of Buyer to Buyer or to another wholly-owned Subsidiary of Buyer, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Buyer which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities. Buyer shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Buyer Common Stock upon the exercise of Buyer stock options and warrants outstanding on the date of this Agreement in accordance with their present terms.

(d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Buyer and Merger Sub shall not, and shall not permit their respective Subsidiaries to, amend or propose to so amend their respective Certificates of Incorporation or bylaws or other governing documents.

(e) No Dispositions. Buyer shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Buyer) other than in the ordinary course of business consistent with past practice.

(f) Tax-Free Qualification. Buyer shall not, and shall not permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that it knows would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(g) Accounting Methods; Tax Matters. Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, Buyer shall not change in any material respect its methods of accounting in effect at July 31, 2003, except as required by changes in GAAP as concurred in by Buyer’s independent public accountants. Buyer shall not (i) change its fiscal year; (ii) make or revoke any Tax election that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or Buyer; (iii) settle any material Tax claim

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or assessment or (iv) surrender any right to claim a material Tax refund or to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

(h) Certain Actions. Buyer and its Subsidiaries shall not take any action or omit to take any action (i) for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) that could reasonably be expected to have a Material Adverse Effect on the Buyer.

      5.3 Governmental Filings. The Company and Buyer shall file all reports and correspondence required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and (to the extent permitted by applicable law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, correspondence, announcements and publications promptly upon request.

      5.4 Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date hereof, Buyer and the Company shall cooperate in preparing (including by causing their tax counsel to provide tax opinions) and each shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the Joint Proxy Statement/ Prospectus and Buyer shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/ Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Buyer’s prospectus. Each of Buyer and the Company shall use its reasonable best efforts to have the Joint Proxy Statement/ Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as soon after such filing as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/ Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/ Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/ Prospectus or the Form S-4 shall be made without the approval of both Buyer and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Joint Proxy Statement/ Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Buyer will use reasonable best efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to Buyer stockholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to the Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. If, at any time prior to the Effective Time, any information relating to Buyer or the Company, or any of their respective affiliates, officers or directors, is discovered by Buyer or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/ Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto

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discovering such information shall promptly notify the other parties hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Buyer and the Company.

(b) The Company shall duly take all commercially reasonable action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and the Company for the purpose of obtaining the Company Stockholder Approval and, subject to Section 6.4, shall take all commercially reasonable action to solicit the Company Stockholder Approval. The Board of Directors of the Company shall recommend the approval and adoption of the plan of Merger contained in this Agreement by the stockholders of the Company to the effect as set forth in Section 4.1(w) (the “Company Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Buyer such recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Company Recommendation”); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4 hereof.

(c) Buyer shall duly take all commercially reasonable action to call, give notice of, convene and hold the Buyer Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Buyer and the Company for the purpose of obtaining the Buyer Stockholder Approval and, shall take all commercially reasonable action, consistent with its fiduciary duties, to solicit the Buyer Stockholder Approval. The Board of Directors of Buyer shall, recommend the approval of the issuance of Buyer Common Stock in the Merger by the stockholders of Buyer (the “Buyer Recommendation”), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Company such recommendation or (ii) take any action or make any statement in connection with the Buyer Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in the Buyer Recommendation”).

      6.2 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Buyer (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however,that (A) Buyer shall not contact, and Buyer shall not authorize any of its officers, employees, accountants, counsel, financial advisors or other representatives to contact, any employee or customer of the Company or any of its subsidiaries without the prior authorization of the Company’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, (B) Buyer shall cooperate in a reasonable manner with the Company to minimize any disruption to the Company’s business while exercising the rights provided under this Section 6.2, and (C) the Company may restrict the foregoing access to the extent that (x) any law, treaty, rule or regulation of any Governmental Entity applicable to it or any contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (y) the information is subject to confidentiality obligations to a third party.

(b) Upon reasonable notice, the Buyer shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Company reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, the Buyer shall (and shall cause its Subsidiaries to) furnish promptly

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to Company (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of U.S. federal or state securities laws or the HSR Act, as applicable (other than documents that such party is not permitted to disclose under applicable law), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that (A) Company shall not contact, and Company shall not authorize any of its officers, employees, accountants, counsel, financial advisors or other representatives to contact, any employee or customer of the Buyer or any of its subsidiaries without the prior authorization of the Buyer’s Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, (B) Company shall cooperate in a reasonable manner with the Buyer to minimize any disruption to the Buyer’s business while exercising the rights provided under this Section 6.2, and (C) the Buyer may restrict the foregoing access to the extent that (x) any law, treaty, rule or regulation of any Governmental Entity applicable to it or any contract requires it or its Subsidiaries to restrict or prohibit access to any such properties or information or (y) the information is subject to confidentiality obligations to a third party.

(c) Buyer and Company will hold any information obtained pursuant to this Section 6.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated May 15, 2002, between Buyer and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Buyer or the Company shall not affect the representations and warranties of the other.

      Notwithstanding anything herein to the contrary (or in the Confidentiality Agreement), any party to this Agreement (and each employee, representative, or other agent of such parties) may disclose to any and all persons, without limitation of any kind, the U.S. “tax treatment or “tax structure” (in each case, within the meaning of Treasury Regulation section 1.6011-4) of the transactions contemplated hereunder and all materials of any kind (including opinions or other tax analysis) that are provided to such parties relating to such U.S. “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation section 1.60114); provided, that such disclosure may not be made to the extent required to be kept confidential to comply with any federal or state securities law. The intent of this provision is that the transactions contemplated by the Agreement are not treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation section 1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.

      6.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable (A) all Necessary Consents and (B) all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (other than such consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances, the failure of which to obtain would not have a Material Adverse Effect on the Company or Buyer, as the case may be) (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals , and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that notwithstanding anything to the contrary contained in this Section 6.3 or elsewhere in this Agreement, neither Buyer or the Company shall be required to take any action or do any thing if the Board of Directors of Buyer or the Board of Directors of the Company, respectively, determines in good faith, after consultation with outside counsel, that the taking of such action or the doing of such thing would be inconsistent with its fiduciary duties to Buyer’s or the Company’s stockholders, respectively, under applicable

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law. In furtherance and not in limitation of the foregoing, each of Buyer and the Company agrees (i) to make, as promptly as practicable, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, if such filing of a notification and report form is required by the HSR Act, and (B) all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such Governmental Entities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act, if applicable, and the receipt of Required Approvals under such other laws or from such Governmental Entities as soon as practicable and (ii) not to extend any waiting period under the HSR Act, if applicable, or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, neither Buyer nor the Company nor any of their respective Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest or agree to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Buyer (assuming the Merger has been consummated) or to substantially impair the benefits to Buyer, as of t he date hereof, to be realized from consummation of the Merger, and neither Buyer or the Company shall be required to agree to or effect any divestiture, hold separate any business or take any other action that is not conditional on the consummation of the Merger.

      6.4 Acquisition Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not authorize or instruct any of its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of assets having a fair market value (as determined by the Board of Directors of the Company in good faith) in excess of 10% of the fair market value of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Buyer or an Affiliate thereof), an “Acquisition Proposal”), (ii) have any discussion with or provide any Confidential Information or non-public data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal (other than a proposal or offer made by Buyer or an Affiliate thereof), (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, the Company (and its Board of Directors) shall be permitted to (i) continue negotiations with any Person related to the sale of its Academic Systems subsidiary (“Academic Systems”) so long as negotiations with said Person began prior to August 1, 2003, (ii) comply with applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) with regard to an Acquisition Proposal, (iii) file with the SEC a report on Form 8-K in accordance with the requirements thereof with respect to this Agreement and file a copy of this Agreement and any related agreements as an exhibit to such report, (iv) make any disclosure to the Company’s stockholders or any public announcement if, in the good faith judgment of the Board of

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Directors of the Company, after consultation with outside counsel, failure to so disclose would be inconsistent with any applicable law, rule or regulation or any duty of the Board of Directors; provided that the Company shall not, except in accordance with the provisions of Section 6.1(b) and 6.4(b)(v), effect a Change in the Company Recommendation, (v) effect a Change in the Company Recommendation or (vi) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide Acquisition Proposal by any such Person, or take any of the actions described in Sections 6.4(a)(iii) and (iv) above, if and only to the extent that, in any such case referred to in clause (v) or (vi):

(A) the Company Stockholder Approval shall not yet have been obtained;

(B) the Company has not previously breached any of its covenants in Section 6.4(a);

(C) (I) in the case of clause (v) above, the Company has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company’s Board of Directors concludes in good faith that such Acquisition Proposal would lead to a Superior Proposal and (II) in the case of clause (vi) above, the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal;

(D) the Company’s Board of Directors, after consultation with outside counsel, determines in good faith that it is required to do so in the exercise of its fiduciary duties under applicable law;

(E) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Company’s Board of Directors receives from such Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement; and

(F) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it promptly notifies Buyer of the receipt of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives.

      The Company agrees that, subject to any obligation of confidentiality to which the Company may be bound, it will promptly keep Buyer informed of the status and material terms of any inquiries, proposals or offers and the status and material terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer, except to the extent that the Company’s Board of Directors, after consultation with outside counsel, determines in good faith that to do so would be inconsistent with the exercise of its fiduciary duties under applicable law. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide Buyer with any information regarding an expression of interest, proposal, inquiry or offer relating to the sale of Academic Systems that is received by or on behalf of the Company from a Person with whom the Company began negotiations prior to August 1, 2003.

(c) The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties (other than Buyer) conducted heretofore with respect to any Acquisition Proposal provided, however, that, notwithstanding anything to the contrary, the Company shall be permitted to continue negotiations with any Person related to the sale of Academic Systems so long as negotiations with said Person began prior to August 1, 2003. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.4. Nothing in this Section 6.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect or limit any other obligation of the Company under this Agreement except as specifically provided in Section 6.1(b).

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      6.5 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such Expenses, except Expenses (including filing fees) incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/ Prospectus and Form S-4, which shall be shared equally by Buyer and the Company.

      6.6 Directors’ and Officers’ Indemnification and Insurance. Following the Effective Time, Buyer shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company (in all of their capacities) (the “Indemnified Parties”) to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of the Company for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the Effective Time, the provisions set forth in the Company’s Certificate of Incorporation and Bylaws on the date of this Agreement regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses, which provisions shall not be amended, repealed or otherwise modified during such six-year period in any manner that would adversely affect the rights thereunder of any Indemnified Party. After the Company Stockholder Approval has been obtained and as close as practicable to the Effective Time, the Company shall purchase a five-year (measured from the Effective Time) extended reporting period endorsement with commercially reasonable terms (“reporting tail coverage”) under its existing directors’ and officers’ liability insurance policy(ies) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no more favorable to such Indemnified Parties than the terms of such current insurance coverage; provided, that the cost of such reporting tail coverage shall not exceed 400% of the current annualized costs of all the Company’s directors’ and officers’ liability insurance policies effective during the period from January 31, 2002 to January 31, 2003. Buyer and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.6. The obligations of Buyer under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that (i) this Section 6.6 shall survive the consummation of the Merger and the Effective Time, (ii) the indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of and may enforce this Section 6.6 and (iii) this Section 6.6 shall be binding in all successors and assigns of Buyer and the Surviving Corporation).

      6.7 Public Announcements. Buyer, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise make any public statement with respect to the Merger or this Agreement and, except as required by law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, shall not issue any such press release or make any such public statement, without the other party’s consent, such consent not to be unreasonably withheld or delayed.

      6.8 Listing of Shares of Buyer Common Stock. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued in the Merger and the shares of Buyer Common Stock to be reserved for issuance upon exercise of the Company Converted Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

      6.9 Affiliates. Not less than 45 days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Buyer a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use

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reasonable efforts to cause each Person identified on such list to deliver to Buyer prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto (an “Affiliate Agreement”).

      6.10 Notification of Certain Matters. Buyer and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied as a result thereof or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied as a result thereof and (ii) any failure of Buyer or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 7.2(a) or Section 7.3(a) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of Buyer and the Company shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

      6.11 Accountants’ Letters. The Company shall use its reasonable efforts to cause to be delivered to Buyer a letter from its independent public accountants addressed to Buyer, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4, relating to the performance by such accountants of their procedures with respect to the financial statements of the Company contained in or incorporated by reference in the Form S-4.

      6.12 Appointment to Board of Directors. At or prior to the Effective Time, Buyer shall appoint John T. Kernan to Buyer’s Board of Directors as a Class I Director.

      6.13 Option Grants.

      At the Effective Time, automatically and without any further action on the part of the Company, Buyer or any other Person, all holders of Company Near-the-Money Options who forfeited such Near-the-Money Options under Section 3.3(b) shall be granted options (each a “Buyer Stock Option”) to purchase Buyer Common Stock pursuant to and in accordance with this Section 6.13. Each Buyer Stock Option will be fully vested immediately upon grant, and remain exercisable for a period of twelve months from the Closing Date without regard to services; if any, provided to Buyer by the holder of such Buyer Stock Option during such period, provided, however, that from and after the Effective Time: (i) the number of shares of Buyer Common Stock purchasable upon exercise of the Buyer Stock Options shall be equal to the number of shares of Company Common Stock that were purchasable under the Company Near-the-Money Options immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share, and (ii) the per share exercise price of each Buyer Stock Option shall be equal to the per share exercise price of each Company Near-the-Money Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. As soon as practicable after the Effective Time, Buyer shall deliver to the recipients of Buyer Stock Options appropriate notices setting forth their rights pursuant to the Buyer Stock Options, together with agreements or terms and conditions documents related thereto, which rights, agreements and terms and conditions shall be no less favorable to the recipients of Buyer Stock Options than those applicable to the Company Near-the-Money Option(s) to which such Buyer Stock Option(s) relate. Buyer will reserve for issuance a number of shares of Buyer Common Stock at least equal to the number of shares of Buyer Common Stock that will be subject to Buyer Stock Options. Buyer represents, warrants and covenants that (i) it currently has availability to issue the Buyer Stock Options pursuant to Buyer Option Plans, (ii) it has filed a registration statement on Form S-8 with respect to all shares of Buyer Common Stock issuance under the Buyer Option Plans, and (iii) it shall maintain the effectiveness of that registration statement in accordance with the requirements of applicable law for a period of not less than twelve months from Closing Date.

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      6.14 Rights Agreement. Prior to the Closing, the Board of Directors of the Company shall take all action necessary, including amending the Rights Agreement dated as of February 14, 2002 (the “Rights Agreement”), in order to render the Company rights thereunder inapplicable to the Merger and the other transactions contemplated by this Agreement.

      6.15 Company Options. The Company will take all actions reasonably necessary and desirable to ensure that the provisions of Sections 3.3 and 6.13 can be effected, including, where necessary, amending any of the Company Stock Option Plans, the ESPP, or any agreement or offering under any of them, and obtaining any necessary consents. In addition, the Company will take all actions reasonably necessary and desirable to terminate the Company Stock Option Plans and the ESPP effective at the Effective Time, and to ensure that, on and after the Effective Time, no rights under any of them remain outstanding.

      6.16 Company Warrants. Prior to the Effective Time, the Company shall have delivered to the Buyer a complete and accurate copy of each Company Warrant Agreement. The Company agrees that it will not grant any warrants and will not permit cash payments to holders of Company Warrants in lieu of the substitution therefor of Substitute Warrants, as described herein without the prior consent of the Buyer. As soon as practicable after the Effective Time, Buyer shall deliver to each holder of a Company Warrant an appropriate notice setting forth such holder’s rights pursuant to the Company Warrant Agreements and such holder’s rights to acquire Buyer Common Stock and the agreement of such holder evidencing the grants of such Company Warrants shall be deemed to be appropriately amended so that such Company Warrants shall represent rights to acquire Buyer Common Stock on substantially the same terms and conditions as contained in the outstanding Company Warrants (subject to the adjustments required by Section 3.3(d) after giving effect to the Merger and the terms of the Company Warrant Agreements).

ARTICLE VII

CONDITIONS PRECEDENT

      7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company and Buyer to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. (i) the Company shall have obtained the Company Stockholder Approval and (ii) Buyer shall have obtained the Buyer Stockholder Approval.

(b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act. The waiting period (and any extension thereof) if applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) Nasdaq Listing. The shares of Buyer Common Stock to be issued in the Merger and such other shares of Buyer Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of a stop order suspending the effectiveness of the Form S-4, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

      7.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are subject to the satisfaction, or waiver by Buyer, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such

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representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except, where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and Buyer shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(c) Third Party Consents. The Company shall have obtained all consents and approvals of third parties referred to in Section 7.2(c) of the Company Disclosure Schedule.

(d) Lock-Up Agreement. John T. Kernan shall have entered into a Lock-Up Agreement substantially in the form of Exhibit D attached hereto.

(e) Consulting Agreement. John T. Kernan shall have entered into a Consulting Agreement in substantially the form of Exhibit E attached hereto (the “Consulting Agreement”) and John T. Kernan shall not have taken any action to revoke, withdraw or terminate the Consulting Agreement.

(f) No Material Terminations. Between the date hereof and the Closing Date, neither the Company, its Subsidiaries or their respective Affiliates shall have received notice, whether written or oral, from any of the other parties to the Company Contracts, representing more than 10% of the annual revenues of the Company and its Subsidiaries, of such party’s intention to terminate such Company Contract.

(g) Tax Opinion. The Buyer shall have received from Winston & Strawn, counsel to the Buyer, a written opinion, dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code provided, however, that if Winston & Strawn does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company renders such opinion to Buyer in form and substance satisfactory to Buyer. In rendering such opinion, counsel to the Buyer shall be entitled to rely upon customary assumptions, representations and covenants reasonably satisfactory to such counsel, including representations and covenants set forth in certificates of officers of Buyer, the Company an Merger Sub.

      7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyer and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer; and the Company shall have received a certificate of the chief executive officer and chief financial officer of Buyer and an authorized officer of Merger Sub, dated the Closing Date, to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and the Company shall have received a certificate signed on behalf of Buyer by the chief executive officer and chief financial officer of Buyer to such effect.

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(c) Tax Opinion. The Company shall have received from Cooley Godward LLP, counsel to the Company, a written opinion, dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Buyer renders such opinion to the Company, in form and substance satisfactory to the Company. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions, representations and covenants reasonably satisfactory to such counsel, including representations and covenants set forth in certificates of officers of Buyer, the Company an Merger Sub.

(d) Board of Directors. John T. Kernan shall have been appointed to Buyer’s Board of Directors as a Class I Director.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as specifically provided below, whether before or after the Buyer Stockholders Meeting or the Company Stockholders Meeting:

(a) By mutual written consent of Buyer and the Company;

(b) By either Buyer or the Company, in the event the Effective Time shall not have occurred on or before December 31, 2003 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.3) has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) By either Buyer or the Company, in the event any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Section 7.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with Section 6.3); provided, however,that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure to comply with Section 6.3 has been a material cause of such action or inaction;

(d) By either Buyer or the Company (provided that the party seeking to terminate this Agreement shall not be in material breach of any of its obligations hereunder), in the event either the Buyer Stockholder Approval or the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Buyer Stockholders Meeting or the Company Stockholders Meeting, as applicable;

(e) By Buyer, in the event the Company shall have (i) failed to make the Company Recommendation, failed to reconfirm the Company Recommendation within ten Business Days following the reasonable request of Buyer to do so, or effected a Change in the Company Recommendation, whether or not permitted by the terms hereof, (ii) willfully and materially breached its obligations under Section 6.4 or (iii) materially breached its obligations under this Agreement by reason of a failure to call the Company Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/ Prospectus in accordance with Section 6.1(a);

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(f) By the Company, in the event Buyer shall have (i) failed to make the Buyer Recommendation or failed to reconfirm the Buyer Recommendation within ten Business Days following the reasonable request of the Company to do so, or effected a Change in the Buyer Recommendation, whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Buyer Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/ Prospectus in accordance with Section 6.1(a);

(g) By Buyer, in the event the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date;

(h) By the Company, in the event Buyer shall have materially breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date;

(i) By the Company, in the event the Buyer Stock Market Value is less than $5.50 provided the Buyer does not elect the Repricing Option set forth in Section 3.1(c);

(j) By either Buyer or the Company, in the event the Company shall have taken the actions described in Section 6.4(b)(v) as permitted therein.

      8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers or directors except with respect to Section 4.1(x), the penultimate sentence of Section 6.2, Section 6.5, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) In the event (i) Buyer terminates this Agreement pursuant to Section 8.1(e), (ii) Buyer terminates this Agreement pursuant to Section 8.1(g) or (iii) Buyer or the Company terminates this Agreement pursuant to Section 8.1(j), then the Company shall promptly, but in no event later than one Business Day after the date of such termination, pay Buyer by wire transfer of immediately available funds the Company Termination Fee.

(c) In the event (A) Buyer terminates this Agreement pursuant to Section 8.1(b) without the Company Stockholders Meeting having occurred or Buyer or the Company terminates this Agreement pursuant to Section 8.1(d) (provided, that the basis for such termination is the failure to obtain the Company Stockholder Approval and the Company has not effected a Change in the Company Recommendation), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company (other than the Merger) shall have been publicly announced or otherwise communicated to the stockholders of the Company and (C) within twelve months of such termination the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall promptly, but in no event later than one Business Day after the earlier of the date the Company or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal, pay Buyer by wire transfer of immediately available funds the Company Reduced Termination Fee.

(d) In the event (i) the Company terminates this Agreement pursuant to Section 8.1(f) or (ii) Company terminates this Agreement pursuant to Section 8.1(h), Buyer shall, promptly but in no event later than one Business Day after the date of termination, pay the Company by wire transfer of immediately available funds the Buyer Termination Fee.

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(e) The parties hereto acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Buyer would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the party entitled to such payment commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 8.2, the non-paying party shall pay to the party entitled to such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.5. The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 is the exclusive remedy for breaches or terminations of this Agreement other than with respect to any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement (or any other remedy which cannot be waived under applicable law).

      8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Buyer Stockholder Approval or the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval (unless made subject to such approval). This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

      9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX or representations provided to counsel in connection with the issuance of the tax opinions described in Section 7.2(g) and Section 7.3(c).

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be

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delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Buyer or Merger Sub to:

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
Fax: (952) 832-1210
Attention: John Murray

with a copy to:

Winston & Strawn
35 West Wacker Drive
Chicago, IL 60601
Fax: (312) 558-5700
Attention: Leland E. Hutchinson
if to the Company to:

Lightspan, Inc.
10140 Campus Point Drive
San Diego, California 9212
Fax: (858) 824-8001
Attention: John T. Kernan

with a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Fax: (858) 550-6420
Attention: M. Wainwright Fishburn, Jr.

      9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

      9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, the Confidentiality Agreement and the Exhibits, Schedules and disclosure schedules and the other agreements and instruments of the parties hereto delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral (including but not limited to the Exclusivity Agreement), among the parties hereto with respect to the subject matter hereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article 2, Section 3.3, Section 5.1(h), Section 5.2(f), Section 6.6, Section 6.12 and Section 6.13.

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      9.6 Governing Law. This Agreement and all rights, remedies, liabilities, powers and duties of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

      9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

      9.9 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

[THE REST OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

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      IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PLATO LEARNING, INC.

By:	/s/ JOHN MURRAY

Name: John Murray
Title: President & CEO

LSPN MERGER CORP.

By:	/s/ JOHN MURRAY

Name: John Murray
Title: President & CEO

LIGHTSPAN, INC.

By:	/s/ JOHN T. KERNAN

Name: John T. Kernan
Title: Chairman & CEO

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EXHIBIT A

VOTING AGREEMENT

      VOTING AGREEMENT dated September 9, 2003 (as amended, this “Voting Agreement”) is by and between PLATO Learning, Inc., a Delaware corporation (“Buyer”), and John T. Kernan and Carl E. Zeiger (collectively, the “Stockholders”, and each individually, a “Stockholder”).

RECITALS

      WHEREAS, concurrent with the execution of this Voting Agreement, Buyer, Lightspan, Inc., a Delaware corporation (the “Company”), and LSPN Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the “Merger Agreement”) pursuant to which the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of Buyer (the “Merger”);

      WHEREAS, the Stockholders are the record and beneficial owners of an aggregate of 287,895 issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) in the amounts set forth opposite the Stockholder’s name and signature on the signature page hereof; and

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Buyer desires that each Stockholder agree, and each Stockholder is willing to agree, to enter into this Voting Agreement.

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and each Stockholder, intending to be legally bound, hereby agree as follows:

      1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

(a) “Affiliate” means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meanings of Section 13(d)(3) of the Exchange Act.

(c) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

      2. Disclosure. Each Stockholder hereby agrees to permit the Company and Buyer to publish and disclose in the S-4 Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Buyer and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder’s identity and ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

      3. Voting of Company Stock. Each Stockholder hereby irrevocably agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he or she shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof by the stockholders of the Company; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Stockholder under this Voting Agreement; and (iii) except as otherwise agreed to in writing in advance by Buyer, against the following actions (other than the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (B) a sale, lease or transfer of all or a substantial amount of assets of the Company, or a reorganization, recapitalization, dissolution, winding up, extraordinary dividend or distribution or liquidation of the Company; (C)(1) any change in a majority of the individuals who constitute the Company’s Board of Directors; (2) any change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation or By-Laws; (3) any material change in the Company’s corporation structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement. Each Stockholder agrees that the obligations under this Voting Agreement are unconditional and will remain in full force and effect notwithstanding that the Company may have received an Acquisition Proposal or that the Board of Directors of the Company may have withdrawn or amended its recommendation and approval of the Merger. Further, none of the Stockholders will enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3.

      4. Grant of Proxy; Appointment of Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, John Murray and Greg Melsen in their respective capacities as officers of Buyer and to any individual who shall hereafter succeed to any such officer of Buyer, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. None of the Stockholders shall have any claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Voting Agreement.

(b) Each Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such irrevocable proxy. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given to secure the performance of the duties of such Stockholder under this Voting Agreement. Each Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

      5. Covenants, Representations and Warranties of each Stockholder. Each Stockholder hereby represents and warrants (with respect to such Stockholder only and not with respect to each other Stockholder) to, and agrees with, Buyer as follows:

(a) Ownership of Shares. Such Stockholder is the sole record and Beneficial Owner of the number of Shares set forth opposite such Stockholder’s name on the signature page hereof. On the date hereof, the Shares set forth opposite the Stockholder’s name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by such Stockholder or with respect to which such Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Stockholder has, and will have at any time from the date hereof until the date that Section 3 is no longer in effect, sole voting power and sole power to issue instructions with respect to the matters set forth in

Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth opposite such Stockholder’s name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.

(b) Authorization. Such Stockholder has and will have the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such person is accordance with its terms.

(c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

(d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, such Stockholder’s Shares at all times during the term hereof will be Beneficially Owned by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e) No Solicitation. Such Stockholder agrees not to take any action inconsistent with or in violation of Section 6.4 of the Merger Agreement.

(f) Restriction on Transfer, Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Stockholder’s Shares or any interest therein, (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Voting Agreement.

(g) Reliance by Buyer. Such Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Stockholder Agreement.

      6. Stop Transfer Legend.

(a) Each Stockholder agrees and covenants to Buyer that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in compliance with this Voting Agreement.

(b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term “Shares” shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

      7. Further Assurances. From time to time, at Buyer’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

      8. Stockholder Capacity. If any Stockholder is or becomes during the term hereof a director or an officer of the Company, such Stockholder makes no agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record and Beneficial Owner of the Stockholder’s Shares.

      9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

      10. Miscellaneous.

(a) Entire Agreement. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Certain Events. Subject to Section 5(f) hereof, each Stockholder agrees that this Voting Agreement and the obligations hereunder shall attach to each such Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

(c) Assignment. This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Buyer in the case of an assignment by any Stockholder and each Stockholder in the case of any assignment by Buyer; provided that Buyer may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

(d) Amendment and Modification. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

      If to the Stockholder to the address set forth for the Stockholder on the signature page to this Voting Agreement.

If to Buyer:

PLATO Learning, Inc. 10801 Nesbitt Avenue South Bloomington, Minnesota 55437 Attn: Greg Melsen Facsimile: (952) 832-1208

with a copy to:

Winston & Strawn 35 West Wacker Drive Chicago, Illinois 60601 Attn: Leland E. Hutchinson Facsimile: (312) 558-5700

(f) Severability. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k) Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.

(m) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

(n) Counterparts. This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(o) Recovery of Attorney’s Fees. In the event of any litigation between the parties relating to this Voting Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney’s fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

      [signature page follows]

      IN WITNESS WHEREOF, Buyer and each Stockholder have caused this Voting Agreement to be duly executed as of the day and year first above written.

PLATO LEARNING, INC.

Name:
Title:

STOCKHOLDERS:

John T. Kernan
c/o Lightspan, Inc.
10140 Campus Point Drive
San Diego, California 92121

159,045 shares of Lightspan, Inc. common stock

Carl E. Zeiger
c/o Lightspan, Inc.
10140 Campus Point Drive
San Diego, California 92121

128,850 shares of Lightspan, Inc. common stock

CHI:1247781.3

EXHIBIT B

VOTING AGREEMENT

      VOTING AGREEMENT dated September 9, 2003 (as amended, this “Voting Agreement”) is by and between Lightspan, Inc., a Delaware corporation (“Company”), and John Murray (the “Stockholder”).

RECITALS

      WHEREAS, concurrent with the execution of this Voting Agreement, Company, PLATO Learning, Inc., a Delaware corporation (the “Buyer”), and LSPN Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the “Merger Agreement”) pursuant to which the Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of Buyer (the “Merger”);

      WHEREAS, The Stockholder is the record and beneficial owner of 43,730 issued and outstanding shares of common stock, par value $0.01 per share, of Buyer (the “Shares”); and

      WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Company desires that the Stockholder agree, and be willing to agree, to enter into this Voting Agreement.

      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholder, intending to be legally bound, hereby agree as follows:

      1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

(a) “Affiliate” means, as to any specified Person, (i) any stockholder, equity holder, officer, or director of such Person and their family members or (ii) any other Person which, directly or indirectly, controls, is controlled by, employed by or is under common control with, any of the foregoing. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meanings of Section 13(d)(3) of the Exchange Act.

(c) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

      2. Disclosure. The Stockholder hereby agrees to permit the Company and Buyer to publish and disclose in the S-4 Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Buyer and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

      3. Voting of Buyer Stock. The Stockholder hereby irrevocably agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the issuance of Buyer common stock pursuant to the Merger Agreement and any actions required in furtherance thereof and hereof by the stockholders of the Buyer; and (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Buyer under the Merger Agreement or the Stockholder under this Voting Agreement. The Stockholder agrees that the obligations under this Voting Agreement are unconditional and will remain in full force and effect notwithstanding that the Board of Directors of Buyer may have withdrawn or amended its recommendation and approval of the Merger. Further, the Stockholder will not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 3.

      4. Grant of Proxy; Appointment of Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, John T. Kernan and Carl Zeiger in their respective capacities as officers of Company and to any individual who shall hereafter succeed to any such officer of the Company, the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder’s Shares, or grant a consent or approval in respect of such Shares as set forth in Section 3 hereof. The Stockholder shall not have any claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Voting Agreement.

(b) The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such irrevocable proxy. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given to secure the performance of the duties of the Stockholder under this Voting Agreement. The Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

      5. Covenants, Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to, and agrees with, the Company as follows:

(a) Ownership of Shares. The Stockholder is the sole record and Beneficial Owner of the Shares. On the date hereof, the Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder or with respect to which the Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. The Stockholder has, and will have at any time from the date hereof until the date that Section 3 is no longer in effect, sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.

(b) Authorization. The Stockholder has and will have the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by the Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the

Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person is accordance with its terms.

(c) No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of its properties or assets.

(d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, the Stockholder’s Shares at all times during the term hereof will be Beneficially Owned by the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e) No Solicitation. The Stockholder agrees not to take any action inconsistent with or in violation of Section 6.4 of the Merger Agreement.

(f) Restriction on Transfer, Proxies and Non-Interference. The Stockholder shall not, directly or indirectly (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares or any interest therein, (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Voting Agreement.

(g) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Stockholder Agreement.

6. Stop Transfer Legend.

(a) The Stockholder agrees and covenants to the Company that the Stockholder shall not request that the Buyer register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares, unless such transfer is made in compliance with this Voting Agreement.

(b) Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term “Shares” shall be deemed to refer to and include the Shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

      7. Further Assurances. From time to time, at the Company’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

      8. Stockholder Capacity. If the Stockholder is or becomes during the term hereof a director or an officer of the Company, the Stockholder makes no agreement or understanding herein in his capacity as such director or officer. The Stockholder signs solely in his capacity as the record and Beneficial Owner of the Stockholder’s Shares.

      9. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the Termination Date or (b) the Effective Time.

      10. Miscellaneous.

(a) Entire Agreement. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Certain Events. Subject to Section 5(f) hereof, the Stockholder agrees that this Voting Agreement and the obligations hereunder shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, the Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

(c) Assignment. This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Company in the case of an assignment by the Stockholder and by Stockholder in the case of any assignment by the Company; provided that the Company may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the Company, but no such assignment shall relieve the Company of its obligations hereunder if such assignee does not perform such obligations.

(d) Amendment and Modification. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

      If to the Stockholder to the address set forth for the Stockholder on the signature page to this Voting Agreement.

If to the Company:

Lightspan, Inc.
10140 Campus Point Drive
San Diego, California 92121
Attn: John T. Kernan
Facsimile: (858) 824-8001

with a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Attn: Steven M. Przesmicki
Facsimile: (858) 550-6420

(f) Severability. Whenever possible, each provision or portion of any provision of this Stockholder Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g) Specific Performance. The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Stockholder Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h) Remedies Cumulative. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j) No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k) Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

(l) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.

(m) Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

(n) Counterparts. This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(o) Recovery of Attorney’s Fees. In the event of any litigation between the parties relating to this Voting Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney’s fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

[signature page follows]

      IN WITNESS WHEREOF, the Company and the Stockholder have caused this Voting Agreement to be duly executed as of the day and year first above written.

LIGHTSPAN, INC.

Name:
Title:

STOCKHOLDER:

John Murray
c/o PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

EXHIBIT C

FORM OF AFFILIATE AGREEMENT

[Name]

[Address]

                              , 2003

PLATO Learning, Inc.

10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

Ladies and Gentlemen:

      I have been advised that, as of the date of this letter, I may be deemed to be an “affiliate” of Lightspan, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), although nothing contained herein should be construed as an admission of such fact or as a waiver of any rights I may have to object to any claim that I am an affiliate. I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger dated as of September 9, 2003 (the “Merger Agreement”) by and among PLATO Learning, Inc., a Delaware corporation (“Buyer”), LSPN Merger Corp., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”) and that, as a result of the Merger, I am entitled to receive shares of Buyer Common Stock (as defined in the Merger Agreement) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

      I hereby represent, warrant and covenant to Buyer that in the event I receive any Buyer Common Stock as a result of the Merger:

a.	I shall not make any sale, transfer or other disposition of Buyer Common Stock in violation of the Act or the Rules and Regulations.

b.	I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Common Stock to the extent I believed necessary with my counsel or counsel for the Company.

c.	I have been advised that the issuance of Buyer Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company, I may not sell, transfer or otherwise dispose of Buyer Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d.	I understand that Buyer is under no obligation to register the sale, transfer or other disposition of Buyer Common Stock by me or on my behalf under the Act.

e.	I also understand that stop transfer instructions will be given to Buyer’s transfer agent with respect to shares of Buyer Common Stock issued to me and that there will be placed on the certificates for such shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 9, 2003 BETWEEN THE REGISTERED HOLDER HEREOF AND PLATO LEARNING, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF PLATO LEARNING, INC.”

f.	I also understand that unless the transfer by me of my Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

g.	I agree that if I breach the representations, warranties or covenants contained in this letter, Buyer shall be entitled to the remedy of specific performance of this Agreement and to temporary and permanent injunctive relief to enforce the provisions of this Agreement, without the posting of any bond. This provision with respect to injunctive relief shall not, however, diminish the right of Buyer to any other remedy to which it may be entitled, at law or in equity, in addition to injunctive relief.

      It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or, if reasonably requested, an opinion of counsel in form and substance reasonably satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

Name: [ ]

Accepted this                               day of

, 2003 by

PLATO LEARNING, INC.

By:

Name:
Title:

C-2

EXHIBIT D

PLATO LEARNING, INC.

LOCK-UP AGREEMENT

September 9, 2003

PLATO Learning, Inc. (the “Company”)

10801 Nesbitt Avenue South
Bloomington, Minnesota 55437

Ladies and Gentlemen:

      Pursuant to that certain Agreement and Plan of Merger dated as of the date hereof (“Merger Agreement”), by and among Lightspan, Inc., a Delaware corporation (“Lightspan”), the Company, and LSPN Merger Corp., a Delaware corporation, shares of the Company’s common stock, par value $.01 per share (subject to adjustment for stock splits, combinations and similar events, “Shares”) shall be exchanged for common stock of Lightspan. In connection with the performance of the Company’s obligations under such Merger Agreement, it is a condition precedent to its performance that the undersigned execute and deliver this letter.

      In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees and represents to you that for a 180-day period commencing on the Closing Date (as such term is defined in the Merger Agreement), the undersigned will not, without prior written consent of the Company, offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the Shares or any securities convertible or exchangeable for any Shares.

      The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a disposition of Shares, even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions include, without limitation, any short sale (including short sales “against the box”) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.

      Any Shares received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Shares acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Shares to a family member or trust may be made, provided the transferee agrees to be bound in writing by the terms of this Agreement prior to such transfer.

      The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of the Shares issued or issuable to the undersigned.

      The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and permitted assigns of the undersigned.

      Executed as of the date first above written.

Very truly yours,

By:

John T. Kernan

D-2

EXHIBIT E

CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (this “Agreement”), is made and entered into this 9th day of September, 2003, by and between John T. Kernan (hereinafter referred to as the “Consultant”), an individual residing at 560 San Gorgonio Street, San Diego, California 92106, and PLATO Learning, Inc., a Delaware corporation (hereinafter referred to as “Company”).

WITNESSETH

      WHEREAS, pursuant to that certain Agreement and Plan of Merger (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of September 9, 2003, among the Company, LSPN Merger Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Lightspan, Inc., a Delaware corporation (“Lightspan”), pursuant to which the parties thereto have agreed to merge (the “Merger”) Merger Sub with and into Lightspan, with Lightspan as the surviving entity. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Merger Agreement;

      WHEREAS, Lightspan and the Consultant had previously entered into an Employment Agreement dated as of March 1, 2001 (the “Prior Agreement”);

      WHEREAS, the Prior Agreement shall terminate upon consummation of the Merger;

      WHEREAS, the execution and delivery of this Agreement by the Consultant and the Company are conditions precedent to the obligations of the parties to the Merger Agreement;

      WHEREAS, the election of the Consultant to the Board of Directors of the Company is a condition precedent to the obligations of the parties to the Merger Agreement;

      WHEREAS, the Company desires to retain the services of the Consultant following the Merger and the Consultant desires to provide consulting services to the Company following the Merger on the terms provided herein;

      WHEREAS, the Company is acquiring Lightspan pursuant to the Merger in accordance with the terms and conditions of the Merger Agreement;

      WHEREAS, by virtue of the Consultant’s being a shareholder of and currently employed by Lightspan, the Consultant continuing to provide consulting services to the Company, and the Consultant’s position after the merger as a director of the Company, the Consultant is familiar with confidential and proprietary information and will obtain and become familiar with certain additional confidential and proprietary information relating to the Company and its subsidiaries (including Lightspan) and its business and assets;

      WHEREAS, because the Consultant will sell all his shares of Lightspan in the Merger to the Company, the Company desires by this Agreement to protect the goodwill and all proprietary rights and information of the Company and its subsidiaries (including Lightspan).

      NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.00 — CONSULTING SERVICES

      1.01 CONSULTING ARRANGEMENT. The Company shall hereby retain the consulting services of the Consultant to advise the Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth and the Consultant accepts such engagement to provide consulting services and agrees to abide by the terms and conditions hereof.

      1.02 SERVICES.

A. SERVICES RENDERED TO THE COMPANY. The Consultant shall render such services as may reasonably be requested from time to time by the Chief Executive Officer of the Company for the period and upon the terms and conditions set forth in this Agreement. The Consultant’s services shall consist of (i) assisting the Company in the transition of the business of Lightspan to a new management structure following the Merger, (ii) assisting with investor and customer meetings and (iii) assisting with the ongoing relationships with the Lightspan’s major business partners. Such consulting services will be provided upon reasonable advance notice from the Company’s Chief Executive Officer, at such times and locations as the Company’s Chief Executive Officer shall reasonably request.

B. PERFORMANCE OF SERVICES. The Consultant shall serve the Company and Lightspan faithfully and to the best of his ability during the Term (as hereafter defined). The Consultant hereby confirms that he is under no contractual commitments inconsistent with the obligations set forth in this Agreement and that, during the Term, he will not render or perform services, or enter into any contract to do so, for any other Person (as hereafter defined) which are inconsistent with the provisions of this Agreement. For purposes hereof, the term “Person” shall mean an individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising legislative, judicial, regulatory or administrative functions of government.

ARTICLE 2.00 — TERM

      2.01 The Company hereby retains the Consultant’s services hereunder for an initial term commencing on the date of the consummation of the Merger and ending on the second anniversary of the date of the consummation of the Merger, unless this Agreement is otherwise terminated earlier in accordance with the terms hereof and upon such earlier termination, the Consultant is no longer entitled to his Consulting Fee or any other compensation or benefits, in which case the term shall end on the date of such termination of this Agreement (the “Initial Term”). The Initial Term may be extended upon mutual agreement in writing of the parties hereto (the “Additional Term;” together with the Initial Term, the “Term”), in each case subject to earlier termination of this Agreement as hereafter specified.

      2.02 This Agreement shall not be effective until the Effective Time (as defined in the Merger Agreement). In the event the Merger Agreement is terminated for any reason prior to the Effective Time, this Agreement shall be null and void without limitation with no continuing obligations from either party to the other.

ARTICLE 3.00 — COMPENSATION

      3.01 CONSULTING FEE. During the Term of this Agreement, and subject to the provisions contained herein, Company shall pay the Consultant for all consulting services to be rendered by the Consultant pursuant to this Agreement an annual consulting fee in the amount of $416,348.00 (the “Consulting Fee”). The Consulting Fee shall be payable in equal installments every two (2) weeks or at such other intervals that the Consultant and the Company shall mutually agree. The Consulting Fee for any partial month during the term hereof shall be paid on a pro rata basis based upon the actual number of days elapsed during such partial month.

      3.02 BENEFITS. If, effective from the date the Consultant would otherwise lose his medical and dental coverage from Lightspan as a result of his termination of employment with Troy on the date of consummation of the Merger, the Consultant chooses continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Continuation Coverage”) the Company will subsidize the Consultant’s COBRA Continuation Coverage to the extent necessary to ensure that, during the Term, the Consultant will be responsible for paying no more to maintain that medical or dental COBRA Continuation Coverage than he would have had to pay as an active employee of Lightspan immediately prior to the Merger for the type of medical or dental coverage he is receiving as COBRA Continuation Coverage. If, immediately following termination of his COBRA Continuation Coverage, the Consultant begins to receive medical or dental continuation coverage under a state continuation coverage law (“State Continuation Coverage”) then the Company will subsidize that State Continuation coverage in the same manner as it subsidized the Consultant’s COBRA Continuation Coverage. If the maximum periods of both of the Consultant’s COBRA Continuation Coverage and State Continuation Coverage end during the Term, then, for the remainder of the Term, Company will reimburse the Consultant for premiums for medical and/or dental coverage (whichever he was receiving under this Section 3.02) that is no less comprehensive overall than the coverage the Consultant was receiving immediately before the continuation coverage period ended. The Consultant will be responsible for paying a portion of the premium(s) for coverage provided under the previous sentence equal to the dollar amount he would have had to pay as an active employee of Lightspan immediately prior to the Merger. Notwithstanding any other provision of this Section 3.02, if the Consultant’s medical or dental COBRA Continuation Coverage or State Continuation coverage ends before the maximum period provided by law because the Consultant (i) becomes covered by another group health plan or (ii) fails to pay his portion of the premium for continuation coverage, the Company will have no further obligation to provide coverage to Consultant of the sort (medical or dental) that ended before the end of the maximum continuation coverage period.

      3.03 EXPENSE REIMBURSEMENT. During the Term, in accordance with the Company’s policies established from time to time, the Company will pay or reimburse the Consultant for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his consulting services under this Agreement, subject to the presentment of appropriate vouchers and expense reports provided that any expense over $1,000 is approved in advance by the Chief Executive Officer of the Company.

      3.04 MERGER. If the Merger Agreement is terminated for any reason prior to the Effective Time, the Consultant shall not be entitled to any Consulting Fees or benefits hereunder, without limitation.

      3.05 DIRECTOR COMPENSATION. In addition to the foregoing, for so long as the Consultant serves on the Company’s Board of Directors, Company shall provide the Consultant with such compensation, reimbursements and/or option grants as may be made available to other non-employee directors of the Company from time to time.

ARTICLE 4.00 —	COMPENSATION UPON THE TERMINATION OF THE CONSULTANT’S SERVICES

      4.01 If prior to the end of the Term the Consultant’s services hereunder are terminated:

A. by the Company for any reason other than pursuant to Section 6.01, or by the Consultant for Good Reason (as hereafter defined), the Consultant shall continue to be paid the Consulting Fee and shall continue to receive any other compensation or benefits described in Section 3 to the same extent the Consultant would have been entitled thereto for the remainder of the Term, subject to the terms herein, had this Agreement not been terminated; or

B. by the Consultant for any reason other than for Good Reason or by the Company pursuant to Section 6.01, the Consultant shall not be entitled to his Consulting Fee for the remainder of the Term, or any other compensation or benefits, subject to the terms herein.

      4.02 A termination shall be deemed to be for “Good Reason” if (i) it follows a material breach of this Agreement by the Company which is not curable, or if curable, is not cured within 20 days of written notice by the Consultant (provided, that any such notice also must include a statement that failure to cure any such breach may result in a termination by the Consultant of his services for Good Reason) or (ii) the Board of Directors of the Company otherwise determines that such termination is for “Good Reason” under the circumstances then prevailing.

ARTICLE 5.00 — COVENANTS

      5.01 COVENANT NOT TO COMPETE.

A. The Consultant acknowledges that the Company and its subsidiaries are engaged in highly competitive businesses and have a compelling business interest in preventing unauthorized use or disclosure of Confidential Information, that the Company and its subsidiaries have highly valuable and long-term customer relationships which they have a legitimate interest in protecting, and that the Consultant has had and may continue to have access to those customers and has had and will have access to Confidential Information. Accordingly, the Consultant agrees that, during the Non-Compete Period (as defined below), he shall not engage or participate in any business which involves the development or sale of educational software products which are the same in scope, sequence or title to the products of the Company and its subsidiaries (including Lightspan), including, where such business is conducted in a geographic area in which the Company’s and its subsidiaries’ business is conducted; provided, however, that ownership by the Consultant, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.01.

B. “Non-Compete Period” means the period commencing with the Effective Time and ending at the later of (a) the last day of the Term and (b) the end of the Consultant’s tenure on the Company’s Board of Directors.

C. The Consultant further agrees that during the Non-Compete Period, he will not, directly or indirectly, knowingly assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 5.01 if such activity were carried out by the Consultant, either directly or indirectly, and in particular the Consultant agrees that he will not, directly or indirectly, knowingly induce or assist any employee or former employee of the Company or any of its subsidiaries (including Lightspan) to carry out, directly or indirectly, any such activity.

      5.02 COVENANT FOR PROTECTION OF PROPRIETARY INFORMATION.

A. The Consultant recognizes and acknowledges that: (a) in the course of the Consultant’s employment by Lightspan he has obtained Confidential Information (as hereafter defined) and that in the course of his providing consulting services hereunder he will acquire additional Confidential Information; (b) the Confidential Information is the property of the Company and its subsidiaries; (c) the unauthorized use, misappropriation or disclosure of the Confidential Information could cause irreparable injury to the Company; and (d) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that the Consultant not disclose the Confidential Information to others or use the Confidential Information to the Consultant’s own advantage or the advantage of others or in any way to disadvantage the Company. “Confidential Information” means information, whether or not reduced to writing, and whether in paper, electronic, digital, analog or other format, relating to the past, present or planned business of the Company and its subsidiaries (including Lightspan), which has not been made generally known to the public or the industry by the Company or its subsidiaries (including Lightspan), including, without limitation, trade secrets, know-how, inventions, new product and product development information, research results, marketing and sales programs, customer and supplier information, financial data, employee records, cost information, pricing information, sales and marketing strategies, business systems, computer systems, software, software systems and techniques, the identity of customers, all information received under an obligation of confidentiality to customers, and all information generated for customers.

B. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Consultant agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company’s Board of Directors, use for the Consultant’s own benefit or purposes or misappropriate or disclose or make available to any Person for use outside the Company’s organization at any time, either while providing consulting service to the Company or subsequent to the termination of his consulting service with the Company, for any reason, including, without limitation, termination by the Company for cause or without cause, any of the Confidential Information or any copy, notes or item embodying Confidential Information, whether or not developed by the Consultant, except (a) as required in the performance of the Consultant’s consulting services and as authorized by the Company and (b) to the extent that such information (i) is or becomes generally available to the public or the industry other than as a result of a disclosure by the Consultant in violation of this Agreement, or (ii) is required to be disclosed pursuant to a court order or other legal process (provided the Consultant gives the Company notice of such obligation promptly after the Consultant receives notice of such obligation and prior to any disclosure pursuant to such obligation, to the extent practicable, affords the Company the opportunity and cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation). The Consultant agrees that his obligations with respect to Confidential Information shall continue even after the end of the Term with the Company.

C. ACKNOWLEDGMENT. The Consultant acknowledges and agrees that the restrictions set forth in this Article 5 are reasonable in scope and essential to the preservation of the Company’s business and proprietary interests and that enforcement of these restrictions will not cause the Consultant any hardship, and because of the Consultant’s background and experience, will not in any manner preclude the Consultant, in the event of a termination of this Agreement, from becoming gainfully employed in such a manner and to such an extent as will provide a standard of living for himself and the members of his family of at least the sort and fashion to which he and they have become accustomed.

D. SEPARATE AGREEMENT. The covenants of the Consultant contained in this Article 5 shall each be construed independently of any other provision in this Agreement, and the existence of any claim or cause of action of the Consultant against Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. These covenants may be enforced by specific performance or any available legal or equitable remedy, including, but not limited to, temporary restraining orders or preliminary and permanent injunctions, and the Company and its affiliated corporations shall be entitled to recover from the Consultant all court costs and reasonable attorney’s fees incurred in enforcing these covenants. The remedies hereunder shall not be exclusive of each other, but shall be cumulative.

      5.03 AGREEMENT NOT TO SOLICIT BUSINESS RELATIONS. The Consultant agrees that, during the Term and Non-Compete Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any supplier, licensor, licensee or other business relation of the Company or any of its subsidiaries (including Lightspan), including, without limitation, other Persons with whom the Company or any of its subsidiaries (including Lightspan) has contractual or other arrangements to provide services for the Company or any of its subsidiaries (including Lightspan), for the purpose of inducing such party to cease or to not begin doing business with the Company or any of its subsidiaries (including Lightspan) or to do business competitive with that conducted by the Company or any of its subsidiaries (including Lightspan) with any other Person.

      5.04 AGREEMENT NOT TO SOLICIT EMPLOYEES. The Consultant agrees that, during the Non-Compete Period, he will not, either directly or indirectly, on his own or in the service or on behalf of others solicit, divert or hire, or attempt to solicit, divert or hire any Person employed by the Company or any of its subsidiaries (including Lightspan).

ARTICLE 6.00 — TERMINATION

      6.01 GROUNDS FOR TERMINATION. This Agreement shall terminate prior to the expiration of the Term set forth in Article 2 in the event that at any time during the Term:

A. the Consultant shall die, or

B. the Board of Directors of the Company shall determine, in good faith, that Cause exists. “Cause” shall mean any of the following: (A) embezzlement, fraud, misappropriation or dishonesty by the Consultant against or with respect to the Company or any of its subsidiaries (including Lightspan) that materially impairs the goodwill or business of that Company or any of its subsidiaries (including Lightspan), or that causes material damage to the property, goodwill or business of the Company or any of its subsidiaries (including Lightspan); (B) the Consultant’s engaging in willful misconduct in the performance of the Consultant’s consulting services; or (C) the breach by the Consultant of any provision of this Agreement, which breach or failure is not cured by the Consultant after reasonable prior written notice (provided, that any such notice also must include a statement that failure to cure any such breach or failure may result in the termination by the Company of this Agreement for Cause) or is not capable of being cured; or

C. the Company and the Consultant mutually agree.

      Notwithstanding any termination of this Agreement pursuant to this Article 6, each party shall remain bound following any such termination by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the services of the Consultant. In addition, no termination of this Agreement pursuant to this Article 6 shall be deemed to release either party from any liability for any breach by such party of the terms and conditions of this Agreement.

ARTICLE 7.00 — INDEPENDENT CONTRACTOR

      7.01 INDEPENDENT CONTRACTOR. The Consultant shall, for purposes of this Agreement, be an independent contractor of Company and not an employee thereof and, notwithstanding any determination by the Internal Revenue Service that the Consultant is an employee, the Consultant shall be responsible to pay all taxes as if he were an independent contractor (or to reimburse Company if Company is required to pay such amounts on behalf of the Consultant).

ARTICLE 8.00 — GENERAL MATTERS

      8.01 CONFLICT. The Consultant represents and warrants to Company that he has not executed any written agreement with any other Person that would prohibit the Consultant from entering into this Agreement. Further, the Consultant represents and warrants to Company that the execution of this Agreement by the Consultant and his services rendered to Company pursuant to this Agreement will not conflict with any obligations or duties which the Consultant may have to prior employers or pursuant to any other agreement.

      8.02 NON-DISCLOSURE OF AGREEMENT. The Consultant and the Company agree that, during the term of this Agreement and after the termination of this Agreement, neither shall disclose the terms and provisions of this Agreement to any Person other than their professional advisors, and in the case of the Company, other than to its affiliates, except in connection with a dispute hereunder, or as required in connection with a proceeding before a court, arbitrator, administrative agency or other governmental or judicial entity or as otherwise required by law.

      8.03 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Consultant, assign its rights and delegate its obligations under this Agreement to any Person (a) with or into which the Company merges or consolidates, (b) to which the Company sells or transfers all or substantially all of its assets or (c) of which fifty percent (50%) or more of the equity investment and the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.

      8.04 INJUNCTIVE RELIEF. Each party agrees that it would be difficult to compensate the other party fully for damages for any violation of the provisions of this Agreement, including without limitation, the provisions of Articles 3 and 5. Accordingly, each party specifically agrees that the other party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, without the posting of any bond. This provision with respect to injunctive relief shall not, however, diminish the right of either party to claim and recover damages in addition to injunctive relief.

      8.05 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING THE “CONFLICT OF LAWS” RULES THEREOF.

      8.06 PRIOR AGREEMENTS. This Agreement, at the Effective Time, shall contain the entire agreement of the parties relating to the subject matter hereof and shall at such time supersede all prior agreements, including the Prior Agreement, and understandings with respect to such subject matter, and the parties hereto have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

      8.07 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

      8.08 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

      8.09 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of those that are valid and enforceable under applicable law, then the provision shall be construed to cover only that duration, or extent or activities, which may validly and enforceably be covered. The parties acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

      8.10 NOTICE.

      A. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (i) if given by telecopier, when they have been transmitted and the appropriate telephonic confirmation have been received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, and (ii) if given by certified or registered mail, return receipt requested, postage prepaid, upon actual delivery or refusal of delivery as evidenced by the return receipt, and (iii) if given by courier or other means, when received or personally delivered (or when delivery is refused, if applicable), and, in any such case, addressed as follows:

                (1) if to the Consultant to,

John T. Kernan
560 San Gorgonio Street
San Diego, California 92106

                (2) if to the Company,

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, Minnesota 55437
Attention: Chief Executive Officer

B. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

      8.11 THE CONSULTANT ACKNOWLEDGMENT. The Consultant hereby acknowledges that (a) the Company has advised him to consult with an attorney prior to the execution of this Agreement, (b) he has read this Agreement, (c) he fully understands the terms of this Agreement, (d) he has executed this Agreement voluntarily and without coercion, whether express or implied and (e) this Agreement shall not be effective until the Effective Time of the Merger.

[signature page follows]

      The parties hereby execute this Consulting Agreement on the day and year first written above.

PLATO LEARNING, INC.

By:

Name:

Title:

CONSULTANT:

John T. Kernan

ANNEX B

OPINION OF PLATO’S FINANCIAL ADVISOR

September 9, 2003

Board of Directors

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

Members of the Board:

      We understand that PLATO Learning, Inc. (the “Company”) proposes to enter into a transaction (the “Proposed Transaction”) whereby (i) a wholly-owned subsidiary of the Company (“Merger Sub”) will merge with and into Lightspan, Inc. (“Lightspan”), and upon the effectiveness of such merger, (ii) each share of Lightspan common stock shall be converted into the right to receive that number of shares of common stock of the Company equal to (i) 1.330, if the Company’s average closing share price for the 15 days prior to closing (“Buyer Stock Market Value”) is equal to or greater than $7.89; (ii) $10.50 divided by the Buyer Stock Market Value, if the Buyer Stock Market Value is equal to or greater than $6.23, but less than $7.89; or (iii) 1.685, if the Buyer Stock Market Value is less than $6.23. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger (the “Agreement”)

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Lightspan that we believe to be relevant to our analysis, including the Company’s Annual Reports on Form 10-K for the fiscal years ended October 31, 2002 and 2001, and Quarterly Reports on Form 10-Q for the quarters ended April 30, 2003, and January 31, 2003, and Lightspan’s Annual Reports on Form 10-K for the fiscal years ended January 31, 2003 and 2002, and Quarterly Reports on Form 10-Q for the quarters ended April 30, 2003 and January 31, 2003, (3) financial and operating information with respect to the business, operations and prospects of the Company and Lightspan furnished to us by the Company and Lightspan, respectively, including unaudited financial information for the quarter ended July 31, 2003 and the financial projections for the Company and Lightspan, prepared by the managements of the Company and Lightspan, respectively, (4) the respective trading histories of Lightspan and the Company’s common stock from August 1, 2002 to the present, and a comparison of those trading histories with each other, (5) a comparison of the historical financial results and present financial condition of the Company and Lightspan with each other and with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) the relative contributions of the Company and Lightspan to the historical and future financial performance of the combined company on a pro forma basis, and (8) the pro forma impact of the Proposed Transaction on the current and future financial position of the Company, including operating synergies and cost savings expected by management of the Company and Lightspan to result from a combination of the businesses of the Company and Lightspan (the “Expected Synergies”). In addition, we have had discussions with the management of the Company and Lightspan concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and Lightspan that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Lightspan, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and Lightspan, respectively, as to the future financial performance of the Company and Lightspan. However, for the purpose of our analysis, we also have considered certain somewhat more conservative assumptions and estimates which resulted in certain adjustments to the projections of the Company and Lightspan. We have discussed these adjusted projections with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections in performing our analysis. Upon the advice of the Company and Lightspan, we have assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and Lightspan and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company and Lightspan. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, the consideration to be paid by the Company is fair to the Company from a financial point of view.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company and Lightspan for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ LEHMAN BROTHERS

ANNEX C

OPINION OF LIGHTSPAN’S FINANCIAL ADVISOR

800 Nicollet Mall

Minneapolis, MN 55402-7020

September 8, 2003

Personal and Confidential

Board of Directors

Lightspan, Inc.
10140 Campus Point Drive
San Diego, CA 92121-1520

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Lightspan, Inc. (the “Company”) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, PLATO Learning, Inc. (“Buyer”) and Merger Sub (“Merger Sub”), a newly formed wholly-owned subsidiary of Buyer. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

      The Agreement provides for the merger (“the Merger”) of Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive an aggregate amount (the “Exchange Ratio”) of shares of common stock of Buyer equal to (i) 1.330, if the Buyer Stock Market Value is equal to or greater than $7.89, (ii) $10.50 divided by the Buyer Stock Market Value, if the Buyer Stock Market Value is equal to or greater than $6.23, but less than $7.89, or (iii) 1.685, if the Buyer Stock Market Value is less than $6.23, but equal to or greater than $5.50. In the event the Buyer Stock Market Value is less than $5.50, the Company may elect to terminate the Agreement, subject to the Buyer’s right to adjust the Exchange Ratio to be equal to 1.685 multiplied by $5.50 divided by the Buyer Stock Market Value. The Agreement also provides that each outstanding option to purchase shares of common stock of the Company that has an exercise price less than the Buyer Stock Market Value multiplied by the Exchange Ratio will be converted, after giving effect to the Exchange Ratio, into an option or warrant, as applicable, to purchase shares of common stock of the Buyer on the terms set forth in the Agreement. All other options to purchase shares of common stock of the Company shall be cancelled; provided, however, that the Agreement provides that for certain options where the exercise price did not exceed a certain amount, the Buyer will issue an option to purchase shares of common stock of the Buyer on terms set forth in the Agreement and exercisable for 12 months following the consummation of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement.

      U.S. Bancorp Piper Jaffray Inc. (“U.S. Bancorp Piper Jaffray”), as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray makes a market in Company common stock and provides research coverage on Company common stock. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Buyer for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. U.S. Bancorp Piper Jaffray acted as an underwriter of the Company’s initial public offering in 2000 and also acted as an advisor in connection with the Company adopting a shareholder rights plan. In addition, U.S. Bancorp Piper Jaffray has acted as an advisor to Buyer in connection with an acquisition in 2002.

      In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed a draft dated September 6, 2003 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Buyer, including information provided during discussions with the management of each company. In addition, we have compared certain financial data of the Company and Buyer with various other companies whose securities are traded in public markets and, to the extent publicly available, reviewed prices paid in certain other selected business combinations deemed comparable to the Merger.

      We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and Buyer or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s and Buyer’s respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company’s and Buyer’s respective management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding such financial planning data or the assumptions on which it is based. We have assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Buyer is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger in the ordinary course of business. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or Buyer or alter the terms of the Merger.

      We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any material conditions or obligations thereunder.

      In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company or Buyer, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company, Buyer or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, Buyer or any of their respective affiliates is a party or may be subject and, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

      This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company or Buyer have traded or such stock may trade at any future time. Except as set forth in our engagement letter with the Company dated May 29, 2002, we have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

      This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the

Company as to how such stockholder should vote with respect to the Merger. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

      This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Exchange Ratio set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s stockholders in excess of the amount contemplated in the Merger.

      Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.

ANNEX D

PLATO LEARNING, INC. 2002 STOCK PLAN

(As Amended by the First Amendment)

      SECTION 1.     General Purpose and Duration of Plan.

      1.1 General Purpose of Plan. The name of this plan is the PLATO Learning, Inc. 2002 Stock Plan (the “Plan”). The purpose of the Plan is to enable PLATO Learning, Inc. and its Affiliates (hereinafter, the “Company”) to retain and attract executives and other key employees, and non-employee directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

      1.2 Duration of Plan. The Board of Directors of the Company approved the Plan on December 4, 2001. The Plan shall be effective on March 14, 2002 subject to the ratification by an affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting of Stockholders of the Company to be held on March 14, 2002, or at any adjournment thereof. If the Plan is so approved by the shareholders as described above, the Plan will remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Section 9, until all Shares subject to it pursuant to Section 4.1 have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after March 14, 2012.

      1.3 Registration of Shares. The offering of the shares hereunder shall be also subject to the effecting by the Company of any registration or qualification of the shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to or in connection with, the offering or the issue or purchase of the shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

      SECTION 2.     Definitions.

      For purposes of the Plan, the following terms shall be defined as set forth below:

      “Affiliate” means any corporation (or partnership, joint venture, Affiliate, or other enterprise) of which the Company owns or controls, directly or indirectly, at least fifty percent of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power). Notwithstanding the foregoing, for purposes of determining whether an employee has terminated employment with the Company and all Affiliates, “Affiliates” means any corporation (or partnership, joint venture, Affiliate, or other enterprise) of which the Company owns or controls, directly or indirectly, at least ten percent of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

      “Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, and Restricted Stock.

      “Board” means the Board of Directors of the Company, as it may be comprised from time to time.

      “Cause” means: (a) the willful and continued failure of the Participant substantially to perform his or her duties with or for the Company or an Affiliate; (b) the Participant’s engaging in conduct that is significantly injurious to the Company or an Affiliate, monetarily or otherwise; or (c) the Participant’s commission of a crime that is significantly injurious to the Company or an Affiliate, monetarily, reputationally or otherwise. An act or omission is “willful” for this purpose if it was knowingly done, or knowingly omitted to be done, by the Participant not in good faith and without reasonable belief that the act or omission was in the best interest of the Company or an Affiliate. For purposes of this Plan, if a Participant is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to have committed the crime. The Committee has the discretion, in other circumstances, to determine in good faith, from all the facts and circumstances reasonably available to it, whether a Participant who is under investigation for, or has been charged with, a crime will be deemed to have committed it for purposes of this Plan.

      “Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following events has occurred. (a) Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than fifty percent of the combined voting power of the Company’s then outstanding securities. (b) During any period of twenty-six consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, Disability or voluntary Retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the company’s shareholders, was approved by a vote of at least a majority of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-six month period under consideration. (c) The shareholders of the Company approve: (i) a plan of complete liquidation or dissolution of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

      “Committee” means the Compensation Committee referred to in Section 3.1 of the Plan. If at any time no Compensation Committee shall be in office, then the Board shall exercise the functions of the Compensation Committee specified in the Plan, unless the Plan specifically states otherwise.

      “Company” means PLATO Learning, Inc., a corporation organized under the laws of the State of Delaware (or any successor corporation).

      “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator, provided that such leave of absence is for a period of 90 days or less, unless reemployment after such leave of absence is guaranteed by contract or statute.

      “Disability” means (a) long-term disability as defined under the long-term disability plan of the Company or an Affiliate that covers that individual, or (b) if the individual is not covered by such a long-term disability plan, disability as defined for purposes of eligibility for a disability award under the Social Security Act. Notwithstanding the foregoing, for purposes of determining the period of time after termination of employment during which a Participant may exercise an Incentive Stock Option, “Disability” will have the meaning set forth in Section 22(e)(3) of the Code, which is, generally, that the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least twelve months.

      “Eligible” means any employee of the Company or any of its Affiliates. Directors who are not employed by the Company or its Affiliates will be considered Eligible under this Plan, but only for purposes of Awards of Nonqualified Stock Options.

      “Fair Market Value” of Stock on any given date shall be determined by the Committee as follows: (a) if the Stock is listed for trading, on the National Association of Securities Dealers, Inc. (NASDAQ) National

Market System or one or more national securities exchanges, the last reported sales price on the NASDAQ or such principal exchange on the date in question, or if such Stock shall not have been traded on such principal exchange on such date, the last reported sales price on the NASDAQ or such principal exchange on the first day prior thereto on which such Stock was so traded; or (b) if (a) is not applicable, by any means determined fair and reasonable by the Committee, which determination shall be final and binding on all parties.

      “Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

      “Non-Employee Director” means a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

      “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option, and is intended to be and is designated as a “Non-Qualified Stock Option” or an Incentive Stock Option that ceases to so qualify due to an amendment to such Stock Option.

      “Outside Director” means a Director who: (a) is not a current employee of the Company or any member of an affiliated group which includes the Company; (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (c) has not been an officer of the Company; (d) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director, except as otherwise permitted under Code Section 162(m) and regulations thereunder. For this purpose, remuneration includes any payment in exchange for goods or services. The provisions of Code Section 162(m) and regulations promulgated thereunder shall further govern this definition.

      “Participant” means an Eligible employee who has been selected by the Committee to participate in the Plan and who has outstanding an Award granted under the Plan. The term “Participant” will include Directors who are not employees of the Company or an Affiliate only if they are chosen to receive Awards of Non-Qualified Stock Options.

      “Restricted Stock” means an award of shares of Stock that are subject to restrictions under Section 7 below.

      “Retirement” means Normal Retirement or Early Retirement. (i) “Normal Retirement” means retirement from active employment with the Company and any Affiliate of the Company on or after age 65; or termination of employment on or after (a) reaching the age established by the Company as the normal retirement age in any employment agreement between the Participant and the Company or an Affiliate, or, in the absence of such an agreement (b) reaching age sixty-two with ten years of service with the Company or an Affiliate, provided the retirement is approved by the Chief Executive Officer of the Company, unless the Participant is an officer subject to Section 16 of the Exchange Act, in which case the retirement must be approved by the Committee. (ii) “Early Retirement” means retirement, with consent of the Committee at the time of retirement, from active employment with the Company and any Affiliate of the Company, when a minimum of 70 is determined by totaling the age of the employee and the number of years of service as an active employee with the Company.

      “Shares” means the shares of Common Stock, $0.01 par value, of the Company.

      “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6 below.

      SECTION 3.     Administration.

      3.1 The Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors or by a Committee appointed by the Board of Directors of the Company consisting of at least two Directors, all of whom shall be Outside Directors and Non-Employee Directors, who shall be appointed from time to time by, and serve at the discretion of, the Board.

      3.2 Authority of the Committee. The Committee shall have the power and authority to grant to eligible employees, pursuant to the terms of the Plan: (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, and (iii) Restricted Stock.

      In particular, the Committee shall have the authority: (i) to select the officers and other key employees of the Company and its Subsidiaries and other eligible persons to whom Stock Options or Restricted Stock may from time to time be granted hereunder; (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options or Restricted Stock or a combination of each, are to be granted hereunder; (iii) to determine the number of shares to be covered by each such award granted hereunder; (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, any restriction on any Stock Option or other award and/or the shares of Stock relating thereto), which authority shall be exclusively vested in the Committee (and not the Board); provided, however, that in the event of a merger or asset sale, the applicable provisions of Section 8 of the Plan shall govern the acceleration of the vesting of any Stock Option; and (v) to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant.

      The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan, as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may delegate to the President and/or Chief Executive Officer of the Company the authority to exercise the powers specified in (i), (ii), (iii), (iv) and (v) above with respect to persons who are not either the chief executive officer of the Company or the four highest paid officers of the Company other than the chief executive officer.

      All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

      SECTION 4.     Stock Subject to Plan.

      4.1 Number of Shares Available for Grants. The total number of shares of Stock reserved and available for distribution under the Plan shall be 3,700,000. The number of shares reserved and available for distribution will be subject to adjustment as described in Section 4.2. Such shares may consist, in whole or in part, of authorized and unissued shares. If any Award granted under this Plan is canceled, terminates, expires or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan.

      4.2 Adjustments in Authorized Shares. If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise) or if the number of Shares is increased through the payment of a stock dividend, then the Committee will substitute for or add to each Share previously appropriated, later subject to, or which may become subject to, an Award, the number and kind of shares of stock or other securities into which each outstanding Share was changed for which each such Share was exchanged, or to which each such Share is entitled, as the case may be. The Committee will also appropriately adjust the shares reserved and available for distribution under the Plan. The Committee will also appropriately amend outstanding Awards as to price and other terms, to the extent necessary to reflect the events described above. If there is any other change in the number or kind of the outstanding Shares, of any stock or other securities into which the outstanding Shares have been changed, or for which they have been exchanged, the Committee may, in its sole discretion, appropriately adjust any Award already granted or which may be afterward granted. Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not that notice is given) will be effective and binding for all Plan purposes.

      SECTION 5.     Eligibility.

      Officers, other key employees of the Company or Affiliate, and members of the Board of Directors, who are responsible for or contribute to the management, growth and profitability of the business of the Company and its Subsidiaries are eligible to be granted Stock Options, Restricted Stock or Restricted Stock Units under the Plan. The Committee, in its sole discretion, from among those eligible, shall select the Participants and participants under the Plan from time to time and the Committee shall determine, in its sole discretion, the number of shares covered by each award.

      Notwithstanding the foregoing, no person shall receive grants of Stock Options under this Plan, which exceeds 150,000 shares during any fiscal year of the Company, and no person shall receive grants of Incentive Stock Options under this Plan, which exceeds 100,000 shares during any fiscal year of the Company.

      SECTION 6.     Stock Options.

      6.1 Grant of Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. No Stock Options shall be granted under the Plan on or after March 14, 2012. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options, or both types of options. To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. The preceding sentence shall not preclude any modification or amendment to an outstanding Incentive Stock Option, whether or not such modification or amendment results in disqualification of such Stock Option as an Incentive Stock Option provided the Participant consents in writing to the modification or amendment.

      6.2 Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the manner, time and rate of exercise or vesting of the Option, and such other provisions as the Committee determines. The Award Agreement will also specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option.

      6.3 Option Price. The option price per share of Stock purchasable under a Stock Option shall be no less than 100% of Fair Market Value on the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Affiliate and an Incentive Stock Option is granted to such employee, the option price shall be no less than 110% of Fair Market Value of the Stock on the date the option is granted. The Committee may not reprice options without shareholder approval.

      6.4 Option Term. The Committee shall fix the term of each Stock Option, but no Stock Option shall be exercisable more than eight years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or Affiliate and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

      6.5 Exercisability. Stock Options shall be exercisable at such time or times as determined by the Committee at or after grant, subject to the restrictions stated in Section 6.4 above. If the Committee provides, in its discretion, that any option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time. Notwithstanding anything contained in the Plan to the contrary, the Committee may, in its discretion, extend or vary the term of any Stock Option or any installment thereof, whether or not the Participant is then employed by the Company, if such action is deemed to be in the best interests of the Company; provided, however, that in the event of a Change in Control, the provisions of Section 8 shall govern vesting acceleration. The grant of an option pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

      6.6 Method and Payment of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with the Plan’s purpose and applicable law, including promissory notes or a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. As determined by the Committee at the time of grant or exercise, in its sole discretion, payment in full or in part may also be made in the form of Stock already owned by the Participant (which in the case of Stock acquired upon exercise of an option have been owned for more than six months on the date of surrender) or, in the case of the exercise of a Non-Qualified Stock Option (based, in each case, on Fair Market Value of the Stock on the date the option is exercised, as determined by the Committee), provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares may be authorized only at the time the option is granted, and provided further that in the event payment is made in the form of shares of restricted stock under another plan of the Company, the Participant will receive a portion of the option shares in the form of, and in an amount equal to, the restricted stock tendered as payment by the Participant. No shares of Stock shall be issued until full payment therefore has been made. A Participant shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option when the Participant has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 12.2.

      6.7 Non-transferability of Options. No Incentive Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such Incentive Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Non-Qualified Stock Options may be transferred by gift, without consideration, by the Participant under a written instrument acceptable to the Committee, to a member of the Participant’s family, as defined in Section 267 of the Code, or to a trust or similar entity whose sole beneficiaries are the Participant and/or members of the Participant’s family or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder; provided, however, that such transfer and the exercise thereof shall not violate any federal or state securities laws. Upon the transfer, the done shall have all rights of the Participant and shall be subject to all the terms and conditions imposed on such Options.

      6.8 Termination by Death. If a Participant’s employment by the Company and any Affiliate terminates by reason of Death, any Stock Option may thereafter be exercised, to the extent then exercisable, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, but may not be exercised after twelve months from the date of such Death or the expiration of the stated term of the option, whichever period is shorter. In the event of termination of employment by reason of Death, if, pursuant to its terms, any Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

      6.9 Termination by Reason of Disability. If a Participant’s employment by the Company and any Affiliate terminates by reason of Disability, any Stock Option held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability, but may not be exercised after twelve months from the date of such termination of employment or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if, pursuant to its terms, any Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

      6.10 Termination by Reason of Retirement. If a Participant’s employment by the Company and any Affiliate terminates by reason of Retirement, any Stock Option held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of termination due to Retirement, but may not be exercised after thirty-six months from the date of such termination of employment or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if, pursuant to its terms, any Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option.

      6.11 Other Termination. If a Participant’s Continuous Status as an Employee terminates (other than upon the Participant’s Death, Disability or Retirement), any Stock Option held by such Participant may thereafter be exercised to the extent it was exercisable at the time of such termination, but may not be exercised after 90 days after such termination, or the expiration of the stated term of the option, whichever period is the shorter. In the event of termination of employment by reason other than Death, Disability or Retirement and if pursuant to its terms any Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, the option will thereafter be treated as a Non-Qualified Stock Option. In the event a Participant’s employment with the Company is terminated for Cause, all unexercised Options granted to such Participant shall immediately terminate. In the event a Participant’s employment with the Company is terminated without cause, and the Participant subsequently violates the terms of any non-compete agreement in place with the Company, all unexercised options granted to such Participant that are still in effect will immediately terminate.

      6.12 Transfer, Leave of Absence, etc. For purposes of the Plan, the following events shall not be deemed a termination of employment: (a) a transfer of an employee from the Company to an Affiliate, or from an Affiliate to the Company, or from one Affiliate to another; (b) a leave of absence, approved in writing by the Committee, for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days (or such longer period as the Committee may approve, in its sole discretion); and (c) a leave of absence in excess of ninety (90) days, approved in writing by the Committee, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any leave of absence, the employee returns to work within 30 days after the end of such leave.

      6.13 Annual Limit on Incentive Stock Options. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which an Incentive Stock Option under this Plan or any other plan of the Company and any Affiliate is exercisable for the first time by an Participant during any calendar year shall not exceed $100,000.

      6.14 Grants of Stock Options to Non-Employee Directors. Each Non-Employee Director who, after March 14, 2002 is (i) elected for the first time, may be granted Stock Options as of the date of such election, or (ii) re-elected and not being elected for the first time, or serving an unexpired term as a Director of the Company at the annual meeting of holders of the common Stock of the Company, may be granted: (a) an annual grant of Stock Options, (b) a grant of Stock Options for meeting involvement, (c) a grant of Stock Options to any Non-Employee Director who is serving as Chairman of the Board, and (d) a grant of Stock Options to Committee Chairs, in each case, at an option price per share equal to 100% of Fair Market Value of the Company’s Stock on such date. In the case of a special meeting, the action of the holders of shares in electing a Non-Employee Director shall constitute the granting of the Stock Option to such Director and, in the case of an annual meeting, the action of the holders of shares in electing or re-electing a Non-Employee Director shall constitute the granting of the Stock Option to such Director and to any other Non-Employee Director who shall be designated as serving an unexpired term as a Director of the Company in the notice or proxy materials for the meeting; and the date when the holders of shares shall take such action shall be the date of grant of the Stock Option. All such Options shall be designated as Non-Qualified Stock Options and shall be subject to the same terms and provisions as are then in effect with respect to the grant of Non-Qualified Stock Options to officers and key employees of the Company, except that notwithstanding the provisions in Section 6.11, upon termination of such Director’s service as a Director of the Company after the Director has served more than five years on the Board of the Company, the unexercised portion of an Option held by such Director shall be exercisable through the original term of the option. Upon termination of such Director’s service as a Director of the Company before the Director has served more than five years on the Board of Directors, the unexercised portion of an Option held by such Director shall be exercisable for a period of 90 days after termination. Subject to the foregoing, all provisions of this Plan not inconsistent with the foregoing shall apply to Options granted pursuant to this Section 6.14, except that any Options granted to a Non-Employee Director shall be administered in accordance with the terms of this Plan solely by the Board of Directors and not by the Committee. Nothing herein shall limit the right of the Board of Directors to issue Stock Options to any Non-Employee Director under the terms of this Plan in addition to those provided for under this Section 6.14, provided that no Non-Employee Director shall be granted Stock Options under this Plan, including the Options awarded under this Section 6.14, in excess of 25,000 shares in any director year. A director year starts as of the annual meeting date and ends the day before the next year’s annual meeting date.

      SECTION 7.     Restricted Stock.

      7.1 Administration. Up to 500,000 shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan. The Committee may not award more than 50,000 shares of Restricted Stock to any Participant in any fiscal year of the Company. The Committee shall determine the officers and key employees of the Company and Subsidiaries to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the time or times within which such awards may be subject to forfeiture, and all other conditions of the awards. The Committee may also condition the grant of Restricted Stock upon the attainment of specified performance goals. The provisions of Restricted Stock awards need not be the same with respect to each recipient.

      7.2 Awards and Shares. The prospective recipient of an award of shares of Restricted Stock shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the then applicable terms and conditions. Each participant shall be issued a stock certificate or held in a restricted account with the Company’s transfer agent, in respect of shares of Restricted Stock awarded under the Plan. Such certificate or account shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form: “The transferability of the certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the PLATO Learning, Inc. 2002 Stock Plan and an Agreement entered into between the registered owner and the Company.” The Committee shall require that the stock certificates or accounts evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power endorsed in blank, relating to the Stock covered by such award.

      7.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

7.3.1 Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code Section 414(p)), until the end of the applicable Restriction Period as specified in the Award Agreement. Within these limits, the Committee may provide for the lapse of such restrictions in installments where deemed appropriate. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

7.3.2 Except as provided in Section 7.3.1, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. The Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional shares of Restricted Stock to the extent shares are available under Section 4.1. Certificates for shares of unrestricted Stock shall be delivered to the grantee promptly after, and only after, the period of forfeiture shall have expired without forfeiture in respect of such shares of Restricted Stock.

7.3.3 Subject to the provisions of the award agreement and Section 7.3.4, upon termination of employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

7.3.4 In the event of special hardship circumstances of a participant whose employment is terminated (other that for Cause), including Death, Disability or Retirement, or in the event of an unforeseeable emergency of a participant still in service, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to such participant’s shares of Restricted Stock.

      7.4 Restricted Stock Units. The Committee may award Restricted Stock Units (“RSUs”) to such officers, key employees, and members of the Board of Directors of the Company and Subsidiaries, and at such time or times, as it selects in its sole discretion. The Committee shall determine and set forth in the applicable Award Agreement the number of RSUs to be awarded, the time or times within which such awards may be subject to forfeiture, whether such RSUs have voting and/or dividend rights, and all other conditions of the awards. The provisions of RSU awards need not be the same with respect to each recipient.

      7.5 Awards to Non-Employee Directors. Any Restricted Stock or RSUs awarded to a Non-Employee Director shall be administered in accordance with the terms of this Plan solely by the Board of Directors and not by the Committee. As applied to Non-Employee Directors, the terms “employment” as used in the Plan shall mean service on the Board of Directors.

      SECTION 8.     Change in Control.

      Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges: (a) any and all outstanding Options will become immediately exercisable, and will remain exercisable throughout their entire term; (b) any Restriction Periods or other restrictions imposed on Restricted Stock, will lapse. Notwithstanding any other provision of this Plan or any provision in an Award Agreement, this Section 8 may not be terminated, amended or modified on or after the effective date of a Change in Control in a way that would adversely affect any Award theretofore granted to a Participant, unless the Participant gives his or her prior written consent to the amendment.

      In the event of a Change in Control that is a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a “Covered Transaction”), the Committee shall have the discretion to provide for the termination of all outstanding Options as of the effective date of the Covered Transaction; provided, that, if the Covered Transaction follows a Change in Control or would give rise to a Change in Control, no Option will be so terminated (without the consent of the Participant) prior to the expiration of 20 days following the later of (i) the date on which the Award became fully exercisable and (ii) the date on which the Participant received written notice of the Covered Transaction.

      SECTION 9.     Amendments and Termination.

      The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (i) which would impair the rights of a Participant under a Stock Option theretofore granted, without the Participant’s consent, or (ii) which without the approval of the shareholders of the Company would cause the Plan to no longer comply with Section 422 of the Code, Section 162(m) of the Code, applicable NASDAQ or exchange requirements or any other regulatory requirements.

      The Committee may amend the terms of any award or option theretofore granted, prospectively or retroactively to the extent such amendment is consistent with the terms of this Plan, but no such amendment shall impair the rights of any holder without his or her consent except to the extent authorized under the Plan. However, the Committee may not reprice options, either by lowering the exercise price of outstanding options or canceling outstanding options and granting replacement options with lower exercise prices, without shareholder approval.

      SECTION 10.     Withholding.

      10.1 Tax Withholding. The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

      Each participant shall, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company, and an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. With respect to any award under the Plan, if the terms of such award so permit, a participant may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by delivering to the Company from shares of Stock already owned by the participant, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the participant under this Section 10.1. Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings.

      10.2 Share Withholding. With respect to withholding required upon the exercise of Options upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the minimum withholding tax required to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

      SECTION 11.     Successors.

      All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.

      SECTION 12.     Legal and General Provisions.

      12.1 Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

      12.2 Legends on Certificates. The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend, which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      12.3 Rights of Employees. Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Affiliate any right to continued employment with the Company or a Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company, or an Affiliate to terminate the employment of any of its employees at any time. No Eligible employee will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

      12.4 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

      12.5 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

      12.6 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law of practice and to further the purposes of this Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

      12.7 Governing Law. To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed in accordance with and governed by the laws of the State of Minnesota.

      12.8 Restrictive Covenants. An Award Agreement may provide that, notwithstanding any other provision of this Plan to the contrary, if the Participant breaches the non-compete, non-solicitation, non-disclosure or other provisions of the Award Agreement, whether during or after termination of employment or service, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant will:

(a) forfeit any and all Awards granted to him or her under the Plan, including Awards that have become vested and exercisable; and/or

(b) forfeit the profit the Participant has realized on the exercise of any Stock Options, which is the difference between the Stock Options’ Exercise Price and the Fair Market Value of any Stock Option the Participant exercised after terminating employment or service and within the six month period immediately preceding the Participant’s termination (the Participant may be required to repay such difference to the Company).

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Section 102 of the Delaware General Corporation Law, or the DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Registrant) by reason of the fact that the person is or was a director, officer, agent or employee of Registrant or is or was serving at Registrant’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if the person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if the person acted in good faith and in a manner he or she reasonably believes to be in the best interest, or not opposed to the best interest, of Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of Registrant as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in these actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for these actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to these actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

      Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Registrant’s Bylaws provide that it must indemnify its directors to the fullest extent not prohibited by the DGCL; provided, however, that the Registrant may limit the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Registrant is not required to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Registrant, or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL.

      Registrant’s Bylaws also provide that the Registrant has the power to indemnify its other officers, employees and other agents as set forth in the DGCL. Additionally, the Registrant must advance, prior to final disposition, all expenses incurred by any director or executive officer in connection with any proceeding upon receipt of an undertaking by or on behalf of such director or executive officer to repay said amounts if it is ultimately determined that such person is not entitled to be indemnified under the Registrant’s Bylaws or otherwise.

      The indemnification provisions contained in Registrant’s Bylaws are not exclusive of any other rights to which a person may be entitled under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. In addition, Registrant may maintain insurance on behalf of its directors and officers. The rights conferred to any person under the Bylaws with respect to indemnification continue as to a person who has ceased to be a director, officer, employee or other agent and inures to the benefit of such person’s heirs, executors and administrators.

Item 21. Exhibits and Financial Statement Schedules

      (a) Exhibits.

      The following is a complete list of Exhibits filed as part of the Registration Statement, which are incorporated herein:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated September 9, 2003, by and between the Registrant, LSPN Merger Corp. and Lightspan, Inc. (included as Annex A to the joint proxy statement/prospectus which constitutes a part of this Registration Statement).
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-1 (File Number 333-54296)).
*5.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.
*8.1	Opinion of Winston & Strawn LLP as to tax matters.
*8.2	Opinion of Cooley Godward LLP as to tax matters.
10.1	Voting Agreement, dated as of September 9, 2003, by and between the Registrant and certain stockholders of Lightspan, Inc. (included as part of Annex A to the joint proxy statement/prospectus which constitutes a part of this Registration Statement).
10.2	Voting Agreement, dated as of September 9, 2003, by and between John Murray and Lightspan, Inc. (included as part of Annex A to the joint proxy statement/prospectus which constitutes a part of this Registration Statement).
10.3	Form of Amended and Restated PLATO Learning, Inc. 2002 Stock Plan (included as Annex D to this joint proxy statement/prospectus which constitutes a part of this Registration Statement).
23.1	Consent of PricewaterhouseCoopers LLP, independent public accountants.
23.2	Consent of Ernst & Young LLP, independent auditors.
*23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereof).
*23.4	Consent of Winston & Strawn LLP re tax opinion (included in Exhibit 8.1 hereof).
*23.5	Consent of Cooley Godward LLP re tax opinion (included in Exhibit 8.2 hereof).
24.1	Power of attorney (included on signature page hereto).
99.1	Consent of Lehman Brothers.
99.2	Consent of U.S. Bancorp Piper Jaffray.
*99.3	Form of proxy of PLATO Learning, Inc.
*99.4	Form of proxy of Lightspan, Inc.

*	To be filed by amendment.

      (b) Financial Statement Schedules.

      Not applicable.

Item 22. Undertakings

      The undersigned Registrant hereby undertakes:

      That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

      To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Minneapolis, Minnesota, on this 29th day of September, 2003.

PLATO LEARNING, INC.

By:	/s/ JOHN MURRAY

John Murray
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John Murray and Gregory J. Melsen, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or their substitute or substitutes, may lawfully do or cause to done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DENNIS J. REIMER Dennis J. Reimer	Chairman of the Board, Director	September 29, 2003

/s/ JOHN MURRAY John Murray	President, Chief Executive Officer (Principal Executive Officer) and Director	September 29, 2003

/s/ GREGORY J. MELSEN Gregory J. Melsen	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	September 29, 2003

/s/ JOSEPH DUFFY Joseph Duffy	Director	September 29, 2003

/s/ RUTH L. GREENSTEIN Ruth L. Greenstein	Director	September 29, 2003

/s/ THOMAS G. HUDSON Thomas G. Hudson	Director	September 29, 2003

Signature	Title	Date

/s/ JOHN T. SANDERS John T. Sanders	Director	September 29, 2003

/s/ ARTHUR W. STELLER Arthur W. Steller	Director	September 29, 2003

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger, dated September 9, 2003, by and between the Registrant, LSPN Merger Corp. and Lightspan, Inc. (included as Annex A to the joint proxy statement/prospectus which constitutes a part of this Registration Statement).
4.1		Form of Stock Certificate (incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-1 (File Number 333-54296)).
*5	.1	Opinion of Winston & Strawn LLP as to the legality of the securities being registered.
*8	.1	Opinion of Winston & Strawn LLP as to tax matters.
*8	.2	Opinion of Cooley Godward LLP as to tax matters.
10.1		Voting Agreement, dated as of September 9, 2003, by and between the Registrant and certain stockholders of Lightspan, Inc. (included as part of Annex A to the joint proxy statement/ prospectus which constitutes a part of this Registration Statement).
10.2		Voting Agreement, dated as of September 9, 2003, by and between John Murray and Lightspan, Inc. (included as part of Annex A to the joint proxy statement/ prospectus which constitutes a part of this Registration Statement).
10.3		Form of Amended and Restated PLATO Learning, Inc. 2002 Stock Plan (included as Annex D to this joint proxy statement/ prospectus which constitutes a part of this Registration Statement).
23.1		Consent of PricewaterhouseCoopers LLP, independent public accountants.
23.2		Consent of Ernst & Young LLP, independent auditors.
*23	.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1 hereof).
*23	.4	Consent of Winston & Strawn LLP re tax opinion (included in Exhibit 8.1 hereof).
*23	.5	Consent of Cooley Godward LLP re tax opinion (included in Exhibit 8.2 hereof).
24.1		Power of attorney (included on signature page hereto).
99.1		Consent of Lehman Brothers.
99.2		Consent of U.S. Bancorp Piper Jaffray.
*99	.3	Form of proxy of PLATO Learning, Inc.
*99	.4	Form of proxy of Lightspan, Inc.

*	To be filed by amendment.